UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
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Securities Exchange Act of 1934

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BOSTON PROPERTIES, INC.
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bxp

Places Powering Progress

Notice of 2024 Annual Meeting of Stockholders and Proxy Statement

April 12, 2024
Dear Fellow BXP Stockholders,
You are cordially invited to attend the 2024 annual meeting of stockholders of Boston Properties, Inc. The annual meeting will be held on Wednesday, May 22, 2024 at 9:00 a.m., Pacific Time, at Salesforce Tower, 415 Mission Street, 55th Floor, San Francisco, CA 94105.
The proxy statement, with the accompanying formal notice of the meeting, describes the matters expected to be acted upon at the meeting. We encourage you to review these materials carefully and to use this opportunity to take part in BXP's affairs by voting on the matters described in the proxy statement. Following the formal portion of the meeting, we will provide a brief report on the operations of our company and our directors and management team will be available to answer appropriate questions from stockholders.
Among other matters to be voted upon at the meeting is the election of directors. This year, the Board is pleased to announce the nomination of Timothy J. Naughton for election to BXP’s Board. Tim is the Chairman of the Board of AvalonBay Communities, Inc., where he previously served as Chief Executive Officer. Our proxy statement includes more information about Tim, as well as our continuing directors nominated for election at the 2024 annual meeting.
On behalf of the BXP Board, we extend our sincere gratitude to Kelly A. Ayotte, who will not be standing for re-election in 2024 following six years of service on our Board. Kelly made significant contributions to BXP during her tenure, including serving as the Lead Independent Director and Chair of the Compensation Committee. The Board is deeply appreciative for her service and wishes her the best of luck as she seeks election to the office of Governor of New Hampshire.
Your vote is important. Your proxy or voting instruction card includes specific information regarding the several ways to vote your shares. We encourage you to vote as soon as possible, even if you plan to attend the meeting. You may vote over the internet, by telephone or by mail.
Thank you for your continued support of BXP.
Sincerely,

Owen D. Thomas Chairman and Chief Executive Officer	Joel I. Klein Lead Independent Director

Notice of 2024 Annual Meeting of Stockholders of Boston Properties, Inc.
2024 Annual Meeting Information

Date & Time Wednesday, May 22, 2024 9:00 a.m., Pacific Time	Location Salesforce Tower 415 Mission Street, 55th Floor San Francisco, CA 94105	Record Date March 27, 2024. Only holders of record of BXP common stock at the close of business on the record date are entitled to receive notice of, and to vote at, the annual meeting.

1	To elect the eleven (11) nominees for director named in the proxy statement, each to serve for a one-year term and until their respective successors are duly elected and qualified
2	To hold a non-binding, advisory vote on named executive officer compensation
3	To approve the Fourth Amendment to the Boston Properties, Inc. 1999 Non-Qualified Employee Stock Purchase Plan
4	To ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024
5	To consider and act upon any other matters that are properly brought by or at the direction of the Board of Directors before the annual meeting and at any adjournments or postponements thereof
Proxy Voting
Whether or not you plan to attend the meeting and vote your shares of common stock in person, we urge you to vote your shares as instructed in the proxy statement. If you received a copy of the proxy card by mail, you may sign, date and mail the proxy card in the postage-paid envelope provided.
If your shares of common stock are held by a broker, bank or other nominee, please follow the instructions you receive from your broker, bank or other nominee to have your shares of common stock voted.
Any proxy may be revoked at any time prior to its exercise at the annual meeting.

By Order of the Board of Directors,

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be Held on May 22, 2024.
The proxy statement and our 2023 annual report to stockholders are available at www.proxyvote.com.

ERIC G. KEVORKIAN, ESQ.
Secretary

April 12, 2024

Table of Contents

›	Proxy Summary & Highlights			1

›	Proposal 1 / Election of Directors			8
	Vote Required and Majority Voting Standard	8	Director Independence	23
	Summary of Board Nominee Qualifications and Experience	10	Consideration of Director Nominees	25
	Nominees for Election	12

›	Corporate Governance			27
	Board Leadership Structure	27	Risk Oversight Framework	33
	Board Refreshment Philosophy	30	Board and Committee Meetings	36
	Policy Against Overboarding	31	Board Committees	37
	Board and Committee Evaluations	32	Other Governance Matters	42

›	Human Capital Management and Sustainability			44
	Human Capital Management	44	Sustainability	46

›	Executive Officers			52

›	Principal and Management Stockholders			58

›	Compensation of Directors			62
	Components of Director Compensation	62	Director Stock Ownership Guidelines	63
	Deferred Compensation Program	63	Director Compensation Table	64

›	Compensation Discussion and Analysis			66
	Executive Summary	67	Determining Executive Compensation	94
	Our Executive Compensation Program	72	Other Compensation Policies	96
	2023 Executive Compensation	74	Compensation Committee Report	101

›	Compensation of Executive Officers			102
	Summary Compensation Table	102	Employment Agreements	111
	Grants of Plan-Based Awards in 2023	104	Potential Payments Upon Termination or Change in Control	115
	Outstanding Equity Awards at 2023 Fiscal Year-End	106	Pay Ratio Disclosure	121
	2023 Option Exercises and Stock Vested	108	Pay Versus Performance	122
	Nonqualified Deferred Compensation in 2023	109	Equity Compensation Plan Information	126

›	Proposal 2 / Advisory Vote on Named Executive Officer Compensation			127
	Proposal	127	Vote Required	127

›	Proposal 3 / Approval of the Fourth Amendment to the Boston Properties, Inc. 1999 Non-Qualified Employee Stock Purchase Plan			128
	Proposal	128	Summary of Federal Income Tax Consequences	130
	Summary of the Material Provisions of the ESPP	129	Vote Required	130
	New Plan Benefits	130

›	Proposal 4 / Ratification of Appointment of Independent Registered Public Accounting Firm			131
	Proposal	131	Vote Required	132
	Fees to Independent Registered Public Accounting Firm	132	Audit Committee Report	133
	Audit and Non-Audit Services Pre-Approval Policy	132

›	Other Matters			134
	Certain Relationships and Related Person Transactions	134	Stockholder Nominations for Director and Proposals for the 2025 Annual Meeting	135

›	Information About the Annual Meeting			136
	Notice of Internet Availability of Proxy Materials	136	How to Vote	137
	Presentation of Other Matters at the Annual Meeting	136	Revoking Proxy Instructions	138
	Stockholders Entitled to Vote	136	Accessing BXP's Proxy Materials Electronically	138
	Attending the Annual Meeting	136	Householding	138
	Quorum for the Annual Meeting	136	Expenses of Solicitation	139

›	Appendix A — Disclosures Relating to Non-GAAP Financial Measures			A-1

›	Appendix B — Boston Properties, Inc. 1999 Non-Qualified Employee Stock Purchase Plan			B-1
	Fourth Amendment to the Boston Properties, Inc. 1999 Non-Qualified Employee Stock Purchase Plan	B-1	Boston Properties, Inc. 1999 Non-Qualified Employee Stock Purchase Plan	B-2

Proxy Summary & Highlights
This summary highlights information contained elsewhere in this proxy statement. It does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting. References to “we,” “us,” “our,” “BXP” and the “Company” in this proxy statement refer to Boston Properties, Inc., and references to “BPLP” and the "Operating Partnership" in this proxy statement refer to Boston Properties Limited Partnership, our operating partnership.
This proxy statement is being made available to stockholders of BXP on or about April 12, 2024 via the Internet or by delivering printed copies by mail, and it is furnished in connection with the solicitation of proxies by the Board of Directors of BXP (our "Board" or our "Board of Directors") for use at our 2024 annual meeting of stockholders.
2024 Annual Meeting Information

Date & Time Wednesday, May 22, 2024 9:00 a.m., Pacific Time	Location Salesforce Tower 415 Mission Street, 55th Floor San Francisco, CA 94105	Record Date March 27, 2024

Ways to Vote

Vote by Internet Vote online at proxyvote.com	Vote by Telephone Vote by calling the toll-free number: 1-800-690-6903	Vote by Mail Sign and date your proxy card and return it promptly in the postage-paid envelope provided

Voting Matters and Recommendations

Proposal		Board voting recommendation	Where to find more information

Proposal 1	Election of Eleven (11) Directors	FOR each nominee	Page 8
Proposal 2	Non-binding, Advisory Vote on Named Executive Officer Compensation	FOR	Page 127
Proposal 3	Approval of the Fourth Amendment to the Boston Properties, Inc. 1999 Non-Qualified Employee Stock Purchase Plan	FOR	Page 128
Proposal 4	Ratification of Appointment of Independent Registered Public Accounting Firm	FOR	Page 131
BXP / 2024 Proxy Statement 1

/	Proxy Summary
Director Succession
Led by our Nominating and Corporate Governance ("NCG") Committee, our Board of Directors remains focused on ensuring (1) a smooth transition when directors retire or otherwise leave our Board and (2) that the composition of our Board is systematically refreshed so that, taken as a whole, it has the desired mix of skills, experience, continuity, reputation and diversity relevant to our strategic direction and operating environment, as well as the knowledge, ability and independence to continue to deliver the high standard of governance and oversight expected by investors. For more information on this process, see “Corporate Governance—Board Refreshment Philosophy” beginning on page 30 of this proxy statement.
Consistent with this approach, since 2016, our Board nominated, and our stockholders elected, seven new directors, and our Board of Directors is delighted to nominate a new candidate – Mr. Timothy J. Naughton – for election to our Board at the 2024 annual meeting of stockholders. Ms. Kelly A. Ayotte, a director of BXP since 2018, is not standing for re-election.
Of the eight, first-time nominees for director since 2016, four (50%) were women and two (25%) were African American. Mr. Naughton was initially recommended for consideration by Messrs. Lustig and Thomas.

2016	2018	2019	2021	2023	2024

2 new directors	1 new director	2 new directors	1 new director	1 new director	1 new nominee
Karen E. Dykstra Bruce W. Duncan	Kelly A. Ayotte	Diane J. Hoskins William H. Walton, III	Mary E. Kipp	Derek Anthony West	Timothy J. Naughton
2 BXP / 2024 Proxy Statement

Proxy Summary	/
Board Nominees
Following the recommendation of the NCG Committee, our Board of Directors unanimously nominated the following eleven (11) candidates for election as directors at the 2024 annual meeting of stockholders.

Name	Principal Occupation	Age(1)	Director Since	Independent	Current Committee Memberships(2)

Owen D. Thomas Chairman of the Board	Chief Executive Officer of Boston Properties, Inc.	62	2013		Sustainability
Joel I. Klein(3) Lead Independent Director	Chief Executive Officer of Retromer Therapeutics Corp.	77	2013		ex officio(4)
Bruce W. Duncan(3)(5)	Former President and Chief Executive Officer of CyrusOne Inc.	72	2016		Audit Compensation - Chair NCG
Carol B. Einiger	President of Post Rock Advisors, LLC	74	2004		Audit NCG
Diane J. Hoskins	Global Co-Chair of M. Arthur Gensler Jr. & Associates, Inc.	66	2019		NCG Sustainability - Chair
Mary E. Kipp(5)	President & Chief Executive Officer of Puget Sound Energy, Inc.	56	2021		Audit - Chair Sustainability
Douglas T. Linde	President of Boston Properties, Inc.	60	2010		Sustainability
Matthew J. Lustig	Chairman of North America Investment Banking and Head of Real Estate & Lodging at Lazard Frères & Co.	63	2011		NCG - Chair Sustainability
Timothy J. Naughton(3)(5)	Chairman of the Board of AvalonBay Communities, Inc.	63	New Nominee		N/A
William H. Walton, III	Co-Founder and Managing Member of Rockpoint Group, LLC	72	2019		Compensation
Derek Anthony (Tony) West	Senior Vice President, Chief Legal Officer and Corporate Secretary of Uber Technologies, Inc.	58	2023		Compensation
1.Ages are as of May 22, 2024, the date of the 2024 annual meeting of stockholders.
2.Ms. Ayotte currently serves on the Compensation Committee, but she is not standing for re-election.
3.Assuming their election to our Board of Directors at the 2024 annual meeting of stockholders, the Board expects to appoint (1) Mr. Duncan as Chair of the Audit Committee, (2) Mr. Klein as Chair of the Compensation Committee and (3) Mr. Naughton as a member of the Compensation and Sustainability Committees.
4.As Lead Independent Director, Mr. Klein serves ex officio as a member of each of the Board's committees.
5.Our Board of Directors determined that each of Ms. Kipp and Messrs. Duncan and Naughton qualifies as an “audit committee financial expert” as that term is defined in the rules of the Securities and Exchange Commission (the "SEC").
BXP / 2024 Proxy Statement 3

/	Proxy Summary
Snapshot of 2024 Board Nominees
Presented below is a snapshot of the expected composition of our Board of Directors immediately following the 2024 annual meeting of stockholders, assuming the election of the eleven (11) nominees named in this proxy statement. Our Board of Directors believes that, collectively, the nominees exhibit an effective mix of qualifications, experience, diversity and tenure. For comparison purposes, presented below are metrics on age, tenure and diversity for BXP and the constituents of the S&P 500 Index, of which BXP is a member. Data for the S&P 500 Index is based on the Spencer Stuart Board Index 2023.

66.3 years	Average age of all BXP directors

67.3 years	Average age of BXP independent directors

63.3 years	Average age of independent directors for the S&P 500

8.3 years	Average tenure of all BXP directors

7.3 years	Average tenure of BXP independent directors

7.8 years	Average tenure of all S&P 500 directors

27%	of BXP directors are women

33%	of all S&P 500 directors are women

18%	of BXP directors are from an underrepresented racial or ethnic group

24%	of all S&P 500 directors are from an underrepresented racial or ethnic group

4 BXP / 2024 Proxy Statement

Proxy Summary	/
Qualifications and Experience of 2024 Board Nominees
The following summarizes the qualifications and experience of the eleven (11) nominees for election as directors. For additional information, see “Proposal 1 / Election of Directors—Nominees for Election” beginning on page 12 of this proxy statement.

Qualification/Experience												# of Directors	% of the Board

Strategic Planning and Leadership	•	•	•	•	•	•	•	•	•	•	•	11	100%
CEO/Executive Management	•	•	•	•	•	•	•	•	•	•	•	11	100%
Risk Oversight	•	•	•	•	•	•	•	•	•	•	•	11	100%
REITs and/or Real Estate	•	•	•	•	•	•	•					7	64%
Asset Management	•	•	•	•	•	•	•					7	64%
Capital Markets and Investment Banking	•	•	•	•	•	•	•					7	64%
Other Public Company Board Experience	•	•	•	•	•	•	•	•				8	73%
Government and Public Policy	•	•	•	•	•							5	45%
International	•	•	•	•	•	•	•	•				8	73%
Financial Literacy	•	•	•	•	•	•	•	•	•	•	•	11	100%
Audit Committee Financial Expert	•	•	•									3	N/A
Technology Industry	•	•	•	•								4	36%
Corporate Governance	•	•	•	•	•	•	•	•	•	•	•	11	100%
Sustainability	•	•	•	•	•	•						6	55%
Talent Management	•	•	•	•	•	•	•	•	•	•	•	11	100%

BXP / 2024 Proxy Statement 5

/	Proxy Summary
Governance Highlights
We are committed to strong corporate governance policies and practices that not only satisfy regulatory requirements, New York Stock Exchange ("NYSE") listing standards and broadly recognized governance practices, but also foster effective leadership and independent oversight by our Board of Directors. We intend for our governance policies and practices to help us execute our long-term strategy and believe such polices and practices are aligned with our stockholders' interests.

Board Composition, Leadership & Independence
•Mr. Klein currently serves as our Lead Independent Director and Mr. Thomas serves as our Chairman and CEO
•Eleven (11) directors
•Nine (9) directors (82%) are independent
•On our current Board, four (4) directors (36%) are women and two (2) directors (27%) are African American
•Of the eight first-time nominees for director since 2016, four (50%) were women and two (25%) were African American
•Established guidelines on Board refreshment NEW(1)

Stockholder Rights
•Incorporated in Delaware, which means the Maryland Unsolicited Takeovers Act does not apply to us
•Proxy Access By-law right
•Annual election of all directors
•Majority voting standard in uncontested director elections
•Stockholder right to amend By-laws
•No Stockholder Rights Plan (or “poison pill”)
•Disclosure of Policy on Company Political Spending

Director Policies
•Independent directors hold regular executive sessions
•Each Board committee is authorized to retain separate legal counsel and engage other third-party advisors in its sole discretion
•All directors, officers and employees are subject to our Code of Business Conduct and Ethics
•Annual self-evaluations for the Board and each committee are conducted by alternating between written assessments and interviews of individual directors by our Lead Independent Director; process overseen by our NCG Committee
•Policy against overboarding that prohibits (1) non-employee directors of BXP from serving on more than three other public company boards and (2) directors that are also executive officers of BXP from serving on more than one other public company board NEW(2)
•Each director attended more than 75% of the meetings of the Board and committees on which he or she served in 2023; in the aggregate, our directors attended more than 97% of the total number of meetings held in 2023

Compensation
•More than 89% of votes cast FOR our “Say-on-Pay” proposal at the 2023 annual meeting
•Stock ownership requirements for executives (for CEO, 6x base salary)
•Stock ownership requirements for directors (5x annual retainer)
•Double-trigger vesting for time-based equity awards
•Compensation clawback policy
•Policy against new tax gross-up provisions
•Non-employee directors are compensated under a stockholder-approved plan
•Anti-hedging, anti-pledging and anti-short-sale policies

1.For more information on our Board's refreshment philosophy and related guidelines, see "Corporate Governance—Board Refreshment Philosophy" beginning on page 30 of this proxy statement.
2.For more information on the Policy Against Overboarding, see "Corporate Governance—Policy Against Overboarding" on page 31 of this proxy statement.
6 BXP / 2024 Proxy Statement

Proxy Summary	/
Sustainability Highlights
We continue to address the needs of our stakeholders by making efforts to maintain and improve our performance across three pillars: climate action, climate resilience and social good. BXP is a widely recognized industry leader in sustainability, and our highlights include:

Sustainability Highlights
•Corporate member of the U.S. Green Building Council
•Fitwel Champion through a partnership with Fitwel, a leading healthy building certification system, to support healthy building design and operational practices across our portfolio
•Since 2018, BPLP has issued an aggregate of $5.1 billion of green bonds in six separate offerings; allocation of net proceeds is restricted to “eligible green projects”
•The Science-Based Targets initiative (SBTi) Target Validation Team classified BXP’s emissions reduction target as in line with a 1.5°C trajectory, the most ambitious designation available at the time of submission
•33.4 million square feet LEED certified, of which 92% is certified at the highest Gold and Platinum levels (as of December 31, 2023)
•We publish an annual Sustainability & Impact report, which is available on our website at http://www.bxp.com under the heading “Commitment,” but it is not incorporated by reference into this proxy statement or any other document we file with the SEC

2023 Awards and Recognitions
•Ranked among the top real estate companies in the 2023 GRESB assessment, earning an eighth consecutive 5-Star rating, and a twelfth consecutive “Green Star” designation
•MSCI rating of "AA" and Carbon Disclosure Project score of "B"
•Named to the Dow Jones Sustainability Index (DJSI) North America for the third consecutive year; one of seven real estate companies that qualified and the only office REIT in the index, scoring in the 94th percentile of real estate companies assessed for inclusion
•Recognized at the Bronze Level by Commercial Property Executive for "Best ESG Program"
•Named an ENERGY STAR Partner of the Year - Sustained Excellence Award Winner
•Continued tenure as an inaugural Platinum Level Green Lease Leader by the Institute for Market Transformation and the U.S. Department of Energy

BXP / 2024 Proxy Statement 7

Proposal 1 / Election of Directors
BXP is currently governed by an eleven-member Board of Directors. At the 2024 annual meeting of stockholders, directors will be elected to hold office for a one-year term expiring at the 2025 annual meeting of stockholders. Directors hold office until their successors are duly elected and qualified, or until their earlier resignation or removal. Any director appointed to fill a vacancy on our Board of Directors will hold office for a term expiring at the next annual meeting of stockholders following such appointment.
Following the recommendation of the NCG Committee, our Board of Directors nominated the following directors for election at the 2024 annual meeting of stockholders:

Board of Directors Nominees	Bruce W. Duncan	Carol B. Einiger

	Diane J. Hoskins	Mary E. Kipp

	Joel I. Klein	Douglas T. Linde

	Matthew J. Lustig	Timothy J. Naughton

	Owen D. Thomas	William H. Walton, III

Derek Anthony (Tony) West

Each nominee other than Mr. Naughton currently serves as a director of BXP. In making its recommendations, the NCG Committee considered a number of factors, including its criteria for Board membership, which include the minimum qualifications that must be possessed by a director candidate in order to be nominated for a position on our Board. Our Board of Directors anticipates that, if elected, the nominees will serve as directors. However, if any person nominated by our Board of Directors is unable to serve or for good cause will not serve, the proxies will be voted for the election of such other person as the Board may recommend.
Vote Required and Majority Voting Standard
Our By-laws provide for a majority voting standard. This means that, in an uncontested election, nominees for director are elected if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. The majority voting standard would not apply in contested elections, which, generally, will include any situation in which BXP receives a notice that a stockholder has nominated a person for election to our Board of Directors at a meeting of stockholders that is not withdrawn on or before the tenth day before we first mail the notice for such meeting to the stockholders.
The majority voting standard will apply to the election of directors at the 2024 annual meeting of stockholders. Accordingly, nominees for director will be elected if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. Broker non-votes, if any, and abstentions will not be treated as votes cast.
8 BXP / 2024 Proxy Statement

Proposal 1	/
Our Corporate Governance Guidelines contain a related resignation policy, under which a director who fails to receive the required number of votes for re-election will tender his or her resignation to our Board of Directors for its consideration. The NCG Committee will then act on an expedited basis to determine whether it is advisable to accept the director’s resignation and will submit its recommendation for prompt consideration by our Board of Directors. Our Board of Directors will act on the tendered resignation within 90 days following certification of the stockholder vote and will promptly and publicly disclose its decision. Any director whose resignation is under consideration will abstain from participating in any decision regarding his or her resignation. If the resignation is not accepted, the director will continue to serve until the next annual meeting of stockholders and until the director’s successor is duly elected and qualified or until the director’s earlier resignation or removal. The NCG Committee and our Board of Directors may consider any factors they deem relevant in deciding whether to accept a director’s resignation.

Recommendation of the Board

The Board of Directors unanimously recommends a vote “FOR” each of its nominees: Bruce W. Duncan, Carol B. Einiger, Diane J. Hoskins, Mary E. Kipp, Joel I. Klein, Douglas T. Linde, Matthew J. Lustig, Timothy J. Naughton, Owen D. Thomas, William H. Walton, III, and Derek Anthony (Tony) West. Properly authorized proxies solicited by the Board of Directors will be voted “FOR” each of the nominees unless instructions to the contrary are given.

BXP / 2024 Proxy Statement 9

/	Proposal 1
Summary of Board Nominee Qualifications and Experience
In addition to the minimum qualifications that our Board of Directors believes are necessary for all directors, the following chart highlights some of the key qualifications and experience that our Board believes are relevant to the effective oversight of BXP and the execution of our long-term strategy. A mark for an attribute indicates that the nominee gained the attribute through a current or prior position other than his or her service on the BXP Board of Directors. Our Board did not assign specific weights to any of these attributes or otherwise formally rate the level of a nominee’s attribute relative to the rating for any other potential nominee or any other person. The absence of a mark for an attribute does not necessarily mean that the nominee does not possess that attribute; it means only that when the Board considered that nominee in the overall context of the composition of our Board of Directors, that attribute was not a key factor in the determination to nominate that individual. Further information on each nominee’s qualifications and relevant experience is provided in the individual biographical descriptions below.
Nominee Qualifications and Experience

Qualification/Experience	Duncan	Einiger	Hoskins	Kipp	Klein	Linde	Lustig	Naughton	Thomas	Walton	West

Strategic Planning and Leadership	•	•	•	•	•	•	•	•	•	•	•
CEO/Executive Management	•	•	•	•	•	•	•	•	•	•	•
Risk Oversight	•	•	•	•	•	•	•	•	•	•	•
REITs and/or Real Estate	•		•			•	•	•	•	•
Asset Management	•	•				•	•	•	•	•
Capital Markets and Investment Banking	•	•				•	•	•	•	•
Other Public Company Board Experience	•	•		•	•		•	•	•	•
Government and Public Policy				•	•	•				•	•
International	•	•	•		•		•		•	•	•
Financial Literacy	•	•	•	•	•	•	•	•	•	•	•
Audit Committee Financial Expert	•			•				•
Technology Industry	•		•		•						•
Corporate Governance	•	•	•	•	•	•	•	•	•	•	•
Sustainability			•	•		•		•	•		•
Talent Management	•	•	•	•	•	•	•	•	•	•	•
10 BXP / 2024 Proxy Statement

Proposal 1	/
Demographics(1)

	Duncan	Einiger	Hoskins	Kipp	Klein	Linde	Lustig	Naughton	Thomas	Walton	West

Race/Ethnicity
Black or African American			•								•
White	•	•		•	•	•	•	•	•	•
Gender
Male	•				•	•	•	•	•	•	•
Female		•	•	•
Board Tenure
Years(2)	8.0	20.0	5.0	2.4	11.3	14.3	13.3	—	11.1	5.0	1.0
1.None of the nominees self-identifies as a member of the LGBTQ+ community.
2.As of May 22, 2024, the date of the 2024 annual meeting of stockholders.
BXP / 2024 Proxy Statement 11

/	Proposal 1
Nominees for Election
The following biographical descriptions set forth certain information with respect to the nominees for election as directors at the 2024 annual meeting, based on information furnished to us by each nominee, as well as the specific experience, qualifications, attributes and skills that led to the conclusion by our Board of Directors that such person should serve as a director of BXP.

Owen D. Thomas
Chairman of the Board and Chief Executive Officer of Boston Properties, Inc.
Qualifications:
Mr. Thomas is a recognized leader in the real estate industry with more than 35 years of executive leadership, strategic planning, management and international experience, as well as substantial experience in financial and capital markets.
Our Board of Directors agreed to nominate Mr. Thomas for re-election to the Board for so long as he remains CEO, and he has agreed to resign from the Board upon termination of employment.
Professional Background:
•Chairman of the Board of Directors of BXP since May 2022
•Chief Executive Officer and a director of BXP since April 2013
•Member of the Board of Directors of Lehman Brothers Holdings Inc. (“LBHI”) since March 2012; Chairman of the Board of LBHI from March 2012 to March 2013
•Various positions at Morgan Stanley from 1987 to 2011 including:
› Chief Executive Officer of Morgan Stanley Asia Ltd.,
› President of Morgan Stanley Investment Management,
› Head of Morgan Stanley Real Estate, and
› Managing Director
•Member of Morgan Stanley’s Management Committee from 2005 to 2011
•Director of Grosvenor Group Limited from 2011 to 2013
Other Leadership Experience, Community Involvement and Education:
•Member and former Global Chairman of the Urban Land Institute
•Director of the Real Estate Roundtable
•Member of the Advisory Board of Governors of Nareit
•Member of The Economic Club of New York
•Member and former Chairman of the Pension Real Estate Association
•Chairman of the Board of Trustees of Woodberry Forest School
•Former Director of the University of Virginia Investment Management Company
•Received a BS in Mechanical Engineering from the University of Virginia and an MBA from Harvard Business School

Director since | April 2013 Age | 62 Current BXP Board Committees •Sustainability Other Public Company Boards •Current: None •Former (past 5 years): None
12 BXP / 2024 Proxy Statement

Proposal 1	/

Joel I. Klein
Chief Executive Officer of Retromer Therapeutics Corp.
Qualifications:
Mr. Klein has worked for more than 50 years in private industry and government during which time he has gained significant experience in senior policy making and executive roles, as well as a broad range of legal and financial matters.
Professional Background:
•Chief Executive Officer of Retromer Therapeutics Corp., a biotech start-up, since December 2020
•Senior Advisor to CEO, Oscar Health Corporation, a health insurance company ("Oscar"), since January 2022; Chief Policy and Strategy Officer at Oscar from January 2016 to January 2022
•Director of Juul Labs since March 2021
•Director of News Corporation from January 2011 to November 2020
•Executive Vice President, Office of the Chairman of News Corporation from June 2003 to December 2015; Chief Executive Officer of Amplify, the education division of News Corporation, from January 2011 to December 2015
•Chancellor of the New York City Department of Education from 2002 through 2010, where Mr. Klein oversaw a system of over 1,600 schools with 1.1 million students, 136,000 employees and a $22 billion budget
•U.S. Chairman and Chief Executive Officer of Bertelsmann, Inc. and Chief U.S. Liaison Officer to Bertelsmann AG, a media company, from 2001 to 2002
•Various roles with the Clinton administration, including Assistant U.S. Attorney General in charge of the Antitrust Division of the U.S. Department of Justice from 1997 to 2000 and Deputy White House Counsel to President Clinton from 1993 to 1995
•Entered the Clinton administration after 20 years of public and private legal work in Washington, DC
Other Leadership Experience, Community Involvement and Education:
•Chair of the Board of StudentsFirstNY
•Member of the Board of The Foundation for Excellence in Education (ExcelinEd)
•Member of the Advisory Boards of the Zuckerman Mind Brain Behavior Institute and Columbia College
•Received honorary degrees from nine colleges and universities
•Received a BA, magna cum laude, from Columbia University and a JD, magna cum laude, from Harvard Law School

Director Since | January 2013
Age | 77
Independent
Lead Independent Director
Current BXP Board Committees
•ex officio of all committees
Other Public Company Boards
•Current: None
•Former (past 5 years): News Corporation

BXP / 2024 Proxy Statement 13

/	Proposal 1

Bruce W. Duncan
Former President and Chief Executive Officer of CyrusOne Inc.
Qualifications:
Mr. Duncan provides more than 40 years of diverse real estate management and investment experience, including as a chairman, chief executive officer and a director of other publicly traded real estate investment trusts ("REITs").
Professional Background:
•Former President, Chief Executive Officer and director of CyrusOne Inc., a REIT that develops, owns, operates and invests in data centers, from July 2020 to July 2021
•Various positions at First Industrial Realty Trust, Inc., an industrial REIT, including Chairman of the Board from January 2016 and director from January 2009 until retiring from both positions in July 2020; President and Chief Executive Officer from January 2009 until he stepped down as President in September 2016 and retired as Chief Executive Officer in November 2016
•Director of Marriott International, Inc. from September 2016 to July 2020
•Former Chairman of the Board of Directors of Starwood Hotels & Resorts Worldwide, Inc. (“Starwood”), a leading worldwide hotel and leisure company, from May 2005 until its acquisition by Marriott International, Inc. in September 2016; director of Starwood from 1999 to September 2016; interim Chief Executive Officer of Starwood from April 2007 to September 2007
•Trustee of Starwood Hotels & Resorts, a REIT and former subsidiary of Starwood, from 1995 to 2006
•Director of the mutual funds sponsored and managed by T. Rowe Price Associates, Inc. since September 2013
•Former senior advisor to Kohlberg Kravis Roberts & Co. ("KKR"), a global investment firm, from November 2018 to December 31, 2022; previously senior advisor to KKR from July 2008 to January 2009
•Various positions at Equity Residential, one of the largest publicly traded apartment REITs in the United States, from March 2002 to December 2005, including:
› Trustee from March 2002 to December 2005,
› Chief Executive Officer from January 2003 to December 2005, and
› President from March 2002 to May 2005
•Chairman, President and Chief Executive Officer of Cadillac Fairview Corporation, one of North America’s largest owners and developers of retail and office properties, from December 1995 to March 2000
Other Leadership Experience, Community Involvement and Education:
•Life Trustee of Rush University Medical Center in Chicago
•Former member of the Executive Committee of the Board of Governors of Nareit
•Former member of the Executive Committees of the Board of the Canadian Institute for Public Real Estate Companies (CIPREC) and the National Multi-Housing Council (NMHC)
•Former trustee of the International Council of Shopping Centers (ICSC)
•Received a BA in Economics from Kenyon College and an MBA in Finance from the University of Chicago

Director since | May 2016
Age | 72
Independent
Current BXP Board Committees
•Audit
•Compensation (Chair)
•NCG
Other Public Company Boards
•Current: None
•Former (past 5 years): CyrusOne Inc., First Industrial Realty Trust, Inc. and Marriott International, Inc.

14 BXP / 2024 Proxy Statement

Proposal 1	/

Carol B. Einiger
President of Post Rock Advisors, LLC
Qualifications:
Ms. Einiger has more than 45 years of experience as an investment banker and investment advisor, during which time she has gained significant expertise in the operation of public and private debt and equity capital markets and the evaluation of investment opportunities.
Professional Background:
•President of Post Rock Advisors, LLC, a private family investment office, since June 2018
•Founder and President of Post Rock Advisors, LLC, a registered investment advisory firm, from 2005 to 2016 and Senior Advisor to its successor firm from January 2017 to June 2018
•Chief Investment Officer of The Rockefeller University, responsible for management of the University’s endowment, from 1996 to 2005
•Chief Financial Officer and Acting President of the Edna McConnell Clark Foundation from 1992 to 1996
•Managing Director at Wasserstein Perella & Co. from 1989 to 1992
•Visiting Professor and Executive-in-Residence at Columbia Business School from 1988 to 1989
•Managing Director, Head of the Capital Markets Department and various positions at The First Boston Corporation from 1973 to 1988
•Various positions at Goldman, Sachs & Co. from 1971 to 1972
Other Leadership Experience, Community Involvement and Education:
•Trustee and member of the Investment Committee, Albert Einstein College of Medicine
•Chair of the Executive Council, Montefiore Einstein Comprehensive Cancer Center
•Member of the Investment Committee, JPB Foundation
•Former Director and Chair of the Investment Committee, UJA-Federation of New York
•Former Trustee and member of the Investment Committees of the University of Pennsylvania, the Lasker Foundation and Horace Mann School
•Former Vice Chair of the Investment Committee of The Museum of Modern Art
•Former member of the Board of Overseers, Columbia Business School
•Former member of the Advisory Board of Blackstone Alternative Asset Management
•Former Director, Credit Suisse First Boston (USA) and the New York Stem Cell Foundation
•Honored by numerous organizations, including the AJC, Albert Einstein College of Medicine, Anti-Defamation League, Catalyst, UJA-Federation of New York, Washington Institute for Near East Policy, Columbia Business School and University of Pennsylvania
•Received a BA from the University of Pennsylvania and an MBA with honors from Columbia Business School

Director since | May 2004 Age | 74 Independent Current BXP Board Committees •Audit •NCG Other Public Company Boards •Current: None •Former (past 5 years): None
BXP / 2024 Proxy Statement 15

/	Proposal 1

Diane J. Hoskins
Global Co-Chair of M. Arthur Gensler Jr. & Associates, Inc.
Qualifications:
Ms. Hoskins has more than 40 years of architecture, design, real estate and business experience, including as a chief executive officer of a global brand. During this time, she has gained extensive leadership, strategic planning, financial stewardship and organizational development experience, as well as a deep understanding of markets and clients, including their current and future space needs and insight into how companies envision their workplaces of the future.
Professional Background:
•Global Co-Chair since January 2024 and Co-CEO since 2005 of M. Arthur Gensler Jr. & Associates, Inc. (“Gensler”), the world’s largest architecture, design, and planning firm with more than 6,500 employees networked across 53 offices in the Americas, Europe, Asia, and the Middle East. As Global Co-Chair, Ms. Hoskins has broad responsibility for overseeing the company’s global strategy, growth, practice expansion and governance.
•Director of Gensler since 2004; Co-Chair of the Gensler Board of Directors from 2016 to 2021
•Various other positions at Gensler since 1995, including Southeast Regional Managing Principal and Managing Director of the Washington, DC office
•Founded the Gensler Research Institute in 2005 to generate new knowledge and develop a deeper understanding of the connection between design, business and the human experience
•Senior Vice President of A. Epstein & Sons Architecture and Engineering from 1990 to 1994
•Development Analyst at Olympia & York from 1987 to 1990
•Architect Designer at Gensler from 1983 to 1985
•Architect at Skidmore Owings & Merrill from 1980 to 1983
Other Leadership Experience, Community Involvement and Education:
•Trustee of the MIT Corporation serving on the Risk and Audit Committee; serves on the Visiting Committee of the MIT School of Architecture and School of Environmental and Civil Engineering
•Trustee of the Board of Advisors of the University of California, Los Angeles ("UCLA") Anderson School of Management, Fellow of the Royal Society of Arts, Manufacturers and Commerce, London, UK
•2023 Global Chair of the Urban Land Institute; Board Member of the Washington Board of Trade and member of several organizations, including the Economic Club of Washington, DC
•Fellow of the American Institute of Architects
•Received the 2022 Global Visionary Award from the World Trade Center Institute, the Spirit of Life Award from City of Hope and the Outstanding Impact Award from the Council of Real Estate Women
•Inducted into the Washington Business Hall of Fame in 2016, and co-ranked on the Business Insider’s 100 “Creators” list, a who’s who of the world’s 100 top creative visionaries
•Ms. Hoskins is sought after by the media to share her expertise in many top-tier media outlets, including The Wall Street Journal, The New York Times, Harvard Business Review, Fortune, Business Insider, Financial Times, Bloomberg TV, and global architecture and design trade publications
•Frequent speaker at premier conferences, including the Bloomberg Business/CEO Summit, the Economist Human Potential Conference, and the Wall Street Journal Future of Cities Conference; featured panelist at the UN Climate Summit in the fall of 2019
•Graduated from MIT and received an MBA from the Anderson Graduate School of Management at UCLA

Director since | May 2019 Age | 66 Independent Current BXP Board Committees •Sustainability (Chair) •NCG Other Public Company Boards •Current: None •Former (past 5 years): None
16 BXP / 2024 Proxy Statement

Proposal 1	/

Mary E. Kipp
President & Chief Executive Officer of Puget Sound Energy, Inc.
Qualifications:
Ms. Kipp has extensive executive and leadership experience with public companies in the energy services industry, particularly in implementing the transition to supplying 100% clean electricity, and is a resident in BXP’s newest market of Seattle.
Professional Background:
•President, Chief Executive Officer and a director of both Puget Energy, Inc. ("PEI"), an energy services holding company, and its wholly owned subsidiary, Puget Sound Energy, Inc. ("PSE"), the largest electric and natural gas utility in the State of Washington, since January 2020
•Joined PEI and PSE as President in August 2019
•Member of the Board of Directors of Hawaiian Electric Company, Inc. since January 2023
•President and Chief Executive Officer of El Paso Electric Company ("EPE") from May 2017 to August 2019
•Director of EPE from December 2015 to August 2019
•Director of Landis+Gyr from June 2018 to June 2019
•Various positions at EPE from 2007 to 2019, including:
› Chief Executive Officer from December 2015 to May 2017,
› President from September 2014 to December 2015,
› Senior Vice President, General Counsel and Chief Compliance Officer, and
› Vice President, Legal and Chief Compliance Officer
•Former prosecuting attorney for the Federal Energy Regulatory Commission (FERC)
•Former attorney for El Paso Natural Gas Company and Greenberg Traurig, LLP
Other Leadership Experience, Community Involvement and Education:
•Co-chair of Edison Electric Institute's Institute for Electric Innovation
•Member of the Williams College President's Advisory Council
•Member of Challenge Seattle
•Member of the Board of Directors of Edison Electric Institute
•Former member of the Boards of Directors of Alliance to Save Energy and Energy Insurance Mutual
•Former Chair of Smart Electric Power Alliance and Borderplex Alliance
•Former Deputy Chair of the Federal Reserve Bank of Dallas
•Former member of the executive committee of the Texas Business Leadership Council
•Received a BA from Williams College and a JD from The University of Texas School of Law, and is an alumna of Exeter College, Oxford University

Director since | December 2021
Age | 56
Independent
Current BXP Board Committees
•Audit (Chair)
•Sustainability
Other Public Company Boards
•Current: None
•Former (past 5 years): El Paso Electric Company and Landis+Gyr

BXP / 2024 Proxy Statement 17

/	Proposal 1

Douglas T. Linde
President of Boston Properties, Inc.
Qualifications:
Mr. Linde has more than 35 years of experience in the real estate industry, including as our current President and as our former Chief Financial Officer, during which time he gained extensive knowledge of the real estate industry, capital markets and real estate finance, as well as substantial experience in transactional, operational and accounting matters.
Professional Background:
•President of Boston Properties, Inc. since May 2007
•Various positions at BXP since January 1997 including:
› President, Chief Financial Officer and Treasurer from May 2007 to November 2007
› Executive Vice President, Chief Financial Officer and Treasurer from January 2005 to May 2007,
› Senior Vice President, Chief Financial Officer and Treasurer from September 2000 to January 2005,
› Senior Vice President for Financial and Capital Markets from October 1998 to September 2000, and
› Vice President of Acquisitions and New Business from January 1997 to October 1998
•President of Capstone Investments, a Boston real estate investment company, from 1993 to 1997
•Project Manager and Assistant to the Chief Financial Officer at Wright Runstad and Company, a private real estate developer in Seattle, from 1989 to 1993
•Began his career in the real estate industry with Salomon Brothers’ Real Estate Finance Group
Other Leadership Experience, Community Involvement and Education:
•Trustee of the Beth Israel Lahey Health Board of Trustees
•Director Emeritus of the Board of Directors of Beth Israel Deaconess Medical Center (“BIDMC”) and co-chair of the BIDMC capital campaign
•Member of the Real Estate Roundtable
•Former Director of the Boston Municipal Research Bureau and Jobs for Massachusetts
•Former Member of the Urban Studies and Planning Visiting Committee at MIT
•Trustee Emeritus of the Wesleyan University Board of Trustees
•Received a BA from Wesleyan University and an MBA from Harvard Business School

Director since | January 2010 Age | 60 Current BXP Board Committees •Sustainability Other Public Company Boards •Current: None •Former (past 5 years): None
18 BXP / 2024 Proxy Statement

Proposal 1	/

Matthew J. Lustig
Chairman of North America Investment Banking and Head of Real Estate & Lodging at Lazard Frères & Co.
Qualifications:
Mr. Lustig has worked in the real estate industry for more than 35 years, during which time he has gained extensive experience providing strategic and financial advice and transaction execution to clients and their boards of directors, including leading real estate companies, and investing in real estate companies and assets as a principal.
Professional Background:
•Chairman of North America Investment Banking at Lazard Frères & Co. (“Lazard”), the investment bank, since 2019, and Head of North America Investment Banking from 2012 to 2019, with responsibility for the management of a range of Financial Advisory/Investment Banking businesses
•Head of Real Estate & Lodging at Lazard, a position he has held for more than 20 years. In recent years, Mr. Lustig has played an active role in more than $400 billion of advisory assignments and transactions involving leading real estate and lodging companies in the public and private markets
•Former Chief Executive Officer of the real estate investment business of Lazard and its successors, where he oversaw multiple funds with more than $2.5 billion of equity capital invested in REITs and real estate operating companies
•Director of Ventas, Inc., a REIT with a portfolio of senior housing, research and innovation, and healthcare properties, since May 2011
•Former Chairman of Atria Senior Living Group, Inc., until it was acquired by Ventas, Inc. in May 2011
•Former director of several other public and private fund portfolio REITs and companies
Other Leadership Experience, Community Involvement and Education:
•Member of the Real Estate Roundtable, the Urban Land Institute, the Pension Real Estate Association (former Board and Executive Committee member) and the Council on Foreign Relations
•Member of the Real Estate Centers at the Wharton School of Business at the University of Pennsylvania (former Chairman of the Advisory Board) and Columbia Business School
•Member of the Board of Advisors at the School of Foreign Service at Georgetown University
•Received a BSFS from Georgetown University

Director since | January 2011 Age | 63 Independent Current BXP Board Committees •NCG (Chair) •Sustainability Other Public Company Boards •Current: Ventas, Inc. •Former (past 5 years): None
BXP / 2024 Proxy Statement 19

/	Proposal 1

Timothy J. Naughton
Chairman of the Board of AvalonBay Communities, Inc.
Qualifications:
Mr. Naughton provides more than 30 years of real estate experience, including as a former chief executive officer of a publicly-traded REIT, as well as public company directorship experience.
Professional Background:
•Chairman of the Board of Directors of AvalonBay Communities, Inc. (“AvalonBay”), a REIT focused on multifamily communities, since May 2013 (served as Executive Chairman of the Board throughout 2022) and has been a director of AvalonBay since September 2005
•Various other positions at AvalonBay and its predecessor since 1989, including:
› Chief Executive Officer from January 2012 to January 2022,
› President from February 2005 to January 2021,
› Chief Operating Officer from 2001 to 2005,
› Senior Vice President, Chief Investment Officer from 2000 to 2001, and
› Senior Vice President and Vice President, Development and Acquisitions from 1993 to 2000
•Director of Park Hotels & Resorts Inc. since January 2017
•Former Director of Welltower Inc. from December 2013 to May 2019
•Senior advisor to Navitas Capital, a property technology early-stage venture capital firm, and Energy Impact Partners, a climate technology venture capital firm

Other Leadership Experience, Community Involvement and Education:
•Member of the Real Estate Roundtable
•Member and former Chairman of the Multifamily Council of the Urban Land Institute
•Member of the Board of Directors of the Jefferson Scholars Foundation at the University of Virginia
•Member of the Executive Committee and Advisory Board of the White Ruffin Byron Center for Real Estate
•Member of the Board of Trustees of the Virginia Athletics Foundation
•Member of the Board of Directors of First Tee, Virginia Blue Ridge
•Member of The Economic Club of Washington, D.C.
•Former Chairman of Nareit
•Received an MBA from Harvard Business School and a BA in Economics with High Distinction from the University of Virginia, where he was elected to Phi Beta Kappa

New Director Nominee
Age | 63
Independent
Current BXP Board Committees
•N/A
Other Public Company Boards
•Current: AvalonBay Communities, Inc. and Park Hotels & Resorts Inc.
•Former (past 5 years): Welltower Inc.

20 BXP / 2024 Proxy Statement

Proposal 1	/

William H. Walton, III
Co-Founder and Managing Member of Rockpoint Group, LLC
Qualifications:
Mr. Walton has more than 40 years of real estate investment, development and executive experience, as well as having served as a director of several public and private companies.
Professional Background:
•Co-Founder and Managing Member of Rockpoint Group, LLC (“Rockpoint”), a global real estate investment management firm, where Mr. Walton is responsible for the overall operations and management of Rockpoint, as well as overseeing the origination, structuring and asset management of all of Rockpoint’s investment activities; since 1994, the Rockpoint founding managing members have invested in approximately $80 billion of real estate
•Co-founder of Westbrook Real Estate Partners, LLC (“Westbrook”), a real estate investment management firm
•Prior to co-founding Westbrook, served as managing director in the real estate group of Morgan Stanley & Co., Inc.
•Director of FRP Holdings, Inc., a publicly traded real estate investment and development company, since February 2015
•Director of Crow Holdings, a privately owned real estate and investment firm, since December 2007
•Former director of Dream Finders Homes, Inc. from January 2021 to May 2023
•Former trustee of Corporate Office Properties Trust, and former director of Florida Rock Industries and The St. Joe Company
Other Leadership Experience, Community Involvement and Education:
•Director, trustee or advisory board member of several non-profit organizations, with a particular interest in educational and policy entities, including the American Enterprise Institute, the University of Florida Investment Corporation, as well as Princeton University's Andlinger Center for Energy and the Environment, Griswold Center for Economic Policy Studies, Mpala Research Center and Art Museum
•Former member of the boards of Communities in Schools, the Episcopal School of Jacksonville, the Jacksonville University Public Policy Institute, KIPP Jacksonville Schools, Princeton University and Princeton University Investment Company
•Received an AB from Princeton University and an MBA from Harvard Business School

Director since | May 2019 Age | 72 Independent Current BXP Board Committees •Compensation Other Public Company Boards •Current: FRP Holdings, Inc. •Former (past 5 years): Dream Finders Homes, Inc.
BXP / 2024 Proxy Statement 21

/	Proposal 1

Derek Anthony (Tony) West
Senior Vice President, Chief Legal Officer and Corporate Secretary of Uber Technologies, Inc.
Qualifications:
Mr. West has more than 25 years of experience working in the public and private sectors, including the federal government and leading technology and private equity companies, during which time he has gained extensive experience in the areas of public policy, executive management, risk oversight, governance and the law.
Professional Background:
•Senior Vice President, Chief Legal Officer and Corporate Secretary of Uber Technologies, Inc. ("Uber"), a global technology platform providing mobility as a service, since 2017, where Mr. West leads Uber's global Legal, Compliance and Ethics, and Security functions
•Director of Ro, a direct-to-patient healthcare company, since 2020
•Former Director of Khosla Ventures Acquisition Co. from 2021 to 2023
•Former Executive Vice President of Public Policy and Government Affairs, General Counsel and Corporate Secretary at PepsiCo from 2014 to 2017
•Former Associate Attorney General of the United States from 2012 to 2014
•Former Assistant Attorney General for the Civil Division in the U.S. Department of Justice from 2009 to 2012
•Former litigation partner at Morrison & Foerster LLP from 2001 to 2009
•Former Special Assistant Attorney General, California Department of Justice from 1999 to 2001
•Former Assistant United States Attorney in the Northern District of California, U.S. Department of Justice from 1994 to 1999
•Former Special Assistant to the Deputy Attorney General, U.S. Department of Justice from 1993 to 1994
Other Leadership Experience, Community Involvement and Education:
•Member of the board of the NAACP Legal Defense and Educational Fund
•Member of the Obama Foundation's My Brother's Keeper Alliance Advisory Council
•Graduated with honors from Harvard College, where he served as publisher of the Harvard Political Review, and received a JD from Stanford Law School, where he was President of the Stanford Law Review

Director since | May 2023 Age | 58 Independent Current BXP Board Committees •Compensation Other Public Company Boards •Current: None •Former (past 5 years): None
22 BXP / 2024 Proxy Statement

Proposal 1	/
Director Independence
Under the rules of the NYSE, a majority of the Board of Directors must qualify as “independent directors.” To qualify as an “independent director,” the Board must affirmatively determine that the director has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us). Our Board of Directors established categorical standards to assist it in making the required independence determinations.
Under these categorical standards, any relationship with us shall be deemed not material if:
1.The relationship does not preclude a finding of independence under Section 303A.02(b) of the NYSE Listed Company Manual (the “NYSE Disqualifying Rules”); and
2.The relationship does not involve any of the following, whether currently existing or occurring since the end of the last fiscal year or during the past three fiscal years:
(a)a director being an executive officer of, or owning, or having owned, of record or beneficially in excess of ten percent (10%) equity interest in, any business or professional entity that has made during any of such fiscal years, or proposes to make during the Company’s current fiscal year, payments to the Company, an executive officer of the Company or an entity controlled by an executive officer of the Company for property or services in excess of five percent (5%) of: (i) the Company’s consolidated gross revenues for such fiscal year (or, in the case of proposed payments, its last fiscal year), or (ii) the other entity’s consolidated gross revenues for such fiscal year (or, in the case of proposed payments, its last fiscal year);
(b)a director being an executive officer of, or owning, or having owned, of record or beneficially in excess of ten percent (10%) equity interest in, any business or professional entity to which the Company, an executive officer of the Company or an entity controlled by an executive officer of the Company has made during any of such fiscal years, or proposes to make during the Company’s current fiscal year, payments for property or services in excess of five percent (5%) of: (i) the Company’s consolidated gross revenues for such fiscal year (or, in the case of proposed payments, its last fiscal year), or (ii) the other entity’s consolidated gross revenues for such fiscal year (or, in the case of proposed payments, its last fiscal year);
(c)a director or an immediate family member of the director being an officer, director or trustee of a charitable organization where the annual discretionary charitable contributions of the Company, an executive officer of the Company or an entity controlled by an executive officer of the Company in any single year to the charitable organization exceeded the greater of $1 million or two percent (2%) of that organization’s consolidated gross revenues for the fiscal year;
(d)a director or an immediate family member of a director being indebted to the Company, an executive officer of the Company or an entity controlled by an executive officer of the Company in an amount in excess of $120,000;
(e)a director being an executive officer, partner or greater than 10% equity owner of an entity, or being a trustee or a substantial beneficiary of a trust or estate, indebted to the Company, an executive officer of the Company or an entity controlled by an executive officer of the Company in an amount in excess of the greater of $120,000 or 5% of such entity’s total consolidated assets, or to whom the Company or an entity controlled by an executive officer of the Company is indebted (other than with respect to (i) any publicly traded debt securities of the Company or such entity or (ii) non-recourse loans secured by real estate where both the lender and the Company or such entity intend for the lender to transfer all right to, and control over, the loan within 12 months and the documentation includes customary provisions for loans targeted at the commercial mortgage backed securities (CMBS) or collateralized debt obligation (CDO) markets) in an amount in excess of 5% of the Company’s or such entity’s total consolidated assets;
(f)a transaction or currently proposed transaction (other than relating to the ownership of securities), which involved or involves the direct or indirect payment in a single year of in excess of $120,000 from the Company, an executive officer of the Company or an entity controlled by an executive officer of the Company to a director or an immediate family member of a director;
BXP / 2024 Proxy Statement 23

/	Proposal 1
(g)a director or an immediate family member of a director being an executive officer, general or managing partner or owner of more than 10% of the outstanding equity securities of an entity that has a co-investment or is a joint venture partner with the Company where the amount of the entity’s equity investment in any single year exceeds the greater of $1 million or 2% of the total consolidated assets of the entity; or
(h)a director or an immediate family member of a director being an executive officer, general or managing partner or owner of more than 10% of the outstanding equity securities of an entity (other than the Company) in which an executive officer of the Company or an entity controlled by an executive officer of the Company is an executive officer, general or managing partner or owner of more than 10% of the outstanding equity securities of the entity.
For purposes of these standards, “immediate family” member has the same meaning as in the NYSE Disqualifying Rules.
Relationships not specifically deemed not material by the above categorical standards may, in the Board’s judgment, be deemed not to be material.
2024 Independence Determinations
The Board of Directors concluded that the following nine (9) incumbent directors and Mr. Naughton qualify as independent directors under NYSE rules because (1) none of them has any relationships with BXP or any executive officer of BXP that would disqualify him or her from being considered independent under the minimum objective standards contained in the NYSE rules and (2) none of them has any relationships other than those deemed immaterial by the Board of Directors.

9 of 11 Current BXP Directors are Independent	Kelly A. Ayotte	Bruce W. Duncan

	Carol B. Einiger	Diane J. Hoskins

	Mary E. Kipp	Joel I. Klein

	Matthew J. Lustig	William H. Walton, III

Derek Anthony (Tony) West

In determining that Mr. Klein qualifies as an independent director, our Board considered that (1) Mr. Klein is the Chief Executive Officer of Retromer Therapeutics Corp., a start-up company that signed a lease agreement with BXP in September 2021 for approximately 2,700 square feet in the ordinary course of business, (2) in the professional opinion of a third-party real estate professional, the fixed rent and other financial obligations under the lease represented the fair rental value for the space, and (3) Mr. Klein had no direct pecuniary interest in the transaction. The lease agreement expired on December 31, 2023.
In determining that each of Ms. Ayotte and Messrs. Duncan and Naughton qualifies as an independent director for purposes of his or her service on the Compensation Committee, our Board considered that (1) each serves or previously served as a non-employee director or advisory board member for a company with which BXP has a commercial relationship and engaged in transactions in the ordinary course of business, (2) each transaction was on arms’-length terms and the director had no direct or indirect involvement in the transaction, and (3) the director had no pecuniary interest in the success of the transaction.
24 BXP / 2024 Proxy Statement

Proposal 1	/
Consideration of Director Nominees
Securityholder Recommendations
The NCG Committee’s current policy is to review and consider any director candidates recommended by securityholders in compliance with the procedures established from time to time by the NCG Committee. All securityholder recommendations for director candidates must be submitted to our Secretary at Boston Properties, Inc., 800 Boylston Street, Suite 1900, Boston, Massachusetts 02199-8103, who will forward all recommendations to the NCG Committee. We did not receive any securityholder recommendations for director candidates for election at the 2024 annual meeting in compliance with the procedures set forth below. All securityholder recommendations for director candidates for election at the 2025 annual meeting of stockholders must be submitted to our Secretary on or before December 13, 2024 and must include the following information:
•the name and address of record of the securityholder;
•a representation that the securityholder is a record holder of our securities, or if the securityholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) under the Securities Exchange Act of 1934, as amended (the "Exchange Act");
•the name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five (5) full fiscal years of the proposed director candidate;
•a description of the qualifications and background of the proposed director candidate which addresses the minimum qualifications and other criteria for Board membership as approved by the Board from time to time;
•a description of all arrangements or understandings between the securityholder and the proposed director candidate;
•the consent of the proposed director candidate (1) to be named in the proxy statement relating to our annual meeting of stockholders and (2) to serve as a director if elected at such annual meeting; and
•any other information regarding the proposed director candidate that is required to be included in a proxy statement filed pursuant to the rules of the SEC.
In addition, stockholders who intend to solicit proxies in support of director nominees other than the Company's nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act. No proxies are being solicited for director candidates other than the Company's nominees at the 2024 annual meeting.
Board Membership Criteria
The NCG Committee has established criteria for NCG Committee-recommended director nominees. These criteria include the following specific, minimum qualifications that the NCG Committee believes must be met by an NCG Committee-recommended nominee for a position on the Board:
•the candidate must have experience at a strategic or policymaking level in a business, government, non-profit or academic organization of high standing;
•the candidate must be highly accomplished in his or her respective field, with superior credentials and recognition;
•the candidate must be well regarded in the community and must have a long-term reputation for high ethical and moral standards;
•the candidate must have sufficient time and availability to devote to our affairs, particularly in light of the number of boards on which the candidate may serve;
•the candidate’s principal business or occupation must not be such as to place the candidate in competition with us or conflict with the discharge of a director’s responsibilities to us and our stockholders; and
•to the extent the candidate serves or has previously served on other boards, the candidate must have a history of actively contributing at board meetings.
BXP / 2024 Proxy Statement 25

/	Proposal 1
In addition to the minimum qualifications for each nominee set forth above, the NCG Committee will recommend director candidates to the Board for nomination, or present director candidates to the Board for consideration, to help ensure that:
•a majority of the Board of Directors will be “independent” as defined by the NYSE rules;
•each of its Audit, Compensation and NCG Committees will be comprised entirely of independent directors; and
•at least one member of the Audit Committee will have such experience, education and other qualifications necessary to qualify as an “audit committee financial expert” as defined by the rules of the SEC.
Finally, in addition to any other standards the NCG Committee may deem appropriate from time to time for the overall structure and composition of the Board, the NCG Committee may consider the following factors when recommending director candidates to the Board for nomination, or presenting director candidates to the Board for consideration:
•whether the candidate has direct experience in the real estate industry or in the markets in which we operate; and
•whether the candidate, if elected, assists in achieving a mix of Board members that represents a diversity of background (including geography, gender and ethnicity) and experience.
Identifying and Evaluating Nominees
The NCG Committee may solicit recommendations for director nominees from any or all of the following sources: non-employee directors, our Chief Executive Officer, our President, other executive officers, third-party search firms or any other source it deems appropriate.
The NCG Committee will review and evaluate the qualifications of any proposed director candidate that it is considering or has been recommended to it by a securityholder in compliance with the NCG Committee’s procedures for that purpose, and conduct inquiries it deems appropriate into the background of these proposed director candidates. In identifying and evaluating proposed director candidates, the NCG Committee may consider, in addition to the minimum qualifications for NCG Committee-recommended director nominees, all facts and circumstances that it deems appropriate or advisable, including, among other things, the skills of the proposed director candidate, his or her depth and breadth of business experience, his or her independence, the needs of our Board, and whether the candidate, if elected, assists in achieving a mix of Board members that represents a diversity of background and experience. Other than circumstances in which we may be legally required by contract or otherwise to provide third parties with the ability to nominate directors, the NCG Committee will evaluate all proposed director candidates that it considers or who have been properly recommended to it by a securityholder based on the same criteria and in substantially the same manner, with no regard to the source of the initial recommendation of the proposed director candidate.
26 BXP / 2024 Proxy Statement

Corporate Governance
BXP is committed to adopting and adhering to corporate governance policies and practices that foster effective leadership and independent oversight of management. The Board of Directors is responsible for broad corporate policy and overall performance of the Company through the oversight of management and stewardship of the Company. Among other duties, the Board is responsible for overseeing corporate strategy, authorizing investment and financing activities, and risk management for the Company. The Board appoints the Company’s officers, assigns responsibility for management of the Company’s operations to such officers, and monitors and reviews their performance.
Board Leadership Structure
BXP’s Policy on Board Leadership Structure
We do not have a firm policy with respect to whether or not the roles of Chairman of the Board and CEO should be separate or combined. Our Board of Directors believes it is important to maintain flexibility to determine its board leadership structure based on the best interests of the Company and its stockholders from time to time. As the following timeline shows, BXP has operated under both structures in the past.
History of Board Leadership

June 1997-Jan 2010
•From our IPO in June 1997 until January 2010, the roles of Chairman and CEO were separate
•Our founders, Mortimer B. Zuckerman and Edward H. Linde, served as Executive Chairman and CEO, respectively
Apr 2013 •The roles of Chairman and CEO were again separated when Mr. Thomas was hired as CEO •Mr. Zuckerman continued to serve as Executive Chairman of the Board
May 2016
•Mr. Zuckerman retired as Executive Chairman, and Mr. Zuckerman and Ivan G. Seidenberg did not stand for re-election
•The Board conferred the honorary title of Chairman Emeritus upon Mr. Zuckerman
•The independent directors selected Mr. Klein to serve as Lead Independent Director
May 2022 • The Board determined to again combine the roles of Chairman and CEO and appointed Mr. Thomas as Chairman • The independent directors selected Ms. Ayotte to serve as Lead Independent Director

Jan 2010 •The roles of Chairman and CEO were combined when Mr. Zuckerman assumed the role of CEO upon the passing of Mr. E. Linde	May 2014 •The Board established a Lead Independent Director role •The independent directors selected Ivan G. Seidenberg to serve as the initial Lead Independent Director	May 2019 •The Board appointed Mr. Klein to serve as its independent Chairman	July 2023 •Ms. Ayotte stepped down as Lead Independent Director and the independent directors selected Mr. Klein to serve as Lead Independent Director
Regardless of the specific Board leadership structure in effect, the Company incorporates a strong, defined leadership role for an independent director. Our Board has determined, and our Corporate Governance Guidelines provide, that our Board leadership structure will include either an independent, non-executive Chairman of the Board or a Lead Independent Director.
BXP / 2024 Proxy Statement 27

/	Corporate Governance
Specifically, our Corporate Governance Guidelines provide that it is the Board’s policy that if:

›	the positions of Chairman of the Board and CEO are held by the same person, or	the independent directors shall select an independent director to serve as Lead Independent Director

›	the position of Chairman of the Board is held by a non-independent director, or

›	none of the directors has been elected to serve as Chairman of the Board,

Our Corporate Governance Guidelines further provide that an independent director selected to serve as Lead Independent Director will serve in that role until (1) he or she ceases to be an independent director or resigns from the position, (2) a successor is selected by a majority of the independent directors or (3) an independent director is serving as the Chairman of the Board. In addition, if the Chairman of the Board is an independent director, then he or she shall assume the responsibilities of the Lead Independent Director referenced below and there will not be a separate Lead Independent Director.
Duties and Responsibilities of the Lead Independent Director
The Board believes the roles, and therefore the duties and responsibilities, of the independent Chairman of the Board and Lead Independent Director should be, and at BXP they are, substantially similar, and they should further the same goals of ensuring effective leadership and independent risk oversight. In addition to responsibilities that may be assigned from time to time by the independent directors of the Board, the duties and responsibilities of a Lead Independent Director include:

✓Approving information sent to the Board
✓Approving Board meeting agendas and schedules to assure sufficient time for all agenda items
✓Coordinating the work of each Board committee with the activities of the full Board
✓Calling meetings of the independent directors and special meetings of the Board, as necessary
✓Presiding at all meetings of the Board at which the Chairman is not present, including executive sessions of independent directors
✓Attending meetings of Board committees regularly
✓Encouraging and facilitating active participation of all directors
✓Providing leadership to the Board if circumstances arise in which the Chairman may have an actual or perceived conflict of interest with the Company
✓Serving as liaison between the CEO and the independent directors, including communicating feedback and direction to the CEO following executive sessions

✓Ensuring that he is available, if requested by major investors, to engage in direct consultation and communication
✓Working with the CEO on matters of strategic importance to the Board and the Company
✓Working with the CEO and the NCG Committee to provide strategic direction on all Board and governance matters
✓Working with the CEO and the Compensation Committee to establish and review annual and long-term goals for assessing performance
✓Working with the Compensation Committee to evaluate the performance of the CEO
✓Conducting bi-annual, one-on-one interviews with individual directors regarding their contributions and development opportunities, as well as overall Board composition, planning and effectiveness
✓Independently reviewing with the CEO the Company’s succession plan for executive officers

28 BXP / 2024 Proxy Statement

Corporate Governance	/
Board Leadership Structure Determinations & Disclosure
Our Board annually determines who will serve as its Chairman and considers, among other things, the skills, experiences and qualifications of our director nominees, the industries in which they gained their experience, the evolving needs of our Company, how well our leadership structure is functioning, the age and tenure of each director nominee and the views of our stockholders. The Board typically makes this determination during the first quarter of each year, and disclosure of the Board’s determination is made in the proxy statement used for the annual meeting of stockholders at which director nominees are elected, which is filed each year in late March or early-to-mid April. The proxy statement discloses (1) who the Board selected to serve as Chairman and (2) if the Chairman is also serving as CEO or is otherwise a non-independent director, or if no Chairman has been elected, the person selected by the independent directors to serve as the Lead Independent Director. Our Board considers the views of our stockholders regarding our board leadership structure as expressed through their respective voting policies, their actual votes at our annual meetings, and our discussions with them.
BXP’s 2024 Board Leadership Structure
Combined Role of Chairman & CEO
In 2022, following six years of Board leadership, Mr. Klein stepped down as Chairman of the Board and our independent directors determined that it was in the best interests of BXP and our stockholders to elect Mr. Thomas as its Chairman thus combining the role of Chairman and CEO. Mr. Thomas is a seasoned industry veteran with more than 35 years of real estate and executive leadership experience. He has deep financial and operational experience and extensive knowledge of the Company, the real estate industry and risk management practices gained from various executive and leadership roles. Our Board of Directors determined that it continues to be in the best interests of BXP and its stockholders to maintain the combined role of Chairman and CEO and re-appoint Mr. Thomas as Chairman. The independent directors believe Mr. Thomas is in the best position to identify key issues facing the industry and Company and effectively communicate with various internal and external constituencies about critical business matters, as demonstrated by his critical leadership in BXP’s responses to the rapidly evolving environment since March 2020 as a result of the COVID-19 pandemic and the economic volatility and market shifts that followed. In addition to acknowledging his superb leadership through the COVID-19 pandemic and the resulting economic and industry challenges that followed, the Board believes that appointing Mr. Thomas to serve as both Chairman and CEO confirms internally and externally the Board’s high confidence in his unified leadership and elevates Mr. Thomas’ stature within the industry to potentially generate additional market opportunities and better commercial outcomes for the Company and its stockholders.
Having Mr. Thomas serve as Chairman and CEO promotes clear accountability and strong leadership with one person setting the tone for our employees, investors, clients, vendors and other stakeholders and having primary responsibility for executing our strategy. As Chairman and CEO, Mr. Thomas works closely with the Lead Independent Director, Mr. Klein, to preserve transparency between management and the Board and serve as an effective bridge for communication between the Board and management on significant business developments and time-sensitive matters.
Lead Independent Director
The independent directors again selected Mr. Klein to serve as Lead Independent Director. In selecting Mr. Klein to serve as Lead Independent Director, the independent directors considered, among other things, Mr. Klein’s understanding of the Company and its business gleaned from his 11+ years of service on our Board and his track record during that time of actively contributing as a member of the Board, including his previous service as Chairman and as Lead Independent Director.
In addition to the clearly defined role of our Lead Independent Director and Mr. Klein’s experience and qualifications, our Board’s independent oversight is further bolstered by:
•the overall composition of our Board of Directors and contributions from all of our independent directors: each current non-employee director is independent (9 out of 11 directors),
•the independent committees of our Board of Directors: each of the Audit Committee, Compensation Committee and NCG Committee is led by independent committee chairs and is comprised solely of independent directors, and
•BXP’s other corporate governance policies in effect.

BXP / 2024 Proxy Statement 29

/	Corporate Governance
Board Refreshment Philosophy
Our Board is committed to maintaining an appropriate balance between director retention and refreshment. The Board believes that substantial benefits result from a sustained focus on the Company’s business, strategy and industry over a period of time and that continuity on the Board is essential to its effectiveness. Because it takes time to acquire sufficient Company-specific knowledge and commercial real estate development is by its nature long-term, our Board values the experience and institutional knowledge of our longer-serving directors.
However, our Board also values refreshment and believes that turnover in Board membership provides an opportunity to add significant value through the input of fresh ideas, new skills, experiences, and knowledge, and the diversity of perspectives. The Board also understands concerns among interested stakeholders that the independence of directors may be impaired by lengthy tenure. As a result, our Board strives to balance these competing perspectives through careful succession planning.
Because each director is elected to hold office for a one-year term expiring at the next annual meeting of stockholders, and in light of the benefits resulting from continuity on the Board, the Board does not believe it is in the best of interests of the Company or its shareholders to establish arbitrary term limits or limits on the overall tenure of a director. Similarly, the Board does not believe there is a direct correlation between age and the ability to contribute effectively as a director. Accordingly, the Board does not have a mandatory retirement age for directors.
In lieu of such limits, in February 2024 our Board amended our Corporate Governance Guidelines to include a set of guidelines to help ensure that the Board has the appropriate mix of director tenure and ages and that the Board continues to evolve and consider new ideas and viewpoints through the director nomination process. In each case, the guidelines are flexible, and the exact timing for any transition will depend on the needs of the Board at the time, the willingness of the incumbent directors to continue to serve, and the timing of the identification and nomination of a successor(s).
The guidelines include:
•The Board believes that even well-performing directors who continue to contribute meaningfully to the Board should not serve indefinitely.
•The Board believes its annual self-evaluation process has been, and will continue to be, important in determining whether to nominate incumbent directors for election to the Board, and therefore it will directly or indirectly affect the average tenure of the Company’s non-employee directors.
•The Board will seek to manage its overall composition so that its non-employee directors have a range of different tenures with the goal of combining fresh thinking and new ideas with deep institutional knowledge of the Company’s business operations and risk oversight.
•The Board will generally seek to manage, to the extent feasible, the annual turnover in its composition.
•While the Board does not have a mandatory retirement age or a limit on the overall tenure of an individual non-employee director, after a non-employee director attains the age of 75 or has served as a director for more than 15 years, he or she should expect that, at that time or within the succeeding few years, the Board will not renominate him or her for election.
•If (a) the Board nominates for re-election an incumbent director who has attained the age of 75 or served as a director for more than 15 years, (b) the incumbent director is re-elected and (c) the incumbent director subsequently resigns voluntarily prior to the end of his or her term in order to facilitate the appointment of a successor director, then the policy of the Board will be to accelerate the vesting of any outstanding, unvested time-based equity awards held by the incumbent director that otherwise would have vested at the end of his or her then-current term.
Board Committee Rotation
The NCG Committee also considers the periodic rotation of committee members and committee chairs to introduce fresh perspectives to the fulfillment of the committees' duties.
30 BXP / 2024 Proxy Statement

Corporate Governance	/
Policy Against Overboarding
The term “overboarding” is commonly used to describe a situation that occurs when one person serves on too many boards, thereby diminishing his or her ability to serve the organization effectively. The focus on overboarding is therefore part of an attempt to improve the overall functioning of a board by ensuring that its members are fully engaged.
In recent years, some institutional investors have become increasingly concerned about directors' service on too many boards. Common concerns include:
•The responsibilities of directors have become increasingly complex in recent years and require a greater time commitment.
•In general, public company boards now have more committees than they historically had, and service on board committees requires even more time.
•There are more demands for non-employees directors to engage with investors about corporate policies, such as governance and compensation.
•Companies are subject to an ever-growing set of regulatory requirements, and there is an increasing focus on a board’s oversight of material risks and the need for directors to keep up-to-date on industry trends and other relevant topics, including cybersecurity threats, climate change and cultural shifts, to name just a few.
Similarly, BXP’s Board of Directors believes that directors must have sufficient time and availability to devote to the affairs of the Company, particularly in light of the number of other boards on which the directors may serve. Therefore, in evaluating the suitability of director candidates, including incumbent directors, and making its annual nominations of candidates for election as directors, the Board will consider, among other things, the employment status of individual directors (e.g., if a director is employed full time, he or she may have less capacity to serve on other boards than someone who is retired) and the nature of, and time involved in, a director’s service on other boards and their committees.
In addition to the foregoing qualitative considerations, the Company’s Board considered and adopted a policy that relies on numerical limits. The policy is included in the Company's Corporate Governance Guidelines and provides that, except as otherwise may be provided in a written agreement between the Company and a third party, without the prior approval of the Board:
•a non-employee director of the Company shall not serve simultaneously on the boards of more than three (3) other public companies (i.e., such director shall not serve on more than four (4) public company boards, including the Company’s Board); and
•a director of the Company that is also an executive officer of the Company shall not serve simultaneously on the board of more than one (1) other public company (i.e., an executive officer of the Company shall not serve on more than two (2) public company boards, including the Company’s Board).
Directors of the Company shall advise the Chairman or, if one is not elected, the Lead Independent Director, and the Chair of the NCG Committee in advance of accepting an invitation to serve on the board of directors or trustees of any other public company.
All of our Board’s nominees for election as directors at the 2024 annual meeting have confirmed that they satisfy this policy.
In addition, as required by NYSE listing standards, no member of the Audit Committee may simultaneously serve on the audit committees of more than three (3) issuers having securities registered under Section 12(b) of the Exchange Act, unless the Board determines that such simultaneous service would not impair the ability of the member to effectively serve on BXP's Audit Committee.
BXP / 2024 Proxy Statement 31

/	Corporate Governance
Board and Committee Evaluations
The feedback received from each director during the Board and committee evaluation processes plays a key role in (1) ensuring that our Board and its committees function effectively and (2) overall director succession planning. To this end, the NCG Committee is responsible for establishing the process used and the criteria for the evaluations.

Evaluation Process Our NCG Committee oversees the annual self-evaluation process to help ensure that actionable feedback is solicited on the effectiveness of our Board and its committees.

Topics considered during the Board and committee evaluations include:
Board and Committee Operations
•Board and committee membership, including independence, director skills, background, expertise and diversity
•Board rotation and succession
•Proper scope of each committee’s authority and responsibilities
•Process for director nominations
•Number and conduct of meetings, including time allocated for, and encouragement of, candid dialogue and executive sessions
•Materials and information, including quality, quantity and timeliness of information received from management, and suggestions for educational sessions
•Culture
Board Performance
•Strategic oversight
•Risk oversight
–Financial
–Cybersecurity
–Environmental/Climate
•Identification of topics that should receive more attention and discussion
•Management succession
Committee Performance
•Performance of committee duties under its charter
•Effectiveness of outside advisors

1	Written Questionnaires Individual directors provide feedback to the Board and each committee.

2
One-on-One Discussions
Once every two years, our independent Chairman/Lead Independent Director conducts one-on-one interviews with each director regarding individual contributions and overall Board composition and planning.
(Chair of the NCG Committee interviews the independent Chairman/Lead Independent Director)

3
Executive Session
Executive session discussions of Board and committee evaluations led by our independent Chairman/Lead Independent Director and committee chairs.
Discussion across our committees provides for a synergistic review of Board and committee performance.

4
Director Nominations; Policy Changes
Directors nominated; policies and practices updated as appropriate.
Examples include nominations of new director(s), changes to committee composition, skills, structure and authority; additional presentations on topics of importance; refinements to meeting materials and presentation format.

32 BXP / 2024 Proxy Statement

Corporate Governance	/
Risk Oversight Framework
Roles in Risk Management

		Board of Directors Overall Risk Oversight				←

Oversight of Designated Risks

Audit Committee	↑	Compensation Committee	NCG Committee	↓	Sustainability Committee	←

		Reporting	Oversight and Direction

Senior Management						←

Board's Role in Risk Oversight
Our Board of Directors has overall responsibility for our risk oversight. The Board exercises its risk oversight throughout the year, both at the full Board level and through its committees. While the Board and its committees oversee key risk areas, the Company’s risk management is facilitated through a top-down and bottom-up communication structure whereby the Board provides oversight and direction from the top and, among other things, reviews the reports from its committees, management and outside advisors and consultants that identify any key existing and potential risks, as well as future threats or trends. Management is charged with the day-to-day management of risks, frequent assessment of the risk environment and regular reporting to the Board.
BXP’s risk management framework is designed to:
•identify and understand critical risks in the Company’s business and strategy, including near-term, intermediate-term and long-term risks;
•allocate responsibilities for risk oversight among the full Board and its committees to enhance the Board’s responsiveness and attention to specific risks based on the nature and immediacy of the risks assessed;
•review with the Audit Committee, at least annually, the Company’s risk management processes to ensure they are functioning adequately (see “—Committee Roles in Risk Oversight—Audit Committee's Role in Risk Assessment” on page 35);
•facilitate open communication between management and all directors serving on the Board; and
•solicit feedback and advice from outside advisors and consultants to assess the effectiveness of our risk management framework and help ensure that we employ appropriate strategies to mitigate risks.
The Board fulfills its risk oversight function by, among other things, delegating to committees the oversight of certain specific risks as needed, staying informed about developments in our industry and other current events that may impact the Company, reviewing regular reports provided to the Board and applicable Board committees from management and outside advisors and consultants, discussing material risks and opportunities with management, and selecting director candidates with diverse experience and qualifications.
BXP / 2024 Proxy Statement 33

/	Corporate Governance

Board of Directors Our Board of Directors administers its risk oversight function through:

•Regular periodic reports from management on key risks that we face, including, among others:
◦market conditions
◦client concentrations, credit worthiness and possible client bankruptcies
◦leasing activity and expected expirations
◦the status of development projects
◦compliance with debt covenants and credit ratings
◦management of debt maturities and interest-rate risk
◦access to debt and equity capital markets
◦existing and potential legal claims
◦environmental, social and governance risks
◦potential cyber incidents and intrusions
◦public health crises, pandemics and epidemics
◦succession planning

•Required approval by our Board of Directors (or a committee thereof) of significant transactions and other matters, including, among others:
◦acquisitions and dispositions of properties
◦development and redevelopment projects
◦new borrowings, refinancings and guarantees of debt, and the use of hedging instruments to manage interest-rate risk
◦the appointment of all officers
◦the compensation of executive officers
◦transactions with related persons and conflicts of interest

•Reports from the Audit, Compensation, NCG and Sustainability Committees, and other committees that may be established from time to time, on matters delegated to them

•Reports from outside advisors and consultants, including environmental and climate-related experts, and cyber, legal, accounting and tax professionals, regarding various areas of potential risk

Committee Roles in Risk Oversight
The Board discharges its responsibility either directly or indirectly through its committees. While the full Board of Directors is primarily responsible for risk oversight, its committees monitor and address risks that are within the scope of a particular committee’s expertise, the committee’s charter or the resolution(s) appointing the committee. Issues escalated to the full Board may be addressed in several ways, as appropriate, depending on the risk assessed and immediacy required to address the risk. For example, oversight of risk may remain with the applicable committee of the Board, the Board may establish an ad hoc committee or direct an existing committee to oversee such matters, or the Board may ask management to present more frequently to the full Board on the issue.
34 BXP / 2024 Proxy Statement

Corporate Governance	/

Board Committees Our Board of Directors uses its committees to assist in risk oversight as follows:

Audit Committee	Compensation Committee

The Audit Committee oversees risks related to:
•the independence and performance of our independent auditors;
•the integrity of our financial statements and internal control over financial reporting;
•compliance with GAAP and management's use of estimates and judgments;
•our use of non-GAAP financial measures;
•cybersecurity;
•REIT compliance;
•pending and threatened litigation, legal and regulatory requirements, and insurance;
•the performance of our internal audit function; and
•our anti-fraud program.

The Compensation Committee oversees risks related to:
•our ability to attract, retain and motivate our executive officers;
•the use of compensation practices and plans to align the interests of our executives with those of our stockholders; and
•the influence of incentive compensation on excessive risk-taking.

For more information, see “Compensation Discussion and Analysis—Other Compensation Policies—Assessment of Compensation-Related Risks” on page 100.

NCG Committee	Sustainability Committee

The NCG Committee oversees risks related to:
•the composition, leadership and independence of the Board and its committees;
•the general operations of the Board;
•the process of conducting the annual Board and committee self-evaluations;
•our compliance with our Corporate Governance Guidelines and applicable laws and regulations, including applicable rules of the NYSE; and
•policies with respect to the consideration of director candidates recommended by stockholders.

The Sustainability Committee oversees risks related to:
•environmental and climate action and resilience trends and issues;
•our progress in achieving our sustainability goals and initiatives; and
•regulatory compliance matters that may impact our sustainability objectives.

Absent an express delegation of authority from the Board, no one independent director, including the Lead Independent Director, has the authority to make decisions on behalf of the Company or override a decision of management. The role of our Lead Independent Director includes certain authorities (such as the authority to call meetings of the independent directors and special meetings of the Board, as necessary) that empower our independent directors to effectively discharge the Board's oversight responsibilities. Because of the role of our Board of Directors in risk oversight, our Board believes that any leadership structure that it adopts must allow it to effectively oversee the management of the risks relating to our operations. Our Board of Directors recognizes that there are different leadership structures that could allow it to effectively oversee the management of these risks. We believe our risk management framework is well-supported by our current board leadership structure and enables the Board to effectively manage such risks. See the discussion under the heading “—Board Leadership Structure” beginning on page 27 for a discussion of why our Board of Directors has determined that its current leadership structure is appropriate.
Audit Committee's Role in Risk Assessment
The Audit Committee oversees an annual risk assessment designed to identify and analyze risks to achieving BXP's business objectives. Among other things, the Audit Committee uses the results of the risk assessment to develop and oversee BXP's internal audit plan and inform the Board as to the material risks that warrant time and attention by the Board.
BXP / 2024 Proxy Statement 35

/	Corporate Governance
Management's Role in Risk Oversight
We have not designated a single person to serve as the Company’s chief compliance officer; instead, we have internal processes, an effective internal control environment and a risk management framework that facilitate the identification and management of risks and regular communication with the Board. These processes include:
•an Internal Audit Department that (a) reports directly to the Audit Committee, (b) is designed to enhance BXP’s operations through its objective, systematic and disciplined testing and evaluation of the internal controls applicable to BXP’s significant activities, systems and processes and (c) conducts an annual enterprise risk assessment involving all departments, functions and regions of the Company and reports the results directly to the Audit Committee,
•regular internal meetings among senior management from multiple departments, including internal audit, risk management, legal and information systems/technology, responsible for specified risk management activities with regular reports to the Audit Committee,
•a Disclosure Committee established to assist senior management in designing, establishing, maintaining, reviewing and evaluating BXP’s disclosure controls and procedures,
•a Code of Business Conduct and Ethics that governs business decisions and actions taken by our employees and directors and that allows for the confidential and anonymous reporting of questionable business practices by employees and third parties, and
•a comprehensive internal and external audit process.
As set forth in BXP’s Corporate Governance Guidelines, all directors have complete access to officers and employees of the Company, as well as the Company’s outside counsel, auditors and advisors.
Board and Committee Meetings

8 Board meetings in 2023
Number of Meetings and Attendance. Our Board of Directors met eight (8) times during 2023. Each incumbent director attended at least 75% of the aggregate of (x) the total number of meetings of our Board of Directors in 2023 held during the period for which he or she was a director and (y) the total number of meetings in 2023 of all committees of our Board of Directors on which the director served during the periods that he or she served.

100% attendance at the 2023 Annual Meeting
Annual Meeting Attendance. Directors are expected to attend annual meetings of our stockholders in person unless doing so is impracticable due to unavoidable conflicts. All directors then serving attended the 2023 annual meeting of stockholders.

97% In the aggregate, during 2023, our directors attended more than 97% of the total number of Board meetings and meetings of committees on which they served.
Meetings of Non-Management Directors. Directors who qualify as “non-management” within the meaning of the rules of the NYSE meet on a regular basis in executive sessions without management participation. The executive sessions occur after each regularly scheduled meeting of our entire Board and at such other times that the non-management directors deem appropriate, and they are chaired by our independent Chairman of the Board, if one is elected, or our Lead Independent Director. Each director has the right to call an executive session. Currently, all of our non-management directors are independent.

36 BXP / 2024 Proxy Statement

Corporate Governance	/
Board Committees
Our Board of Directors has an (1) Audit, (2) Compensation and (3) NCG Committee. Each of these committees operates pursuant to a charter that was approved by our Board of Directors and that is reviewed and reassessed at least annually. As required by the rules of the NYSE, a copy of each of these charters is available in the Investors section of our website at
https://investors.bxp.com/ under the heading “Governance.” In addition, on March 18, 2021, our Board of Directors established a Sustainability Committee. Our Board of Directors may from time to time establish other special or standing committees to facilitate the management of BXP or to discharge specific duties delegated by the full Board of Directors.
The membership and the function of each of these committees, and the number of meetings each held during 2023, are described below.

	Current Committee Assignments
Name	Audit	Compensation	NCG	Sustainability

Kelly A. Ayotte(1)
Bruce W. Duncan
Carol B. Einiger
Diane H. Hoskins
Mary E. Kipp
Joel I. Klein(2)	ex officio	ex officio	ex officio	ex officio
Douglas T. Linde
Matthew J. Lustig
Owen D. Thomas
William H. Walton, III
Derek Anthony (Tony) West
Number of Meetings in 2023	8	7	3	2

Committee Chair	Committee Member	Audit Committee Financial Expert
1.Ms. Ayotte is not standing for re-election at the 2024 annual meeting of stockholders.
2.As Lead Independent Director, Mr. Klein serves ex officio as a member of each of the Board's committees.
BXP / 2024 Proxy Statement 37

/	Corporate Governance

Audit Committee Number of Meetings in 2023 8 Members Mary E. Kipp (Chair) Bruce W. Duncan Carol E. Einiger* *Ms. Einiger was appointed to the Audit Committee on May 23, 2023.
The Audit Committee's authority and responsibilities include:
•sole authority to appoint, retain, terminate and determine the compensation of our independent registered public accounting firm;
•reviewing with our independent registered public accounting firm the scope and results of the audit engagement;
•approving professional services provided by our independent registered public accounting firm;
•reviewing the independence of our independent registered public accounting firm;
•overseeing management of our cybersecurity risk;
•overseeing the planning and conduct of our annual risk assessment;
•evaluating the Company's internal audit function and reviewing the internal audit plan; and
•performing such other oversight functions as our Board may request from time to time.

Financial Expertise: Our Board of Directors determined that each of Ms. Kipp and Mr. Duncan qualifies as an “audit committee financial expert” as that term is defined in the rules of the SEC.

Each member of the Audit Committee is an “independent” director as that term is defined in the rules of the NYSE.
For additional disclosures regarding the Audit Committee, including the Audit Committee Report, see “Proposal 4 / Ratification of Appointment of Independent Registered Public Accounting Firm” beginning on page 131.

38 BXP / 2024 Proxy Statement

Corporate Governance	/

Compensation Committee
Number of Meetings in 2023
7
Members
Bruce W. Duncan (Chair)*
Kelly A. Ayotte*
William H. Walton, III
Derek Anthony (Tony) West†

*Ms. Ayotte and Mr. Duncan were appointed to the Compensation Committee on September 5, 2023.
†Mr. West was appointed to the Compensation Committee on May 23, 2023.

The Compensation Committee's responsibilities include:
•reviewing and approving the corporate goals and objectives relevant to the compensation of the CEO and certain designated senior executive officers;
•evaluating the performance of the CEO and designated senior executive officers in light of such goals and objectives and determining and approving compensation of these officers based on such evaluation;
•reviewing and approving the compensation of other executive officers;
•reviewing and approving grants and awards under all incentive-based compensation plans and equity-based plans;
•reviewing and making recommendations to the full Board of Directors regarding the compensation of non-employee directors; and
•performing other functions and duties as our Board may request from time to time.

Each member of the Compensation Committee is an independent director as that term is defined in the rules of the NYSE.
The Compensation Committee makes all compensation decisions for all executive officers. The Compensation Committee reviews and approves all equity awards for all employees and has delegated limited authority to the CEO to make equity grants to employees who are not executive officers.
In 2023, the Compensation Committee engaged Frederic W. Cook & Co., Inc. ("FW Cook") to serve as its independent, third-party advisor with respect to our overall executive compensation program and to advise on the reasonableness of executive compensation levels in comparison with those of other similarly situated companies and consult on the structure of our executive compensation program to optimally support our business objectives. FW Cook also advised on executive compensation trends among REITs and the broader market. Information concerning the nature and scope of FW Cook’s assignments and related disclosures are included under “Compensation Discussion and Analysis—Determining Executive Compensation—Compensation Advisor's Role & Benchmarking Peer Group” on page 94.
The Compensation Committee Report is included in this proxy statement on page 101.

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/	Corporate Governance

Nominating and Corporate Governance Committee Number of Meetings in 2023 3 Members Matthew J. Lustig (Chair) Bruce W. Duncan Carol B. Einiger Diane J. Hoskins
The NGC Committee's responsibilities include:
•identifying individuals qualified to become Board members, consistent with criteria established by the NCG Committee, and recommending to the Board director nominees for election at each annual meeting of stockholders;
•recommending to the Board the directors for appointment to its committees;
•establishing a policy with regard to the consideration by the NCG Committee of director candidates recommended by securityholders;
•establishing procedures to be followed by securityholders submitting such recommendations and establishing a process for identifying and evaluating nominees for our Board of Directors, including nominees recommended by securityholders; and
•performing such other functions as our Board may request from time to time.

The NCG Committee is also responsible for annually reviewing our Corporate Governance Guidelines and recommending any changes to our Board of Directors. These Corporate Governance Guidelines provide that the NCG Committee, together with our CEO, is responsible for coordinating succession planning by our Board of Directors. A copy of the Corporate Governance Guidelines is available on our website at http://investors.bxp.com/governance-guidelines.
Each member of the NCG Committee is an independent director as that term is defined in the rules of the NYSE.

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Sustainability Committee Number of Meetings in 2023 2 Members Diane J. Hoskins (Chair) Mary E. Kipp Douglas T. Linde Matthew J. Lustig Owen D. Thomas
The Sustainability Committee's responsibilities include:
•reviewing and sharing real estate industry sustainability best practices;
•working with our Board and management to establish environmental performance goals (energy, emissions, water and waste), and initiatives related to climate action and resilience;
•monitoring and evaluating the Company’s progress in achieving its sustainability goals and commitments, as well as relevant independent environmental, sustainability and governance ratings and rankings;
•reporting to and advising our Board as appropriate on the Company’s sustainability objectives and its strategy;
•periodically reviewing legal, regulatory and compliance matters that may have a material impact on the implementation of the Company’s sustainability objectives, and making recommendations to our Board and management, as appropriate, with respect to the Company’s response to such matters;
•assisting our Board in fulfilling its oversight responsibility by identifying, evaluating and monitoring the environmental and climate trends, issues, risks and concerns that affect or could affect the Company’s business activities and performance;
•advising our Board on significant stakeholder concerns related to sustainability; and
•performing such other functions as our Board may request from time to time.

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/	Corporate Governance
Other Governance Matters
Code of Business Conduct and Ethics and Other Policies
Our Board of Directors adopted the following policies, copies of which are available on our website:
•Code of Business Conduct and Ethics (the “Code of Ethics”) — available on our website at http://investors.bxp.com/code-conduct-and-ethics
The Code of Ethics governs business decisions made and actions taken by our directors, officers and employees. We intend to disclose on this website any amendment to, or waiver of, any provision of this Code of Ethics applicable to our directors and executive officers that would otherwise be required to be disclosed under the rules of the SEC or the NYSE rules.
•Corporate Governance Guidelines — available on our website at http://investors.bxp.com/governance-guidelines
•Policy on Company Political Spending — available on our website at http://investors.bxp.com/policy-political-spend
Communications with the Board
Stockholders and other interested parties who wish to communicate with our Board as a whole, any director(s), our non-management directors as a group, or our Audit Committee may do so as shown below. We recommend that all correspondence be sent via certified U.S. mail, return receipt requested. All correspondence received by the compliance officer designated for purposes of administering the Code of Ethics will be forwarded to the addressee(s).

Communicate with any of our directors or the Board of Directors as a group:	Communicate with our non-management directors as a group:

Name(s) of Director(s)/Board of Directors of Boston Properties, Inc. c/o Compliance Officer Boston Properties, Inc. 800 Boylston Street, Suite 1900 Boston, Massachusetts 02199-8103	Non-Management Directors of Boston Properties, Inc. c/o Compliance Officer Boston Properties, Inc. 800 Boylston Street, Suite 1900 Boston, Massachusetts 02199-8103

Communicate with our Audit Committee to report complaints or concerns regarding accounting, internal accounting controls or auditing matters:

Follow any of the “Procedures for Submission of Complaints under the Audit Committee Complaint Procedures” that are attached as Exhibit 1 to our Code of Ethics (see “—Code of Business Conduct and Ethics and Other Policies” above)
Chair of the Audit Committee of Boston Properties, Inc. c/o Compliance Officer Boston Properties, Inc. 800 Boylston Street, Suite 1900 Boston, Massachusetts 02199-8103

You are welcome to make any such reports anonymously, but we prefer that you identify yourself so that we may contact you for additional information if necessary or appropriate.
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Compensation Committee Interlocks and Insider Participation
Each of Mses. Ayotte and Einiger and Messrs. Duncan, Klein, Twardock, Walton and West served on the Compensation Committee during 2023. None of these persons has served as an officer or employee of BXP. Except as described below, none of these persons had any relationships with BXP requiring disclosure under Item 404 of Regulation S-K. None of BXP's executive officers served as a director or a member of a compensation committee (or other committee serving a similar function) of any other entity, an executive officer of which served as a director of BXP or a member of the Compensation Committee during 2023.
Effective September 1, 2021, we leased approximately 2,700 square feet of office space to Retromer Therapeutics Corp., a start-up company of which Mr. Klein, our Lead Independent Director, is the Chief Executive Officer. The lease expired on December 31, 2023. Retromer made aggregate payments to BXP of approximately $264,000 during the year ended 2023.
Proxy Access By-Law Provisions
Our By-laws include a proxy access right for stockholders, pursuant to which a stockholder, or group of no more than five stockholders, meeting specified eligibility requirements, may include director nominees in our proxy materials for annual meetings of our stockholders. In order to be eligible to utilize these proxy access provisions, a stockholder, or group of stockholders, must:
•have owned shares of common stock equal to at least 3% of the aggregate of the issued and outstanding shares of common stock continuously for at least the prior three years;
•represent that such shares were acquired in the ordinary course of business and not with the intent to change or influence control and that such stockholder or group does not presently have such intent; and
•provide a notice requesting the inclusion of director nominees in our proxy materials and provide other required information to us not less than 120 days prior to the anniversary of the date of the proxy statement for the prior year’s annual meeting of stockholders (with adjustments if the date for the upcoming annual meeting of stockholders is more than 30 days before or more than 60 days after the anniversary date of the prior year’s annual meeting).
For purposes of the foregoing requirements, issued and outstanding common units, other than those owned by us, our Operating Partnership or any of their directly or indirectly wholly owned subsidiaries and excluding issued and outstanding long term incentive units, will be treated as issued and outstanding shares of common stock.
Additionally, all director nominees submitted through these provisions must be independent and meet specified additional criteria, and stockholders will not be entitled to utilize this proxy access right at an annual meeting if we receive notice through our traditional advanced notice by-law provisions that a stockholder intends to nominate a director at such meeting. The maximum number of director nominees that may be submitted pursuant to these provisions may not exceed 25% of the number of directors then in office.
The foregoing proxy access right is subject to additional eligibility, procedural and disclosure requirements set forth in our By-laws.
BXP / 2024 Proxy Statement 43

Human Capital Management and Sustainability
Human Capital Management
Our employees are a significant distinguishing factor that sets BXP apart. As of December 31, 2023, we had 727 non-union employees (we had 836 employees, inclusive of union employees). Except as otherwise noted, all data provided in this Human Capital Management section refers to BXP’s non-union employee workforce as the unions control primary aspects of the hiring process. Our operational and financial performance depends on our employees' talents, energy, experience and well-being. Our ability to attract and retain talented people depends on a number of factors, including work environment, career development and professional training, compensation and benefits, and the health, safety and wellness of our employees. We have an established reputation for excellence and integrity; these core values are inherent in our culture and play a critical role in achieving our goals and overall success.
Diversity, Equity & Inclusion
We strive to create a diverse and inclusive workplace. It has been, and will continue to be, our policy to recruit, hire, assign, promote and train in all job titles without regard to race, national origin, religion, age, color, sex, sexual orientation, gender identity, disability, protected veteran status, or any other characteristic protected by local, state, or federal laws, rules, or regulations. By implementing this policy, we aim to ensure that all employees have the opportunity to make their maximum contribution to us and to their own career goals.
BXP’s Diversity, Equity & Inclusion Council (the “DEI Council”) is an executive-sponsored, employee-led, voluntary committee unified by BXP’s mission to promote diversity, equity, inclusion and transparency as part of our organization’s culture, decision-making practices and business activities, while also providing a mechanism for positive impact in the communities in which we operate. Since its formation in 2020, the DEI Council has grown to include more than 42 members across our six regions, and each member contributes to the overall mission through leadership in one or more of the DEI Council’s three committees – the Employee Engagement Committee, the Supplier Diversity & Engagement Committee and the Community Outreach Committee – and/or four employee resource groups (“ERGs”). Including ERG members, as of December 31, 2023, BXP’s DEI community consisted of 255 members, or 35% of BXP’s workforce.
The DEI Council in collaboration with BXP’s CEO, President and Human Resources Department annually identify actionable diversity goals and proposes initiatives to advance its mission. In 2023, the DEI Council focused on enhancing: (1) employees’ sense of belonging, (2) DEI education, (3) social responsibility, (4) transparency and communication and (5) governance. Throughout 2023, the DEI Council and BXP’s ERGs executed on numerous initiatives. BXP’s notable 2023 DEI activities include:

DEI Goals and Initiatives	Notable 2023 Activities

Belonging
•Launched BXP’s 4th ERG – VALOR – consisting of BXP’s veteran employees and their allies with a primary mission of leveraging its members’ shared and unique experiences to champion veteran recruitment, professional growth and development, and outward engagement
•Celebrated internally among employees and externally with BXP clients across the portfolio important holidays and other dates that are significant to BXP’s DEI community

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DEI Goals and Initiatives	Notable 2023 Activities

Education
•Provided consultant-led training to BXP’s employees and numerous company-wide opportunities for exposure to DEI topics and experiences
•Sponsored instructional sessions for DEI Council members to enhance the effectiveness of DEI leadership positions

Social Responsibility
•Renewed BXP's depository relationship with the nation's largest Black-led bank
•Continued BXP’s positive track record of engaging underrepresented business enterprises (“UBEs”) defined as minority-, women-, disabled-, LGBTQ+-, and/or veteran- owned businesses, increasing UBE partnerships by 6% year-over-year and UBE spend by 12% year-over-year

Transparency & Communication
•Used multiple internal and external platforms to discuss and promote BXP’s DEI initiatives, achievements and future programming, including via Town Hall discussions, BXP-hosted webcast to BXP’s investor community and a presentation to our Board led by the Co-Chairs of the DEI Council
•Created official branding for the DEI Council and each of its ERGs

Governance
•Adopted charters for the DEI Council and ERGs to formalize protocols, guidelines, and a framework for future iterations of the DEI Council’s members
•Followed a rigorous assessment of the DEI Council’s objectives, execution and effectiveness conducted by the DEI Co-Chairs, developing a robust 2024 schedule of DEI initiatives informed by the assessments and employee feedback

The following is a snapshot of the diversity of our workforce as of December 31, 2023:

Total Workforce(1,2,3)	Manager & Above(1,2,3)

■ Men ■ Women ■ Non-Binary	■ Black/African American ■ White ■ Hispanic/Latino ■ Asian ■ Other	■ Men ■ Women ■ Non-Binary	■ Black/African American ■ White ■ Hispanic/Latino ■ Asian ■ Other
1.Race and gender percentages are based on voluntary self-identification at at the time of hiring and as voluntarily updated throughout the year.
2.Represents percentages for all of our employees, including part-time employees and interns, but excluding union employees for which the unions control primary aspects of the hiring process; percentages do not include BXP’s non-employee directors.
3.“Other” represents American Indian/Alaskan Native, Native Hawaiian or Other Pacific Islander, two or more races and those that did not voluntarily self-identify.
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/	Human Capital Management and Sustainability
Culture & Employee Engagement
We believe that the success of our business is tied to the quality of our workforce, and we strive to maintain a corporate environment without losing the entrepreneurial spirit with which we were founded more than 50 years ago.
By providing a quality workplace and comprehensive benefit programs, we recognize the commitment of our employees to bring their talent, energy and experience to us. Our continued success is attributable to our employees’ expertise and dedication. Our workforce, as referred to in this section, excludes intern employees and union employees for which the unions control primary aspects of the hiring process.
We periodically conduct employee engagement surveys to monitor our employees’ satisfaction in different aspects of their employment, including company performance, leadership, communication, career development and benefits offerings. Past employee responsiveness to the engagement surveys has been consistently high and the results help inform us on matters that our employees view as key contributors to a positive work experience. We intend to continue to periodically evaluate employee engagement as needed on a meaningful basis.
Another indicator of the success of our efforts in the workplace is the long tenure of our employees, 33% of whom have worked at BXP for ten or more years. The average tenure of our employees is approximately 9.2 years and that of our officers is 18.5 years. In 2023, our voluntary workforce turnover rate was 10.4%.
Career Development & Training
We invest significant resources in our employees’ personal and professional growth and development and provide a wide range of tools and development opportunities that build and strengthen employees’ leadership and professional skills. These development opportunities include in-person and virtual training sessions, in-house learning opportunities, various management trainings, departmental conferences, executive townhalls and external programs. We foster an environment of growth and internal promotion and strive for a best-in-class candidate experience for our internal applicants. Open positions are posted, and employees are highly encouraged to apply for promotion within the organization. For 2023, 12% of our employees were promoted to elevated roles within our organization. Of the employees promoted, 51% were women and 28% were ethnically diverse.
Sustainability
We actively work to promote our growth and operations sustainably and responsibly across our six dynamic gateway markets. BXP’s sustainability strategy is to conduct our business, the development, ownership and operation of new and existing buildings, in a manner that contributes to positive economic, social and environmental outcomes for our clients, shareholders, employees and the communities we serve. Our investment philosophy is shaped by our core strategy of long-term ownership and our commitment to our communities and the centers of commerce and civic life that make them thrive. We are focused on developing and maintaining healthy, high-performance buildings, while simultaneously mitigating operational costs and the potential external impacts of energy, water, waste, greenhouse gas (“GHG”) emissions and climate change. Positive social impact is also of great importance to BXP and our employees, which is exhibited by our commitments to charitable giving, volunteerism, public realm investments and promoting diversity, equity and inclusion in the workplace and our communities. Through these efforts, we demonstrate that operating and developing commercial real estate can be conducted with a conscious regard for the environment and broader society while mutually benefiting our stakeholders.
Industry Leadership
We continue to address the needs of our stakeholders by making efforts to maintain and improve our performance across three pillars: climate action, climate resilience and social good. BXP is a widely recognized industry leader in sustainability, and our 2023 highlights include:
•BXP ranked among the top real estate companies in the GRESB assessment, earning an eighth consecutive 5-star rating. 2023 was the twelfth consecutive year that BXP earned the GRESB “Green Star” designation
•BXP maintained an MSCI rating of “AA,” a CDP Climate Change score of “B ” and increased our CDP Supplier Engagement Rating to a "B-"
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•BXP was named a member of the Dow Jones Sustainability Index (DJSI) North America for the third consecutive year. BXP was one of seven real estate companies that qualified and the only office REIT in the index, scoring in the 94th percentile of the real estate companies assessed for inclusion
•BXP was recognized at the Bronze Level by Commercial Property Executive for “Best ESG Program”
•BXP was named an ENERGY STAR Partner of the Year – Sustained Excellence Award Winner for the 4th consecutive year
•BXP continued its tenure as an inaugural Platinum Level Green Lease Leader by the Institute for Market Transformation and the U.S. Department of Energy
Our leadership position is due, in part, to our establishment of environmental goals, the periodic reporting of progress toward our goals and the achievement of these goals. We have publicly adopted energy, emissions, water, building certification and waste goals that establish targets aligned with the United Nations Sustainable Development Goals. As of the end of 2022, the combined impacts of efficiency measures and renewable energy consumption resulted in a 39% decrease in energy use intensity and over 70% reduction in Scope 1 and Scope 2 GHG emissions intensity below a 2008 base year. We have also aligned our emissions reduction targets with climate science and in 2020 became the first North American office REIT to establish an emissions reduction target ambition in line with a 1.5°C trajectory, the most ambitious designation available at the time of submission under the Science Based Targets initiative. In April 2021, we affirmed our commitment to achieving carbon-neutral operations (for direct and indirect Scope 1 and Scope 2 GHG emissions) by 2025 from our occupied and actively managed buildings where we have operational control. BXP’s carbon-neutral goal progress and key performance indicator data is updated annually in our Sustainability and Impact Report, published in April.
We are focused on developing, owning and operating healthy and high-performance buildings. BXP is a corporate member of the U.S. Green Building Council® (“USGBC”) and has a long history of green buildings under USGBC’s Leadership in Energy and Environmental Design™ (LEED®) rating system. As of December 31, 2023, we had LEED-certified 33.4 million square feet of our total in-service portfolio, of which 92% was certified at the highest Gold and Platinum levels. In 2018, we announced a partnership with a leading healthy building certification system, Fitwel, to support healthy building design and operational practices across our portfolio, becoming a Fitwel Champion. We completed our Fitwel Champion commitments and have added 25.0 million square feet of Fitwel-certified buildings across our total in-service portfolio since 2018.
Climate Resilience
As a long-term owner and active manager of real estate assets in operation and under development, we take a long-term view of climate change risks and opportunities. We are focused on understanding how climate change may impact the performance of our portfolio and the steps we can take to increase climate resilience. We continue to evaluate the potential risks associated with climate change that could impact our portfolio and are taking proactive steps to plan for and/or mitigate such risks.
Governance
As a vertically integrated, full-service real estate company, we are engaged in addressing climate-related issues at all levels of our organization. Our Board of Directors has established a board-level Sustainability Committee to, among other things, increase Board oversight over environmental and sustainability issues, including climate-related risks and opportunities. The Board delegated to the Sustainability Committee the responsibility to oversee BXP’s sustainability program, which includes monitoring and addressing, as needed, environmental-, sustainability- and climate-related risks. Management’s role in assessing and managing climate-related risks, opportunities and initiatives is spread across multiple teams throughout our organization, including our executive leadership and our Sustainability, Risk Management, Development, Construction and Property Management Departments. BXP has a dedicated team of sustainability professionals focused on coordinating and collaborating across corporate and regional teams to advance environmental sustainability issues and initiatives.
Our approach to climate-related issues is also informed by robust stakeholder engagement. We are in frequent dialogue with investors, customers, community members, governmental policymakers, consultants and other non-governmental organizations. We are heavily involved in industry associations and participate in conferences and workshops covering sustainability and climate resilience topics. Through these engagements, we enhance our knowledge of climate-related issues and those issues that are most important to our stakeholders and industry best practices.
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/	Human Capital Management and Sustainability
Strategy
We have aligned our climate-related disclosures with the recommendations of the Task Force on Climate-Related Financial Disclosures (“TCFD”). The TCFD framework has informed the development of our strategy for identifying and managing both physical and transition risks associated with climate change. As defined by the TCFD framework, physical risks associated with climate change include acute risks (extreme weather-related events) and chronic risks (such as extreme heat and sea-level rise), and transition risks associated with climate change include policy and legal risks, and other technology, market and reputation-related risks.
We continue to proactively assess the potential risks that may impact the properties in our portfolio, gather information and monitor the evolving regulatory landscape related to climate change. Our process for assessing climate-related risks and their implications on our properties and business includes a climate change scenario analysis that was conducted in 2021 on our portfolio assets and will be updated in 2024. In particular, we engaged Moody’s ESG Solutions (formerly branded as the Four Twenty Seven Application), an independent provider of science-driven insights and analytics on climate risk, for its climate risk scoring to evaluate the forward-looking physical climate risk exposure of our entire portfolio. The scenario analysis and physical risk scoring were based on an RCP 8.5 emissions scenario, which is a worst-case, high-emissions scenario, under a time horizon up to 2040. The scenario analysis included all in-service assets owned by BXP and included climate events such as hurricanes, wildfires, heat, water stress, flooding and sea-level rise. We are also using climate risk data to identify potential risks during the new acquisition diligence process. The analysis of our portfolio in 2021 yielded no material findings.
We consider climate-related risks and opportunities in the context of the following time horizons: short-term (1-2 years), medium-term (3-10 years) and long-term (>10 years). Based on the foregoing process for evaluating climate-related risks, including the scenario analysis, we have identified (1) the following potential physical and transition risks associated with climate change that could impact our portfolio in the future across the stated time horizons and (2) our climate-related opportunities. We will continue to analyze the results of climate risk analyses, including the following risks and opportunities to understand our potential exposure and inform our climate resilience strategy and future investments, which include climate-related risk mitigation and initiatives.
Risk Management
BXP is committed to managing and avoiding the impacts of climate change. Our risk management program includes physical and transition risks, including both climate mitigation (resource efficiency and emissions reduction) and adaptation (integration of climate resilience into our investment decision-making). We are actively acquiring, developing and operating a geographically diverse portfolio of high-quality commercial real estate properties. Individual assets have unique risk profiles and insurance requirements. Through the processes of acquisition, development and operation of our in-service portfolio, our experienced real estate professionals are identifying risks, including business continuity risks, loss exposure related to extreme weather events and impacts of regulation, including permitting requirements, codes, and energy and carbon performance standards. The climate risk profile of each property is largely dependent on the property’s unique attributes, physical location and jurisdictional regulatory requirements.
Asset-Level Risk Management
We carry all-risk property insurance on our properties including those under development. Insurance coverage mitigates the impact on BXP from losses associated with natural catastrophes, such as floods, fires, earthquakes and wind events.
We are preparing for long-term climate risk by considering climate change scenarios and expect that we will continue to assess climate change vulnerabilities resulting from potential future climate scenarios and sea-level rise. We will continue to evaluate existing plans and procedures and proactively implement practical, cost-effective resiliency measures and infrastructure enhancements, including:
•Business Continuity Plans
•Emergency Response and Life Safety Plans
•Emergency Evacuation Planning, Procedures and Drills
•Client Engagement and Coordination
•Life Safety Analysis
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•Elevation of vault, switchgear and critical equipment during new development
•Waterproofing of subgrade infrastructure
•Floodable first floors
•Temporary flood barriers
•Backup generation, emergency lighting and fire pumps
•Onsite energy resources and distributed generation, storage and solar photovoltaic systems.
We are managing transition risks by benchmarking energy, carbon, water and waste performance at the asset level and are prioritizing interventions at underperforming assets. We develop, operate and maintain a large portfolio of buildings that are LEED, ENERGY STAR and/or Fitwel certified. As of December 31, 2023, 91% of our actively managed portfolio was certified under one or more of these frameworks. As a leader in green building, we will continue to make investments in building performance, energy efficiency and decarbonization.
Through our climate action efforts, we believe we can play a leading role in advancing the transition to a low-carbon economy and are taking action to decarbonize operations. GHG sources include the generated electricity and steam at offsite generation facilities, the onsite combustion of fuels (e.g., natural gas), and emissions associated with other business activities, including business travel and new development. We continue to explore and implement creative and cost-effective measures that reduce GHG emissions from our operations.
BXP became a proud signatory of the We Are Still In pledge after the U.S. withdrawal from the Paris Agreement and has aligned emissions reduction targets with climate science. In 2020, the SBTi Target Validation Team classified BXP’s emissions reduction target ambition and determined that it is in line with a 1.5°C trajectory, the most ambitious designation available at the time of submission. We are committed to achieving carbon-neutral operations, or net-zero carbon dioxide equivalent emissions, which includes direct and indirect Scope 1 and Scope 2 GHG emissions, by 2025 from our occupied and actively managed buildings where we have operational control.
BXP’s Carbon-Neutral Operations Strategy
Our strategy to achieve carbon-neutral operations includes the following goals:
1.Energy Efficient Operations – Approximately 1/3 of total carbon reductions by 2025 (below a 2008 base year) from energy conservation and efficient operations.
2.Renewable Energy – Advancement of onsite development of renewable energy systems and sourcing offsite renewable energy to meet 100% of our electricity needs by 2025.
3.Electrification – Explore and advance electrification, prioritizing electrification of new developments and replacement of onsite gas-fired systems at existing buildings at the end of their useful lives.
4.Carbon Offsets – To the extent necessary, offset any remaining emissions during the transition to carbon-free energy.
The resilience of our markets may depend on the action taken by cities to adapt transportation, energy, and communication infrastructure for extreme heat, weather events, sea-level rise and flooding. We will continue to encourage the adaptation of our cities and management of physical and transition risks by maintaining a voice in policy decision-making at the local level through direct engagement and/or advocacy through collective membership-based groups.
Metrics
We closely monitor energy consumption and associated GHG emissions and provide a detailed accounting of sustainability key performance indicators in our annual sustainability reporting. As of the end of 2022, the combined impacts of efficiency measures and renewable energy consumption resulted in a 39% decrease in energy use intensity and an over 70% reduction in Scope 1 and Scope 2 GHG emissions intensity below a 2008 base year. BXP’s carbon-neutral commitment includes direct and indirect Scope 1 and Scope 2 GHG emissions from our actively managed portfolio where we have operational control. Scope 1 and Scope 2 GHG emissions include emissions associated with landlord-controlled energy use within our multi-tenant buildings.
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Scope 1 GHG emissions include all emissions associated with the onsite combustion of fossil fuels for heating, hot water and standby generators. Scope 2 GHG emissions include all emissions associated with the offsite generation of electricity and steam. As our business continues to grow, carbon reduction targets and the transparent disclosure of sustainability metrics will remain a priority.
Public Sustainability Goals and Progress
Our sustainability goals establish targets for energy, GHG emissions, building certifications, water consumption and waste. In 2016, we achieved our first round of energy, emissions and water goals three years early, and we achieved our second emissions reduction target in 2019. By resetting company-wide goals, we seek to increase stakeholder awareness and endeavor to drive continuous year-over-year, like-for-like key performance indicator improvement. We have adopted goals with the following specific time frames, metrics, and targets below the noted baseline years (2022 is the most recent year for which complete and third-party assured data is available):

32x25 Energy Use Reduction Goal

Reduce energy use intensity, targets a 32% reduction by 2025. Units are kBtu/SF.

2022
58.1
2021
55.8
2008
Baseline
94.9
64.7 (2025)

100%
COMPLETE

STATUS: Complete

NOTES: In 2020 and 2021, we exceeded our energy reduction target but did not claim completion due to the impacts of the COVID-19 pandemic on physical occupancy. As our buildings repopulated in 2022, we officially achieved our energy use reduction goal with a 39% decrease in energy use intensity when compared to the 2008 baseline year.

Net-Zero Science-Based Target

Reduce Scope 1, Scope 2, and Scope 3 GHG emissions intensity, targets net-zero carbon emissions by 2050. Units are kgCO_2e/SF.[1,2,3]

2022
4.1
0.0 (2050)

PENDING
SBTi REVIEW

STATUS: In Progress

NOTES: BXP intends to set a Net-Zero Science-based Target by committing to the SBTi's Net-Zero Standard. Companies who commit to the standard have 24 months to establish a net-zero target, inclusive of Scope 3 emissions, which aims to reach net-zero within a timeframe by 2050 at the latest, consistent with limiting warming to 1.5° C. BXP is in the process of evaluating the details of the net-zero target within SBTi's timeframe.

39x24 Science-Based Scope 1+2 Emissions Target

Reduce Scope 1 and Scope 2 GHG emissions intensity 39% by 2024. Units are kgCO_2e/SF.[1,4]

2022
2.1
2021
1.8
2018
Baseline
5.6
3.4 (2024)

75%
COMPLETE

STATUS: In Progress

NOTES: We have aligned emissions reduction targets with the climate science. In 2019 the SBTi Target Validation Team classified BXP's emissions reduction target ambition and has determined that it is in line with a 1.5° C trajectory, currently the most ambitious designation available. The science-based target for Scopes 1 and 2 has been met but will remain in progress pending SBTi validation.

14x25 Science-Based Scope 3 Emissions Target

Reduce Scope 3 – Capital Goods GHG emissions intensity 14% by 2025. Units are MtCO_2e/M^2.

2022
0.12
2021
0.09
2018
Baseline
0.16
0.14 (2025)

75%
COMPLETE

STATUS: In Progress

NOTES: BXP's science-based target for Scope 3 focuses on reducing the emissions intensity of Category 2: Capital Goods. The science-based target for Scope 3 has been met but will remain in progress pending SBTi validation.

[1] Market-based emissions intensity.

[2] Represents Scope 1 and Scope 2 emissions from BXP operations, plus all material Scope 3 emissions.

[3] Square footage used in denominator reflects BXP''s actively managed portfolio, inactively managed portfolio, and new construction portfolio in 2022.

[4] Represents Scope 1, Scope 2, and Scope 3: Category 13 emissions from whole building energy consumption.

50 BXP / 2024 Proxy Statement

Human Capital Management and Sustainability	/

2025 Carbon-Neutral Operations Goal

Reduce Scope 1 and Scope 2 GHG emissions intensity, targets net-zero carbon emissions from operations by 2025. Units are $kgCO_2e/SF$.[1,2]

2022
1.0
0.0 (2025)
PENDING
2023 DATA

STATUS: In Progress

NOTES: We have committed to achieving carbon-neutral operations, or net-zero carbon dioxide equivalent emissions, by 2025. The commitment includes direct and indirect Scope 1 and Scope 2 emissions associated with BXP operations at actively managed office buildings. The status of our current goal has been reset since we allocated tenant-related GHG emissions to Scope 3 - Category 13 in 2022.

87x25 Building Certification Goal

Increase building certifications, including ENERGY STAR, LEED, and Fitwel 10% by 2025. Units are % SF certified.

2022
86
2021
84
2020
Baseline
77
87 (2025)
90%
COMPLETE

STATUS: In Progress

NOTES: We are on track to increase the certification percentage of our actively managed portfolio to 87%. BXP has added a sustainability-linked pricing component to our credit facility, aligned with our 87x25 Building Certification Goal. Certifications increased from 77% to 86% in 2022.

30x25 Water Use Reduction Goal

Commitment to reduce water use intensity, targets a 30% reduction by 2025. Units are gallons/SF.

2022
10.7
2021
8.9
2008
Baseline
19.3
13.5 (2025)
100%
COMPLETE

STATUS: Complete

NOTES: In 2020 and 2021, we exceeded our water reduction target but did not claim completion due to the impacts of the COVID-19 pandemic on physical occupancy. As our buildings repopulated in 2022, we officially achieved our water use reduction goal with a 45% decrease in water use intensity when compared to the 2008 baseline year.

60x25 Waste Diversion Goal

Increase waste diverted from landfill, targets a 60% diversion rate by 2025. Units are % diverted.

2022
47.3
2021
49.5
2008
Baseline
36.0
60.0 (2025)
47%
COMPLETE

STATUS: In Progress

NOTES: In 2021 we established a commitment to achieve a 60% diversion rate by 2025.

[1] Market-based emissions intensity.

[2] Represents Scope 1 and Scope 2 emissions from BXP operations.

Sustainability & Impact Reporting
A notable part of our commitment to sustainable development and operations is our commitment to transparent reporting of sustainability performance indicators, as we recognize the importance of this information to investors, lenders and others in understanding how BXP assesses sustainability information and evaluates risks and opportunities. We publish an annual Sustainability & Impact Report that is aligned with the Global Reporting Initiative (GRI) Framework, United Nations Sustainable Development Goals and the SASB Framework. BXP’s Sustainability & Impact Report includes our strategy, key performance indicators, annual like-for-like comparisons and achievements. The report is available on our website at http://www.bxp.com under the heading “Commitment.” Our annual sustainability reports, including all of our energy, water and emissions metrics included therein, are assured by an independent, third-party assurance expert. The assurance expert performs an independent verification for certain of our performance indicators and issues an opinion, which is attached to each sustainability report, that opines on each sustainability report’s inclusiveness, materiality, sustainability context, completeness and reliability.
We have been an active participant in the green bond market since 2018, which provides access to sustainability-focused investors interested in the positive environmental externalities of our business activities. Since 2018, BPLP has issued an aggregate of $5.1 billion of green bonds in six separate offerings. The terms of the green bonds have restrictions that limit our allocation of the net proceeds to “eligible green projects.” We publish Green Bond Allocation Reports disclosing the full or partial allocation, as applicable, of net proceeds from the green bond offerings to eligible green projects. We have published five Green Bond Allocation Reports that have allocated more than $3.4 billion in net proceeds to eligible green projects, with the remaining net proceeds to be allocated to future eligible green projects pending final LEED certifications. The Green Bond Allocation Reports are available on our website at http://www.bxp.com under the heading “Commitment,” but are not incorporated by reference in this proxy statement or any other document we file with the SEC.
BXP / 2024 Proxy Statement 51

Executive Officers
Biographies of our executive officers, other than Messrs. Thomas and Linde, are presented below, based on information furnished to us by each executive officer. Each executive officer holds office until the regular meeting of the Board of Directors following the next annual meeting of stockholders and until his or her successor is duly elected and qualified, or until his or her earlier resignation or removal. Information for Messrs. Thomas and Linde is included above under "Proposal 1 / Election of Directors—Nominees for Election" beginning on page 12.

Name	Age(1)	Position	Joined BXP

Raymond A. Ritchey	73	Senior Executive Vice President	1980
Michael E. LaBelle	60	Executive Vice President, Chief Financial Officer & Treasurer	2000
Bryan J. Koop	65	Executive Vice President, Boston Region	1999
Rodney C. Diehl	59	Executive Vice President, West Coast Regions	2005
Peter V. Otteni	50	Executive Vice President, Co-Head of the Washington, DC Region	2000
Hilary J. Spann	48	Executive Vice President, New York Region	2021
John J. Stroman	45	Executive Vice President, Co-Head of the Washington, DC Region	2005
Donna D. Garesché	58	Executive Vice President, Chief Human Resources Officer	2010
Eric G. Kevorkian	53	Senior Vice President, Chief Legal Officer & Secretary	2003
Michael R. Walsh	57	Senior Vice President, Chief Accounting Officer	1986
1.Ages are as of May 22, 2024, the date of the 2024 annual meeting of stockholders.
52 BXP / 2024 Proxy Statement

Executive Officers	/

•Senior Executive Vice President of BXP since January 2016, supporting BXP's Washington, DC, Los Angeles, and Seattle regional businesses, as well as coordinating companywide leasing and cross-regional client relationships
•Various positions at BXP since 1980, including Executive Vice President, Head of our Washington, DC Office and National Director of Acquisitions and Development and Senior Vice President and Co-Manager of our Washington, DC office
•Joined BXP in 1980, leading our expansion to become one of the dominant real estate firms in the Washington, DC metropolitan area
•A leading commercial real estate broker in the Washington, DC area with Coldwell Banker from 1977 to 1980
•Immediate past president of the Board of Spanish Education Development (SED) Center
•Member of the Federal City Council and The Economic Club of Washington
•Founding member of the National Association of Industrial and Office Properties (NAIOP), Northern Virginia
•Professional honors include: ULI Lifetime Achievement Award; Man of the Year, CREW; Brendan McCarthy Award; CREBA; Good Scout of the Year, Boy Scouts; Trendsetter of the Year, Transwestern; Developer of the Year (numerous organizations); Junior Achievement Man of the Year; and Washington Business Hall of Fame
•Graduate of the U.S. Naval Academy and U.S. Naval Post Graduate School in Monterey, California

Raymond A. Ritchey Senior Executive Vice President

•Executive Vice President, Chief Financial Officer & Treasurer of BXP since January 2016, with responsibility for overseeing the finance, accounting, tax, internal audit and investor relations departments, as well as capital markets, treasury management, credit underwriting, financial strategy and planning
•Various positions at BXP since March 2000, including Senior Vice President, Chief Financial Officer & Treasurer from November 2007 to January 2016 and Senior Vice President, Finance from February 2005 to November 2007
•Former Vice President & Relationship Manager with Fleet National Bank from 1991 to 2000, with responsibility for financing large-scale commercial real estate developments
•Former Associate National Bank Examiner with the Office of the Comptroller of the Currency in New York City specializing in commercial real estate debt portfolio analysis and valuation in commercial banks located throughout the Mid-Atlantic and Northeastern United States
•Member of the National Advisory Board for the University of Colorado Real Estate Center
•Member of the Board of the Legacy Fund of the Medfield Foundation
•Received a BS in Economics from the University of Colorado

Michael E. LaBelle Executive Vice President, Chief Financial Officer & Treasurer

BXP / 2024 Proxy Statement 53

/	Executive Officers

•Executive Vice President, Boston Region of BXP since January 2016, with responsibility for overseeing the operation of our existing regional portfolio in the Boston area, which includes the Boston CBD, Cambridge and Waltham/Lexington submarkets and developing new business opportunities in the area
•Senior Vice President and Regional Manager of our Boston office from 1999 to 2016
•Various positions at Trammell Crow Company from 1982 to 1999, where his career covered high-rise office building leasing and the development of commercial office buildings and shopping centers, including Managing Director and Regional Leader for Trammell Crow Company's New England region, with responsibility for all commercial office and shopping center operations
•Director of the Massachusetts Chapter of NAIOP, the Boston Green Ribbon Commission, the Kendall Square Association and the Ron Burton Training Village
•Member of the Boston Children's Hospital Champions for Children's Committee
•Former chairman of the Back Bay Association
•Received a BBA and an MBA from Texas Christian University

Bryan J. Koop Executive Vice President, Boston Region

•Executive Vice President, West Coast Regions of BXP since February 2024, with responsibility for overseeing existing operations in the San Francisco Bay Area, Los Angeles and Seattle regions and developing new business opportunities in those areas
•Senior Vice President and Co-Head of the West Coast Regions of BXP from September 2023 to February 2024 and Senior Vice President, Leasing of BXP from May 2005 to September 2023, with responsibility for all Bay Area leasing activities
•Former Senior Vice President of Acquisitions from June 2004 to April 2005 and Regional Manager for Northern California from June 1997 to June 2004 of Bedford Property Investors
•Various positions with Koll Management Services and Cushman & Wakefield throughout his 30+ years in the commercial real estate industry
•Licensed California officer and real estate broker
•Member of Urban Land Institute, NAIOP and the International Council of Shopping Centers
•Received a BA in Economics from the University of California at Davis and an MBA from St. Mary’s College

Rodney C. Diehl Executive Vice President, West Coast Regions

54 BXP / 2024 Proxy Statement

Executive Officers	/

•Executive Vice President, Co-Head of the Washington, DC Region of BXP since January 2022, with joint responsibility for business activities and direct responsibility for overseeing project development, construction and marketing activities for our Washington, DC region
•Various positions at BXP since 2000, including Senior Vice President, Co-Head of the Washington, DC Region from April 2021 to December 2021; Senior Vice President and Head of Development from January 2016 to April 2021; and Vice President, Development from January 2006 to January 2016
•Member of the Board of Directors of National Capital Area Region for the March of Dimes
•Received a BS in Commerce from the University of Virginia and an MBA from the University of North Carolina, Kenan-Flagler Business School

Peter V. Otteni Executive Vice President, Co-Head of the Washington, DC Region

•Executive Vice President, New York Region of BXP since September 2021 and Head of the New York Region since January 2022 with responsibility for overseeing all aspects of our New York and Princeton, New Jersey activities, including development, acquisitions, leasing, property management and construction activities
•Various positions at CPP Investments from March 2016 to July 2021, including (1) Managing Director, Head of Real Estate Investments Americas from July 2017 to July 2021, with responsibility for leading all aspects of the real estate business, including investment strategy, talent acquisition and management, and portfolio management, and (2) Managing Director, Head of United States Real Estate Investments from March 2016 to July 2017
•Various positions at the Global Alternatives Group at J.P. Morgan Asset Management, including Managing Director, Head of Northeast Acquisitions, from May 2001 to February 2016
•Independent Director and member of the Sustainability Committee of Goodman Group (ASX: GMG) since April 2022
•Trustee of the Urban Land Institute ("ULI")
•Trustee of the Madison Square Park Conservancy
•Board of Governors of Real Estate Board of New York
•Real Estate Life Science Advisory Board, New York City
•Former director of the ULI Foundation
•Received a BS in Architecture and a Masters of City Planning from the College of Architecture at the Georgia Institute of Technology
•Studied architecture at the Ecole d’Architecture de Paris – La Villette

Hilary J. Spann Executive Vice President, New York Region
BXP / 2024 Proxy Statement 55

/	Executive Officers

•Executive Vice President, Co-Head of the Washington, DC Region of BXP since January 2022, with joint responsibility for business activities and direct responsibility for overseeing the leasing, legal and property management activities for our Washington, DC region
•Various positions at BXP since 2005, including
•Senior Vice President, Co-Head of the Washington, DC Region of BXP from April 2021 to December 2021; Senior Vice President, Leasing from 2020 to April 2021; Vice President, Leasing from 2019 to 2020; and Vice President, Development from 2011 to 2019
•Received a BS in Civil Engineering from Johns Hopkins University and an MBA, Real Estate Development from the University of North Carolina, Kenan-Flagler Business School

John J. Stroman Executive Vice President, Co-Head of the Washington, DC Region

•Executive Vice President, Chief Human Resources Officer of BXP since February 2023, with responsibility for leading and executing BXP's human capital strategy, providing strategic direction on human resource initiatives related to talent management, leadership development, succession planning, structuring competitive benefit and compensation systems, performance management, training and development, and employee relations
•Various positions at BXP since 2010, including Senior Vice President, Chief Human Resources Officer from 2020 to February 2023: Senior Vice President, Human Resources from 2016 to 2020; and Vice President, Human Resources from 2010 to 2016
•Former Vice President, Human Resources for AEW Capital Management
•Former Director, Human Resources for Beacon Properties
•Received a BA from Saint Anselm College, an MA from Boston College, and holds an Executive & Organizational Coaching Professional certification from Columbia University

Donna D. Garesché Executive Vice President, Chief Human Resources Officer

56 BXP / 2024 Proxy Statement

Executive Officers	/

•Senior Vice President, Chief Legal Officer & Secretary of BXP since June 2022, with responsibility for overseeing the legal and risk management departments
•Senior Vice President, Senior Corporate Counsel of BXP from 2008 to June 2022 and Vice President, Corporate Counsel of BXP from 2003 to 2008. In those roles, Mr. Kevorkian was responsible for advising the Board of Directors and senior management on all securities law, corporate governance, general corporate law, executive compensation, REIT compliance, and tax matters. He also participates in the corporate and tax structuring of BXP’s significant real estate joint venture transactions. Mr. Kevorkian also plays a key role in BXP’s corporate financings, including more than $30 billion of public and private debt and equity offerings
•Former attorney at Goodwin Procter LLP from 1995 to 2003, where he was a member of the firm’s M&A/Corporate Governance and REITs & Real Estate Capital Markets practice groups and was elected Partner in May 2002
•Vice Chair of Nareit’s Corporate Governance Council and a frequent speaker at Nareit conferences
•Chairman of the Board of Directors of the Hockomock Area YMCA from June 2021 to June 2023, Vice Chair from June 2018 to June 2021 and a member of the Board since June 2015
•Received a BA in Economics from the University of Pennsylvania, a JD/MPA, magna cum laude, from Syracuse University, and an LLM in Taxation from Boston University

Eric G. Kevorkian Senior Vice President, Chief Legal Officer & Secretary

•Senior Vice President, Chief Accounting Officer of BXP since May 2016, with responsibility for overseeing BXP's financial reporting, property accounting and tax compliance and providing transactional support on capital markets activity
•Executive Vice President, Chief Financial Officer and Treasurer of Paramount Group, Inc., a REIT focused on Class A office properties in New York City, Washington, DC and San Francisco, from March 2015 to March 2016
•Various positions at BXP from 1986 to 2015, including Senior Vice President, Finance and Capital Markets with responsibility for overseeing its accounting, financial reporting, financial analysis and tax functions and participated extensively in investor relations matters
•Co-chair of Nareit's Accounting Committee
•Member of Nareit's Best Financial Practices Council
•Board member of the Boston Athletic Academy, a non-profit youth development organization that combines athletics with education
•Received a BS, magna cum laude, from Eastern Nazarene College

Michael R. Walsh Senior Vice President, Chief Accounting Officer

BXP / 2024 Proxy Statement 57

Principal and Management Stockholders
The table below shows the amount of BXP common stock and units of partnership interest in our Operating Partnership beneficially owned as of February 12, 2024 by:
•each director and nominee for director;
•each of our named executive officers (“NEOs”);
•all directors and executive officers of BXP as a group; and
•each person known by us to be the beneficial owner of more than 5% of our outstanding common stock.
On February 12, 2024, there were:
•157,010,980 shares of our common stock outstanding;
•16,508,277 common units of partnership interest in our Operating Partnership (“common units”) outstanding (other than the common units held by Boston Properties, Inc.), each of which is redeemable for one share of BXP common stock (if BXP elects to issue common stock rather than pay cash upon such redemption);
•2,687,398 long term incentive units of partnership interest in our Operating Partnership (“LTIP units”) outstanding that were issued as part of our long-term incentive (“LTI”) program, each of which, upon the satisfaction of certain performance and service conditions, is convertible into one common unit; and
•121,153 deferred stock units outstanding.
All references in this proxy statement to LTIP units exclude LTIP units issued pursuant to 2022 Multi-Year Long-Term Incentive Plan ("MYLTIP") awards, 2023 MYLTIP awards and 2024 MYLTIP awards because the three-year performance periods of these awards had not ended by February 12, 2024. LTIP units issued pursuant to 2022 MYLTIP awards, 2023 MYLTIP awards and 2024 MYLTIP awards are collectively referred to herein as “Unearned Performance Awards.” None of our directors, nominees for director or NEOs beneficially owned any preferred units or shares of our preferred stock.
58 BXP / 2024 Proxy Statement

Principal and Management Stockholders	/

	Common Stock		Common Stock and Units
Name and Address of Beneficial Owner*	Number of Shares Beneficially Owned(1) (#)	Percent of Common Stock(2) (%)	Number of Shares and Units Beneficially Owned(1) (#)	Percent of Common Stock and Units(3) (%)

Directors, Nominees and Named Executive Officers(4)
Kelly A. Ayotte	747	**	10,822	**
Bruce W. Duncan(5)	21,000	**	33,138	**
Carol B. Einiger(6)	46,779	**	61,927	**
Diane J. Hoskins	10,328	**	10,328	**
Mary E. Kipp	542	**	5,436	**
Joel I. Klein	16,547	**	30,785	**
Douglas T. Linde(7)	183,563	**	657,344	**
Matthew J. Lustig(8)	24,940	**	42,036	**
Timothy J. Naughton	—	**	—	**
Owen D. Thomas	10,483	**	620,048	**
William H. Walton, III	5,713	**	14,741	**
Derek Anthony (Tony) West	4,330	**	4,330	**
Raymond A. Ritchey(9)	—	**	259,076	**
Michael E. LaBelle	23,894	**	200,480	**
Bryan J. Koop	10,284	**	126,906	**
All directors and executive officers as a group (22 persons)(4)	395,003	**	2,386,871	1.35%
5% Holders
The Vanguard Group(10)	23,446,379	14.93	23,446,379	13.30%
BlackRock, Inc.(11)	18,575,604	11.83	18,575,604	10.54%
Norges Bank (The Central Bank of Norway)(12)	12,695,570	8.09	12,695,570	7.20%
State Street Corporation(13)	12,135,782	7.73	12,135,782	6.88%
*    Unless otherwise indicated, the address is c/o Boston Properties, Inc., 800 Boylston Street, Suite 1900, Boston, Massachusetts 02199-8103.
**    Less than 1%.
1.The number of shares of BXP common stock “beneficially owned” by each beneficial owner is determined under rules issued by the SEC. This information is not necessarily indicative of beneficial ownership for any other purpose. “Number of Shares Beneficially Owned” includes the number of shares of BXP common stock issuable to directors upon settlement of deferred stock units on or within 60 days after February 12, 2024. The “Number of Shares and Units Beneficially Owned” includes all shares included in the “Number of Shares Beneficially Owned” column plus the number of shares of BXP common stock for which common units and LTIP units may be redeemed (assuming, in the case of LTIP units, that they have first been converted into common units). Under the limited partnership agreement of the Operating Partnership, the holders of the common units and LTIP units (assuming conversion in full into common units, as applicable) have the right to
BXP / 2024 Proxy Statement 59

/	Principal and Management Stockholders
redeem the units for cash or, at BXP's option, shares of BXP common stock, subject to certain conditions. Except as otherwise noted, each beneficial owner has sole voting and investment power over the shares and units. Holders of common units, LTIP units and deferred stock units are not entitled to vote such units on any of the matters presented at the 2024 annual meeting.
2.The total number of shares outstanding used in calculating this percentage assumes the conversion into shares of BXP common stock of all deferred stock units held by the beneficial owner and that no deferred stock units held by other beneficial owners are converted.
3.The total number of shares outstanding used in calculating this percentage assumes (a) that all common units and LTIP units (assuming conversion in full into common units, if applicable) are presented to the Operating Partnership for redemption and are acquired by BXP for shares of BXP common stock, (b) does not separately include outstanding common units held by BXP, as these common units are already reflected in the denominator by the inclusion of all outstanding shares of common stock, and (c) the conversion into shares of BXP common stock of all deferred stock units the receipt of which has not been deferred to a date later than 60 days after February 12, 2024.
4.Includes the number of shares of common stock and deferred stock units shown in the table below. Also includes, only under the “Number of Shares and Units Beneficially Owned” column, the number of common units and LTIP units shown in the table below. Excludes Unearned Performance Awards.

Name	Common Stock(a) (#)	Deferred Stock Units(b) (#)	Common Units (#)	LTIP Units(a) (#)

Kelly A. Ayotte	—	747	—	10,075
Bruce W. Duncan	21,000	—	—	12,138
Carol B. Einiger	18,000	28,779	—	15,148
Diane J. Hoskins	10,328	—	—	—
Mary E. Kipp	542	—	—	4,894
Joel I. Klein	—	16,547	—	14,238
Douglas T. Linde	183,563	—	—	473,781
Matthew J. Lustig	10,000	14,940	—	17,096
Timothy J. Naughton	—	—	—	—
Owen D. Thomas	10,483	—	—	609,565
William H. Walton, III	—	5,713	—	9,028
Derek Anthony (Tony) West	3,390	940	—	—
Raymond A. Ritchey	—	—	130,570	128,506
Michael E. LaBelle	23,894	—	—	176,586
Bryan J. Koop	10,284	—	—	116,622
All directors and executive officers as a group (22 persons)	327,337	67,666	171,996	1,819,872
(a)     Includes the following unvested shares of common stock and unvested LTIP units: Ms. Ayotte — 3,390 LTIP units; Mr. Duncan — 3,390 LTIP units; Ms. Einiger — 3,390 LTIP units; Ms. Hoskins — 3,390 shares of common stock; Ms. Kipp — 3,390 LTIP units; Mr. Klein — 3,390 LTIP units; Mr. Linde — 100,847 LTIP units; Mr. Lustig — 3,390 LTIP units; Mr. West — 3,390 shares of common stock; Mr. Walton — 3,390 LTIP units; Mr. LaBelle — 25,586 LTIP units and 12,608 shares of common stock; and Mr. Koop — 26,246 LTIP units.
(b)    Excludes deferred stock units, the settlement of which has been deferred to a date later than 60 days after February 12, 2024 and will be paid out in a lump sum on a specified date or in ten annual installments following the date of the director's cessation of service pursuant to deferral elections as follows: Ms. Ayotte — 6,726; Mr. Duncan — 7,537; Ms. Kipp — 3,550; and all directors and executive officers as a group — 17,813 (see “Compensation of Directors—Deferred Compensation Program” on page 63).
5.Includes 21,000 shares of common stock held indirectly through a trust of which Mr. Duncan is the beneficiary and trustee.
6.Includes 8,000 shares of common stock held indirectly through a trust of which Ms. Einiger is the beneficiary and trustee.
7.Includes (x) 700 shares of common stock held by Mr. Linde’s spouse for which Mr. Linde has shared voting and dispositive power and (y) 2,100 shares of common stock held by Mr. Linde’s children.
60 BXP / 2024 Proxy Statement

Principal and Management Stockholders	/
8.Includes 10,000 shares of common stock held indirectly through a trust of which Mr. Lustig is the beneficiary and trustee.
9.Includes, only under the “Number of Shares and Units Beneficially Owned” column, (x) 31,265 common units held by a trust of which Mr. Ritchey is a beneficiary and Mr. Ritchey’s spouse is the sole trustee and (y) 10,500 common units held by a grantor retained annuity trust of which Mr. Ritchey is the beneficiary and trustee.
10.Information regarding The Vanguard Group (“Vanguard”) is based solely on a Schedule 13G/A filed by Vanguard with the SEC on February 13, 2024. Vanguard’s address is 100 Vanguard Blvd., Malvern, PA 19355. The Schedule 13G/A indicates that Vanguard does not have sole voting power with respect to any shares of common stock and has shared voting power with respect to 316,534 shares of common stock, sole dispositive power with respect to 22,684,658 shares of common stock and shared dispositive power with respect to 761,721 shares of common stock.
11.Information regarding BlackRock, Inc. (“BlackRock”) is based solely on a Schedule 13G/A filed by BlackRock with the SEC on January 23, 2024. BlackRock’s address is 50 Hudson Yards, New York, NY 10001. The Schedule 13G/A indicates that BlackRock has sole voting power with respect to 16,747,579 shares of common stock and sole dispositive power with respect to all of the shares of common stock.
12.Information regarding Norges Bank (The Central Bank of Norway) ("Norges Bank") is based solely on a Schedule 13G/A filed by Norges Bank with the SEC on February 14, 2023. Norges Bank's address is Bankplassen 2, PO Box 1179 Sentrum, NO 0107 Oslo, Norway. The Schedule 13G/A indicates that Norges Bank has sole voting and dispositive power with respect to all of the shares of common stock.
13.Information regarding State Street Corporation ("State Street") is based solely on a Schedule 13G/A filed by State Street with the SEC on January 30, 2024. State Street's address is State Street Financial Center, One Congress Street, Suite 1, Boston, MA 02114-2016. The Schedule 13G/A indicates that State Street does not have sole voting or dispositive power with respect to any shares of common stock and has shared voting power with respect to 7,791,872 shares of common stock and shared dispositive power with respect to 12,111,568 shares of common stock.
BXP / 2024 Proxy Statement 61

Compensation of Directors
At our 2022 annual meeting of stockholders, our stockholders approved the Boston Properties, Inc. Non-Employee Director Compensation Plan (the "Director Compensation Plan"), effective January 1, 2022. The Director Compensation Plan sets forth the cash and equity compensation that is paid to our non-employee directors in a specific, formulaic manner.
Directors who are also employees of BXP or any of its subsidiaries (i.e., Messrs. Thomas and Linde) receive no additional compensation for their services as directors.
Components of Director Compensation
Cash Retainers
Non-employee directors do not receive meeting fees for attending any meeting of our Board of Directors or a committee thereof. Instead, during 2023, we paid our non-employee directors the following cash retainers for Board and committee service under the Director Compensation Plan:

Role/Committee	Annual Cash Retainer(1)(2) ($)	Committee Chair Retainer(1)(2) ($)	Committee Member Retainer(1)(2) ($)

All Non-Employee Directors for Board Services	85,000
Chairman of the Board(2)	125,000
Lead Independent Director(2)	50,000
Audit Committee		20,000	15,000
Compensation Committee		15,000	10,000
NCG Committee		15,000	10,000
Sustainability Committee		15,000	10,000
1.The sum of all cash retainers are payable in quarterly installments in arrears, subject to proration for periods of service less than a full quarter in length.
2.A retainer is only payable to the Chairman of the Board if the Board appoints an independent Chairman. Otherwise, a retainer is paid to the Lead Independent Director. The retainer payable to the Chairman or the Lead Independent Director is in addition to all other retainers to which the Chairman or the Lead Independent Director may be entitled, and the retainers payable to each committee chair are in addition to the retainers payable to all members of the committee.
Non-employee directors are also reimbursed for reasonable expenses incurred to attend Board of Directors and committee meetings.
Equity Compensation
The Director Compensation Plan provided for grants of equity to non-employee directors in 2023 as follows:
•Annual Grant. Each continuing non-employee director received, on the fifth business day after the 2023 annual meeting of stockholders, an annual equity award with an aggregate value of $165,000.
•Initial Grant. Any new non-employee director that is appointed to our Board of Directors other than at an annual meeting of stockholders would be entitled to receive, on the fifth business day after the appointment, an initial equity award with
62 BXP / 2024 Proxy Statement

Compensation of Directors	/
an aggregate value of $165,000 (prorated based on the number of months from the date of appointment to the first anniversary of the Company's most recently held annual meeting of stockholders).
•Annual and initial equity awards are made in the form of shares of restricted common stock or, if elected by the director, LTIP units (or a combination of both).
•The actual number of shares of restricted common stock and LTIP units that we granted was determined by dividing the fixed value of the grant by the closing market price of our common stock on the NYSE on the grant date.
•Annual and initial grants of LTIP units and restricted common stock vest 100% on the earlier of (1) the first anniversary of the grant date and (2) the date of the next annual meeting of stockholders.
Accordingly, on May 31, 2023, the fifth business day after our 2023 annual meeting of stockholders, the last reported sale price of a share of our common stock on the NYSE was $48.67, and we granted each of Mses. Ayotte, Einiger, Hoskins and Kipp and Messrs. Duncan, Klein, Lustig, Walton and West 3,390 LTIP units or shares of restricted common stock.
Deferred Compensation Program
In accordance with our Amended and Restated Rules and Conditions for Directors’ Deferred Compensation Program, non-employee directors may elect to defer all cash retainers otherwise payable to them and to receive the deferred cash compensation in the form of BXP common stock or in cash following cessation of service on our Board of Directors. Each director who elects to defer his or her cash retainers is credited with a number of deferred stock units determined by dividing the amount of the cash compensation deferred during each calendar quarter by the closing market price of our common stock on the NYSE on the last trading day of the quarter. Hypothetical dividends on the deferred stock units are “reinvested” in additional deferred stock units based on the closing market price of the common stock on the cash dividend payment date.
Directors may elect to receive payment of amounts in their accounts either in (x) a lump sum of shares of our common stock equal to the number of deferred stock units in a director’s account or (y) ten annual installments following the director’s cessation of service on our Board of Directors. In addition, non-employee directors who elect a deferred payout following their cessation of service may elect to change their notional investment from BXP common stock to a deemed investment in one or more measurement funds. The director may only make such an election after the director’s service on the Board ends, the effective date must be at least 180 days after the latest issuance date on which deferred stock units are credited to the director’s account, the election is irrevocable and the director may only elect to change the notional investment in 25% increments. Payment of a director’s account that has been changed to measurement funds will be made in cash instead of shares of our common stock. The measurement funds available to directors are the same as those available to our executives under our Nonqualified Deferred Compensation Plan. See “Compensation of Executive Officers—Nonqualified Deferred Compensation in 2023” on page 109.
Director Stock Ownership Guidelines
Our Board believes it is important to align the interests of our directors with those of our stockholders and that directors hold equity ownership positions in BXP. Accordingly, each non-employee director is expected to retain an aggregate number of shares of our common stock, deferred stock units (and related dividend equivalent rights) in the Company, and LTIP units and common units in the Operating Partnership, whether vested or not, equal to at least five (5) times the value of the then-current annual cash retainer paid to non-employee directors for their service on the Board, without respect to service on committees of the Board or as Lead Independent Director or Chairman, as applicable. Until the director complies with the ownership guidelines set forth above, he or she is expected to retain all equity awards granted by the Company or the Operating Partnership (less amounts sufficient to fund any taxes owed relating to such equity awards). The deferred stock units (and related dividend equivalent rights) in the Company and LTIP units and common units in the Operating Partnership shall be valued by reference to the market price of the number of shares of our common stock issuable upon the settlement or exchange of such units assuming that all conditions necessary for settlement or exchange have been met. For purposes of valuing shares of our common stock and other equity securities valued by reference to our common stock under these ownership guidelines, the market price of our common stock used to value such equity shall be the greater of (1) the market price on the date of purchase or grant of such equity or (2) the market price as of the date on which compliance with these ownership guidelines is measured.
BXP / 2024 Proxy Statement 63

/	Compensation of Directors
Director Compensation Table
The following table summarizes the compensation earned by our non-employee directors during the year ended December 31, 2023.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Total ($)

Kelly A. Ayotte	118,071	148,500	266,571
Bruce W. Duncan	120,666	148,500	269,166
Carol B. Einiger	108,063	148,500	256,563
Diane J. Hoskins	120,000	165,000	285,000
Mary E. Kipp	122,143	148,500	270,643
Joel I. Klein	129,243	148,500	277,743
Matthew J. Lustig	120,000	148,500	268,500
David A. Twardock(3)	51,429	—	51,429
William H. Walton, III	95,000	148,500	243,500
Derek Anthony (Tony) West(3)	57,679	165,000	222,679
1.Mses. Ayotte, Einiger and Kipp and Messrs. Duncan, Klein, Lustig, Twardock, Walton and West deferred the cash fees they earned during 2023 and received deferred stock units in lieu thereof. The following table summarizes the deferred stock units credited to the directors' accounts during 2023.

Name	Deferred Stock Units Earned During 2023 (#)

Kelly A. Ayotte	1,984.31
Bruce W. Duncan	1,988.48
Carol B. Einiger	1,790.15
Mary E. Kipp	2,017.70
Joel I. Klein	2,139.10
Matthew J. Lustig	1,992.43
David A. Twardock	972.69
William H. Walton, III	1,574.27
Derek Anthony (Tony) West	913.90
64 BXP / 2024 Proxy Statement

Compensation of Directors	/
2.Represents the total fair value of restricted common stock and LTIP unit awards granted to non-employee directors in 2023, as determined in accordance with the Financial Accounting Standards Board's Accounting Standards Codification 718 "Compensation — Stock Compensation" ("ASC Topic 718"), disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. A discussion of the assumptions used in calculating these values can be found in Note 15 to our 2023 audited financial statements beginning on page 186 of our Annual Report on Form 10-K for the year ended December 31, 2023 included in the annual report that accompanied this proxy statement. Our non-employee directors had the following unvested equity awards outstanding as of December 31, 2023:

Name	LTIP Units (#)	Common Stock (#)

Kelly A. Ayotte	3,390	—
Bruce W. Duncan	3,390	—
Carol B. Einiger	3,390	—
Diane J. Hoskins	—	3,390
Mary E. Kipp	3,390	—
Joel I. Klein	3,390	—
Matthew J. Lustig	3,390	—
David A. Twardock	—	—
William H. Walton, III	3,390	—
Derek Anthony (Tony) West	—	3,390
3.On May 23, 2023, Mr. Twardock's service on our Board of Directors ended and Mr. West was elected to our Board of Directors.
BXP / 2024 Proxy Statement 65

Compensation Discussion and Analysis
This Compensation Discussion and Analysis, or “CD&A,” sets forth our philosophy and objectives regarding the compensation of our named executive officers, including how we determine the elements and amounts of executive compensation. When we use the term “Committee” in this CD&A, we mean the Compensation Committee of BXP’s Board of Directors.

2023 Named Executive Officers ("NEOs")	Owen D. Thomas Chief Executive Officer	Douglas T. Linde President

	Raymond A. Ritchey Senior Executive Vice President	Michael E. LaBelle Executive Vice President, Chief Financial Officer & Treasurer

Bryan J. Koop Executive Vice President, Boston Region

CD&A Roadmap
66 BXP / 2024 Proxy Statement

Compensation Discussion and Analysis	/
Executive Summary

Considerations		Decisions & Results
è
Received ~89% stockholder support for BXP's executive compensation program for four consecutive years (2020-2023)		Maintained the same overall design, structure & components of BXP's executive compensation program for 2023

Exceeded 2023 goals and generated 2023 TSR of +11%, significantly improved from 2022 TSR		CEO's 2023 actual TDC was 2.8% greater than 2023 target TDC and 2.2% greater than 2022 actual TDC

Continued Commitment to BXP’s Executive Compensation Program
For 2023, the Committee retained the overall design, structure and components of BXP’s executive compensation program, reaffirming the Committee's commitment to align the interests of our NEOs with those of our stockholders. To achieve this objective, we grant a significant portion of our NEOs’ target total direct compensation in the form of long-term incentive (“LTI”) equity awards (i.e., 75% for our CEO), consisting of both performance-based and time-based equity awards. As BXP’s total stockholder return (“TSR”) fluctuates, the value of equity awards previously granted correspondingly fluctuates.
The Committee values our stockholders’ support of our executive compensation program, which informed the decision to maintain the same overall executive compensation program for 2023. This decision was reaffirmed in May 2023 when, for the fourth consecutive year, our stockholders expressed their support for our executive compensation program with more than 89% of the shares cast FOR our advisory Say-on-Pay proposal.
The 2023 Environment
Each year, when the Committee determines the target total direct compensation ("TDC") amounts and the goals against which each executive’s performance will be assessed for that year, the Committee evaluates the opportunities in front of the executive team. For 2023, the Committee conducted this evaluation in the context of the broader economy, supply and demand challenges for commercial office space, particularly with respect to demand from technology and life sciences companies, and the expected interest rate environment for 2023. In addition, the slowing economy combined with stubbornly high inflation affected our clients’ operations and long-term decision-making, which generally muted leasing activity in varying degrees depending on location and further exacerbated the uncertainty over the future performance of the office sector.
Despite these obstacles, our NEOs and other executive officers provided strong leadership; produced strong leasing results; further strengthened BXP's balance sheet through numerous financings and refinancings; allocated capital and made selective investments intended to enhance long-term growth and value; continued to execute our development pipeline; deepened our existing relationships with certain key institutional partners; and advanced our sustainability initiatives. The Committee believes our NEOs executed our overall strategy and produced strong operating results in 2023.
The overall design, structure and components of BXP's executive compensation program remain optimized to drive long-term performance. The Committee regularly reviews the executive compensation with a goal of ensuring that the performance goals and metrics are well-designed to incentivize short- and long-term operational achievements that deliver shareholder value (see "2024 MYLTIP Structure & Design”).
BXP / 2024 Proxy Statement 67

/	Compensation Discussion and Analysis
2023 BXP Performance Highlights
The following are highlights of BXP’s 2023 operational performance:

Exceeded Financial Target	•Achieved FFO per share of $7.30(1) under the 2023 Annual Incentive Plan, exceeding BXP's diluted FFO per share target goal by $0.17 per share

Strong Leasing
•Signed leases for a total of approximately 4.2 million(2) square feet despite challenging operating environments for our clients and the corresponding impact on space demand
•Signed leases having an aggregate weighted-average lease term of 8.2 years(2)

Capital Management
Enhanced liquidity, repaid or extended maturing debt, and accessed capital despite extremely challenged debt and capital market conditions, high interest rates and negative office sentiment that deeply and negatively impacted commercial real estate
•Completed debt and private equity market activities totaling approximately $4.5 billion (of which our share was approximately $4.0 billion), including
✓entered into a $1.2 billion unsecured term loan in January 2023, a portion of the proceeds of which were used to fully repay a $730 million unsecured term loan maturing in May 2023
✓issued $750 million of “green bonds” in May 2023
✓raised approximately $750 million in private equity commitments in November 2023 from an institutional investor for a 45% joint venture interest in each of 290 Binney and 300 Binney Streets(3)

BXP Life Sciences Expansion
•Commenced the development/redevelopment of two, 100% pre-leased life sciences projects totaling 802,000 square feet in Kendall Square in Cambridge, Massachusetts
✓290 Binney Street, a ground-up laboratory/life sciences development project
✓300 Binney Street, a laboratory/life sciences redevelopment project
•Completed and fully placed in-service 751 Gateway in South San Francisco, California, an approximately 231,000 net rentable square feet laboratory/life sciences development project that is 100% leased and in which BXP owns a 49% interest in the property.

68 BXP / 2024 Proxy Statement

Compensation Discussion and Analysis	/

Opportunistic Capital Allocation
•Acquired joint venture interests from two institutional partners in three assets that BXP expects will be accretive to BXP's short-term and long-term earnings for an aggregate cash purchase price of $48 million. The acquired ownership interests include:
✓a 45% interest in Santa Monica Business Park in Santa Monica, California, which is 88% leased(4)
✓an ~29% interest in 360 Park Avenue South in New York, New York, which is under redevelopment
✓a 50% interest in 901 New York Avenue in Washington, DC, which is 84% leased(4)

Leadership in Sustainability
•Maintained BXP's industry leadership position in sustainability evidenced by continued recognition from industry groups and the receipt of other key distinctions, including:
✓ranking among the top real estate companies in the GRESB assessment, earning the highest 5-Star rating and BXP’s twelfth consecutive GRESB “Green Star” designation
✓being named to the Dow Jones Sustainability Index (DJSI) North America for the 3rd consecutive year, the only office REIT in the index
✓being named a 2024 ENERGY STAR Partner of the Year – Sustained Excellence Award for the 4th consecutive year

1.Represents diluted FFO per share after adjusting for certain transactions in accordance with the terms of the 2023 Annual Incentive Plan. Prior to adjustments and as disclosed in public filings, diluted FFO per share for 2023 was $7.28. For disclosures required by Regulation G, refer to Appendix A to this proxy statement.
2.Includes 100% of leases signed at consolidated and unconsolidated properties (but excludes residential and hotel properties). In addition, for weighted-average lease term, based on lease term and square footage.
3.The 300 Binney Street transaction closed in November 2023. The 290 Binney Street joint venture closed in March 2024.
4.Percentage leased is as of December 31, 2023; includes leases with future commencement dates. The 901 New York Avenue acquisition closed on January 8, 2024.
2023 Compensation Decisions and Highlights
2023 Employment Agreements
On February 28, 2023, BXP entered into a Second Amended and Restated Employment Agreement with Mr. Ritchey, 73, who has served as BXP's Senior Executive Vice President since January 2016 and has been employed by BXP since 1980. Under his new employment agreement, Mr. Ritchey agreed to continue to serve as BXP's Senior Executive Vice President through December 31, 2023 and, on average, devote at least approximately 50% of his business time to BXP’s business and affairs. In consideration for such service, the agreement (1) set Mr. Ritchey's base salary at $750,000 for 2023, which represented no change from 2022; (2) established a 2023 target cash bonus opportunity of $1,650,000, with the actual earned amount to be determined by the Committee after assessing Mr. Ritchey's performance against established leasing, business and individual goals; (3) eliminated any LTI equity incentive opportunity for 2023 performance (which would have been granted in early 2024) and (4) eliminated Mr. Ritchey’s right to receive tax gross-up payments. Mr. Ritchey’s 2022 target TDC was $6.8 million. Under his new employment agreement, Mr. Ritchey's 2023 target TDC was $2.4 million, representing a decrease of approximately 65% from 2022. Mr. Ritchey’s total 2023 compensation as calculated in accordance with Item 402(c) of Regulation S-K and presented in the Summary Compensation Table on page 102 includes $4.1 million of LTI equity that was granted to Mr. Ritchey in early 2023 for 2022 performance. However, Mr. Ritchey did not receive any LTI equity awards for 2023 performance. For this reason, the Committee does not expect Mr. Ritchey to be an NEO for 2024.
BXP / 2024 Proxy Statement 69

/	Compensation Discussion and Analysis
In determining the terms of Mr. Ritchey's 2023 employment agreement, the Committee balanced the anticipated reduction in BXP workload with, among other things, the material benefits that inure to BXP from Mr. Ritchey's continued involvement in our business. These include the positive impact of his direct involvement in certain of BXP’s key transactions in 2023 (see Mr. Ritchey’s NEO Scorecard on page 87 for more information), his instrumental role in the development of our leadership teams in our two newest markets – Los Angeles and Seattle, the importance of his continued mentorship of many other current and future BXP leaders, and his positive impact on BXP's overall culture. Based on the foregoing, Mr. Ritchey's 2023 compensation arrangements did not include him in the 2023 annual cash incentive plan (“AIP”) to which all other NEOs were subject and instead focused on a set of pre-established leasing, business and individual goals. As a result, throughout this CD&A, unless otherwise noted, Mr. Ritchey is not included in references to our NEOs, collectively, or "NEOs as a group" for information and data linked to or that includes the 2023 AIP and LTI equity grants for 2023 performance (granted in early 2024). See “Compensation of Executive Officers—Employment Agreements—Summary of Mr. Ritchey’s Employment Agreement.”
In 2023, we also entered into an Amended and Restated Employment Agreement with Mr. Thomas, effective July 1, 2023, pursuant to which he agreed to continue to serve as BXP's Chief Executive Officer through December 31, 2026. The Amended and Restated Employment Agreement did not change Mr. Thomas’ base salary, target cash bonus or target total compensation for 2023. Consistent with BXP's policy not to provide new rights to receive tax gross-up payments, Mr. Thomas is not entitled to receive any such payments. See “Compensation of Executive Officers—Employment Agreements—Summary of Mr. Thomas' Employment Agreement.”
70 BXP / 2024 Proxy Statement

Compensation Discussion and Analysis	/
2023 NEO Compensation Decisions

2023 Executive Compensation Framework
In 2023, the Committee maintained the following framework:
•the percentage of target TDC that is variable: ~93% of our CEO’s target TDC is “at risk,” and more than 90% of our NEOs’ target TDC is “at risk”
› ~75% of our CEO’s target TDC is paid in equity
› ~68% of our NEOs’ target TDC is paid in equity
•the overall design, structure and categories of the AIP, including the same three categories - (1) diluted FFO per share, (2) leasing and (3) business & individual goals - upon which each NEO's bonus is determined formulaically, ranging from zero to a max opportunity of 150% of target
•the LTI equity allocations: 55% performance-based and 45% time-based equity for our CEO; 50% performance-based and 50% time-based equity for all other NEOs
•the design and structure of the performance-based MYLTIP program, including the same, two equally weighted components with payout opportunities based on BXP’s relative and absolute TSR performance over a three-year performance period.

2023 AIP Payouts
In January 2024, the Committee determined and approved bonus payments as provided under the 2023 AIP as follows:
•BXP’s diluted FFO per share for 2023 resulted in a payout of 124% of each NEO’s target for that category
•for all executives subject to the 2023 AIP, earned short-term leasing payouts ranging from 0% to 137% of target and earned total leasing payouts ranging from 53% to 146% of target, in each case, depending on regional leasing results
◦for the NEOs specifically, earned short-term leasing payouts ranging from 76% to 90% of target and earned total leasing payouts ranging from 114% to 120% of target
•for all executives subject to the 2023 AIP, earned payouts for the business & individual goals category ranging from 80% to 150% of target
◦for the NEOs specifically, earned payouts ranging from 100% to 150% of target for this category
Our NEOs received total cash bonuses that ranged between 104.0% to 127.8% of their respective target bonus amounts.

2023 Long-Term Incentive Equity Decisions
For 2023, the Committee awarded the NEOs 100% of their target LTI equity amounts (granted on February 6, 2024). The ultimate value of these awards will depend on BXP’s performance over the multi-year performance and vesting periods. See “2023 Executive Compensation —LTI Equity Compensation” for more information regarding these awards.

BXP / 2024 Proxy Statement 71

/	Compensation Discussion and Analysis
Our Executive Compensation Program
Executive Compensation Philosophy
In 2023, we maintained the overall structure, design and components of the executive compensation program to:
•attract and retain talented and experienced executives in the commercial real estate markets in which we operate,
•provide target total compensation opportunities to be competitive with companies in our benchmarking peer group, considering the skill sets required to implement our strategy and the market for such talent (see “—Determining Executive Compensation—Compensation Advisor’s Role & Benchmarking Peer Group—Benchmarking Peer Group”),
•align our NEOs’ compensation with the Company’s strategy and business objectives for creating long-term value for our stockholders without encouraging unnecessary or excessive risk-taking,
•provide NEOs incentives to achieve key corporate and regional goals by linking formulaically annual cash incentive awards to the achievement of those goals, as well as goals tailored for each individual, and
•provide a majority of target total direct compensation opportunity for the NEOs in the form of LTI equity awards, a majority of which are performance-based (55% for our CEO) and the value of which is dependent on BXP’s TSR over three years, both on a relative basis compared to the Company’s most directly comparable peers and on an absolute basis.
Components of Executive Compensation

Component	Why We Pay It

Base Salary	Provide a fixed, competitive level of cash compensation that reflects the NEO’s leadership role, job function and the market rate for the executive’s experience and responsibilities

Annual Cash Incentive
Reward NEOs for the achievement of annual financial, operational and strategic goals that drive stockholder value, thereby aligning our NEOs’ interests with those of our stockholders
•Annual cash bonuses for each NEO are linked to performance against goals in three weighted categories, and each NEO has target and maximum bonus opportunities that allow for payouts ranging from 0 to 150% of target

Performance-Based Equity (MYLTIP)
Align the interests of our NEOs with those of our stockholders
Motivate, retain and reward NEOs to achieve multi-year, strategic business objectives that are intended to drive company and executive outperformance
•Create a direct link between executive pay and relative and absolute TSR performance
•Enhance executive officer retention with 100% vesting after completion of a three-year performance period (i.e., “cliff vesting”), with one additional year of post-vesting transfer restrictions

Time-Based Equity
Align the interests of our NEOs with those of our stockholders
Motivate, retain and reward NEOs to achieve multi-year, strategic business objectives that drive absolute TSR outperformance
•Create a direct link between executive pay and absolute TSR performance
•Enhance executive officer retention with time-based, multi-year vesting schedules for equity incentive awards

72 BXP / 2024 Proxy Statement

Compensation Discussion and Analysis	/
Compensation Governance Practices
The following table highlights key features of our executive compensation program.

What We Do	What We Don't Do

~93% of our CEO’s target TDC is at risk. The vast majority of target TDC is variable (i.e., not guaranteed); salaries comprise a small portion of each NEO’s total compensation opportunity.	No tax gross-ups. We do not provide any new executive with tax gross-ups for payments made in connection with a change of control.

Bonus pay linked to pre-established goals. Annual cash bonuses for our NEOs are linked to performance against goals in three categories, and each NEO has target and maximum bonus opportunities.	No hedging, pledging or short sales. We do not allow hedging, pledging or short sales of Company securities.

~75% of our CEO's target TDC is granted in equity. We align the interests of our CEO with those of our long-term investors by awarding ~75% of his target TDC in the form of equity (2/3 for our NEOs as a group), 55% of which consists of equity in the form of performance-based MYLTIP awards (for all other NEOs, 50% is performance-based).

Risk mitigation factors in compensation policies and procedures. Our compensation policies do not encourage unnecessary or excessive risk taking by our NEOs because, among other reasons, incentive compensation is not based on a single performance metric, it covers both short-term and long-term business objectives, and we do not guarantee minimum payouts

Capped bonuses and LTI awards. We have caps on annual cash and long-term equity incentives.	No stock option repricing. We do not allow for the repricing of stock options.

Clawback policy. We have a clawback policy that requires the recovery of any erroneously awarded incentive-based compensation in the event of a financial restatement.
We do not pay full dividends on unearned performance-based LTI awards. Recipients of performance-based LTI equity awards receive only 10% of the dividends paid on a share of BXP common stock unless and until they are earned.

Stock ownership guidelines for all executives. We have robust stock ownership guidelines for our executives (for our CEO, 6.0x base salary).

Independent compensation consultant. We engage an independent compensation consultant to advise the Committee.

BXP / 2024 Proxy Statement 73

/	Compensation Discussion and Analysis
2023 Say-On-Pay Vote & Investor Outreach
Say-on-Pay Vote
At our 2023 annual meeting of stockholders, more than 89% of the votes cast supported our “Say-on-Pay” advisory vote. The 2023 compensation year was our fourth year utilizing a more objective, formulaic annual bonus plan, which our Committee implemented beginning in 2020 based on investor feedback. Stockholder support for our executive compensation program has been consistent since that change, as evidenced by an average of more than 89% in support for our Say-on-Pay advisory proposals over the last four years. The continued support of our stockholders is a direct result of our commitment to actively engage with our investors on all matters, including executive compensation, and our responsiveness to the feedback received.
Investor Outreach & Feedback
We are firmly committed to learning investors’ perspectives and believe that proactive engagement is an effective means to solicit and receive valuable feedback. This feedback is essential as we set our strategy and refine our policies and practices. We conduct outreach throughout the year to ensure that management and the Board understand the issues of importance to our investors and address them appropriately. The Board regularly reviews stockholder feedback, which informs Board discussions on various topics, including investment philosophy and outlook, market fundamentals and expectations, and our approaches to executive compensation, Board composition, risk oversight, environmental and social initiatives, human capital management and corporate governance generally.
We believe our engagement efforts have been meaningful for our investors and us, and we are pleased that in 2023 Institutional Investor ranked us #3 among all REITs in four categories (as voted by buy-side analysts): Best Company Board, Best ESG Program, Best IR Program and Best Analyst Days, and #1 among office REITs in these categories.
In 2023, we engaged directly and frequently with our investors in various forums and through different media (including in-person and virtual meetings). We allocate time each quarter following our earnings release and public conference call to speak with our investors regarding any additional questions on topics of interests. In addition to discussions in the ordinary course of business, BXP successfully hosted (1) non-deal roadshows in Chicago, Toronto, Montreal and New York City meeting with more than 30 potential and existing investors, and (2) its second annual ESG Virtual Investor Call, which more than 170 individuals viewed.
In addition, we participated in (1) numerous real estate conferences throughout the year, including the 2023 Citi Global Property CEO Conference, BMO's Real Estate Conference, Nareit REITweek Investor Conference, Bank of America 2023 Global Real Estate Conference, 2023 Evercore ISI Conference and the 2023 Nareit REITworld Conference, and (2) two conferences for non-REIT-dedicated investors: the BofA Financials Conference and Barclays Global Financial Conference. We held one-on-one meetings with various current and potential investors at these conferences, from which we gained helpful insight into matters of importance to the investors.
In the aggregate, in 2023, we engaged directly with representatives of more than 300 firms, including approximately 133 U.S. and international institutional investors who owned, in the aggregate, approximately 63% of the total number of outstanding shares of BXP common stock as of December 31, 2023.
2023 Executive Compensation
2023 Annual Target Compensation
In January of each year, the Committee establishes a target amount for TDC for each NEO by considering competitive benchmarking data, position, level of responsibility and experience, and, for our EVPs, our CEO’s and President's recommendations, and for our President, our CEO's recommendations. Targets are reviewed annually and adjusted if the Committee determines that it is appropriate to do so. The Committee may also adjust target compensation to reflect changes in or new responsibilities for a particular executive. In considering the appropriate annual target amounts for each component for 2023, the Committee considered the challenging economic conditions globally, nationally and specific to the commercial real estate industry (i.e., high inflation and interest rates, remote work headwinds, etc.), as well as the specific challenges our NEOs were expected to face in 2023.
74 BXP / 2024 Proxy Statement

Compensation Discussion and Analysis	/
For 2023, the Committee remained committed to the established executive compensation framework and did not change its overall design, structure or components. As a result, the Committee (1) maintained identical target cash bonus amounts for each NEO for 2023 for the second consecutive year and (2) approved increases to the NEOs' base salaries (2.7% for our CEO and 2.6% for the NEOs as a group, including Mr. Ritchey) and target LTI equity awards (5.3% for our CEO and 6.3% for the NEOs as a group, excluding Mr. Ritchey). As noted above, Mr. Ritchey's employment agreement did not change his base salary for 2023, and provided that he would not be entitled to receive LTI equity for 2023.
The target TDC for 2023 for each NEO was as follows:

Name	Salary ($)	Target Bonus ($)	Target LTI Equity ($)	Total Target Compensation ($)

Owen D. Thomas	950,000	2,350,000	10,000,000	13,300,000
Douglas T. Linde	800,000	1,900,000	6,300,000	9,000,000
Raymond A. Ritchey	750,000	1,650,000	—	2,400,000
Michael E. LaBelle	550,000	1,250,000	2,500,000	4,300,000
Bryan J. Koop	440,000	1,250,000	1,600,000	3,290,000
Variable or “at-risk” pay, consisting of annual cash bonuses and LTI equity awards, constitutes the vast majority of our executive compensation. Having a significant portion of our executives’ compensation at risk more closely aligns their interests with our long-term interests and those of our stockholders. For our CEO and NEOs as a group, variable pay for 2023 was approximately 93% and more than 90%, respectively, of target TDC. This emphasis on variable pay allows the Committee to reward good performance and penalize poor performance. The following graphics illustrate the mix between fixed pay (base salary) and variable pay incentives (short-term incentives in the form of cash bonuses and long-term incentives in the form of both time-based and performance-based LTI equity awards) for our CEO and the NEOs as a group, in each case, based on 2023 target compensation levels.
Target TDC Mix

Compensation Component	CEO	NEOs (as a group)(1)
Salary	7.1%	9.2%

Cash Bonus	17.7%	22.6%

LTI Equity Compensation	75.2%	68.2%

–– At Risk
1 Excludes Mr. Ritchey.
Cash Compensation
Base Salary
The Committee determines the base salary for each NEO. It is intended to provide a fixed level of compensation that reflects the NEO’s leadership role and the relative market rate for similarly situated executives in the NEO’s position. The Committee determines whether to adjust base salaries based on various factors, including benchmark versus peers and changes in individual duties and responsibilities. Any increases to base salaries are generally determined in January of the compensation year and become effective in February.
BXP / 2024 Proxy Statement 75

/	Compensation Discussion and Analysis
In January 2023, the Committee increased four of the five NEOs’ base salaries by approximately 2.6% in the aggregate. As previously noted, Mr. Ritchey's base salary did not change. In January 2024, the Committee determined to maintain the same base salaries for all NEOs for 2024 other than Mr. Koop, whose base salary increased by $10,000 or ~2%. Base salaries for 2022 and 2023, and the year-over-year change, for each NEO are set forth below.

Name	2022 Base Salary ($)	2023 Base Salary ($)	Year-over-Year (% Change)

Owen D. Thomas	925,000	950,000	2.7
Douglas T. Linde	775,000	800,000	3.2
Raymond A. Ritchey	750,000	750,000	—
Michael E. LaBelle	525,000	550,000	4.8
Bryan J. Koop	425,000	440,000	3.5
2023 Annual Incentive Plan (AIP)
Program Design and Structure
In January 2020, based mainly on feedback received from our investors in 2019, the Committee established a new, more formulaic AIP under which annual cash bonuses payable to our executive officers are directly linked to the achievement of specific, pre-established goals. We continue to use the same AIP structure except for small shifts in weighting between categories and calculations in past years to more closely link each executive’s performance to his or her goals and incentivize executive performance.
Bonus Opportunity
Under the 2023 AIP, each NEO had a target bonus opportunity expressed in a fixed dollar amount. Actual earned amounts under the plan may range from zero (0) to 150% of target, depending on performance versus the annual goals in each category, with payout interpolated for performance between Threshold and Maximum.

Performance Level for Each Category	Payout (% of Target)

>= Maximum	150
Target	100
Threshold	50
<Threshold	Zero
2023 AIP Categories
We use a “scorecard” approach for our bonus determinations. This approach is intended to reflect a comprehensive analysis by the Committee of corporate, regional and individual performance based on performance in three categories: (1) diluted FFO per Share, (2) Leasing and (3) Business & Individual goals.
•Diluted FFO per Share. The Committee selected diluted FFO per share as a key financial metric for the 2023 AIP because it is the earnings metric most commonly used by investors and analysts to evaluate the performance of REITs, both on an absolute and relative basis. As such, the Committee considers this to be an important, company-wide performance metric that is objective, drives near-term business strategies and ensures alignment of the interests of our executives with those of our stockholders. For 2023, the target for diluted FFO per share was determined using the midpoint of BXP’s 2023 diluted FFO per share guidance, which was publicly announced to our investors in late
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January 2023. Each year, when the Committee reviews performance results to determine earned payouts under the AIP, actual diluted FFO per share is adjusted in accordance with the terms of the AIP for acquisitions, dispositions, early debt redemption charges, and similar transactions and circumstances (in the discretion of the Committee) that can not be predicted at the time the Company provides FFO per share guidance to investors and thus are not included therein.
•Leasing. The Committee selected this category because it is an objective measure fundamental to the Company’s short-term and long-term success. It links corporate, regional and individual performance by formula to the amounts paid. The Committee established specific leasing goals, starting at the property level, rolling up by region and then aggregating to corporate leasing goals, as the second component. The leasing goals were then categorized as short-term and total to encourage the executives to focus on current addressable vacancies and near-term roll-over and avoid scenarios in which leasing goals are met solely due to unexpected early renewals. The leasing goals are measured at the regional level for Mr. Koop and the other regional EVPs and at the corporate level for our CEO, President and CFO.
•Business & Individual Goals. Business goals include milestone-oriented objectives related to acquisitions, dispositions, delivering development and construction projects on time and budget, achieving the desired returns on investments, securing entitlements for future development projects, launching new developments, the opportunistic use of joint ventures, and the management of capital expenditures and general and administrative expense. Business goals are based on regional priorities for Mr. Koop and the other regional EVPs. For the CEO and President, business goals include a relevant subset of those regional goals and goals related to overall corporate strategy and executive management. The CFO’s business goals relate to balance sheet management, capital raising, and other Finance Department priorities.
Individual goals include leadership and professional development goals, diversity initiatives, succession planning and sustainability priorities for each executive. The Committee considers performance outcomes against Business & Individual goals and objectives, as well as the context in which they were achieved (e.g., degree of difficulty, importance to BXP, headwinds and tailwinds during the year and other similar factors).
One of the Committee’s primary objectives when establishing Business & Individual goals each year, including in 2023, is to set annual goals that meaningfully advance the Company’s strategy for sustainable, long-term growth and value creation despite the short-term window for assessing performance against these goals. In some cases, it is not possible to assess an executive's performance against certain Business & Individual goals based on quantitative outcomes. In addition, the relative importance of some goals may be greater in one year than in another, depending on the circumstances when the Committee establishes the goals.
BXP / 2024 Proxy Statement 77

/	Compensation Discussion and Analysis
2023 AIP Weightings
As part of the Committee’s annual executive compensation process, in January 2023, the Committee reviewed and reassessed the AIP, including its categories and weightings. Based on its review of the AIP, the Committee concluded that the categories and weightings were appropriate. For the 2023 AIP, the performance measurement categories and weighting of each category were as follows:

	Weightings (%)
Annual Cash Bonus Performance Measures	Thomas	Linde	LaBelle	Koop

FFO per Share	30	30	30	20
Leasing (Short-Term and Total)(1)
Overall BXP	30	30	30
Boston Region				40
Business & Individual Goals
Overall BXP	40	40
Finance			40
Boston Region				40
Total	100	100	100	100
1.Includes five "reach" leasing goals for which Messrs. Thomas, Linde, LaBelle and Koop had the opportunity to earn a positive adjustment to their payout percentages under the leasing category by up to ten percentage points if achieved.
2023 NEO Scorecards
Each year, with input from the CEO and President, the Committee establishes the categories (i.e., FFO per share, leasing and business & individual goals), the weightings for each category and the goals within each category under the AIP with the objective of directly linking each executive’s performance against the goals to the amount of the annual cash bonuses paid to such executive. Since the adoption of the Company’s more formulaic bonus plan in 2020, the Committee has generally used the same process to ensure that the goals are sufficiently rigorous and motivate our executives to meaningfully advance BXP’s business strategies, regardless of the economic conditions under which the Company is then operating.
As explained above, the target for diluted FFO per share is set using the midpoint of BXP’s diluted FFO per share guidance that is publicly announced to investors, typically in late January each year. Each year, the primary drivers of this guidance are expected revenue from contractual leases, speculative leasing projections that would lead to additional GAAP revenue during the year, the expected delivery of a property or properties under development, and projected operating expenses for our properties, general and administrative expense and interest expense.
In January 2023, when the Committee set the 2023 target for diluted FFO per share, the trajectory of the U.S. economy was uncertain. At the time, the rate of inflation was slowing, but remained generationally high, and interest rates continued to remain elevated. Against this economic backdrop, the Committee set the target for diluted FFO per share of $7.13, the midpoint of the diluted FFO per share guidance for 2023, which represented a projected 5.3% decrease in diluted FFO per share compared to actual 2022 diluted FFO per share. The primary driver for the projected decline was the significant increase in the cost of capital due to the aggregate 425-basis point increase in interest rates announced by the Federal Reserve throughout 2022, with additional increases expected throughout 2023. Given the Company’s outstanding floating rate debt and the need to refinance fixed rate debt upon maturity, this dramatic increase in interest rates negatively impacted the Company’s projected net interest expense for 2023. For the foregoing reasons, the Committee believed the 2023 target diluted FFO of $7.13 per share was rigorous and appropriate.
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The quantitative leasing goals under the AIP differ from year to year – sometimes materially – based on leasing activity the Committee determines is reasonably possible. The process of setting the leasing goals each year necessarily begins by analyzing the amount of currently vacant space in the Company’s portfolio, the amount of space covered by leases with near-term maturities in 2023 and the amount of space covered by leases with terms that expire more than twelve (12) months later (2024 and beyond). The Committee also considers the potential difficulty in successfully leasing the space. This includes factoring potential leases that are already subject to a letter of intent or the terms of which are under negotiation at the time the goals are established, and it also considers the probability of signing early lease renewals more than one year prior to lease maturity. For example, for 2023, there was less square footage covered by expiring leases that could be included in the leasing goals compared to 2022. During more robust economic conditions, BXP may also have a leasing target for new development starts that could have a material impact on the overall leasing volumes. As a point of reference, the 2022 leasing goals included new development starts that totaled approximately 800,000 square feet of leasing, however, similar opportunities were not available in 2023.
In addition, the Committee factors the overall health of the economies in the regions in which the Company operates and the expected impact those conditions will have on leasing demand. For example, at the beginning of 2023, all three of our West Coast regions were experiencing a supply of office space that far exceeded the demand in those regions. Current and prospective clients in these markets were dominated by technology and life science companies that were laying-off employees and facing materially greater interest rates that caused them to defer major leasing decisions. The Committee then considers the totality of these factors when setting the threshold and maximum payout opportunities. The Committee believes the consistent process by which it sets the leasing goals each year helps ensure that they are rigorous.
As a result of these considerations, the Committee established the following 2023 targets for short-term and total leasing that were less than actual short-term and total leasing achieved in 2022: 3.2 million square feet and 3.4 million square feet, respectively. The Committee determined these leasing targets were appropriately rigorous in light of the leasing opportunities available in 2023 in our operating asset portfolio and our development pipeline, the anticipated impacts of the slowing economy on our clients' operations and long-term decision-making, and the weakening supply and demand fundamentals in our markets.
For the 2023 leasing category, based on preliminary discussions with clients leading into 2023, the Committee added five additional leasing opportunities, the execution of which was highly uncertain at the beginning of the year. These opportunities were large, unique and binary in nature — i.e., they would either be completed or not, leading to an all-or-nothing payout for each additional lease. Therefore, such leasing opportunities were not included in management's annual leasing goals because the successful (or unsuccessful) execution of any one of the leases could improperly skew the results of the leasing goals. Instead, the Committee designated these five leasing opportunities as "reach" leasing goals for which each of the corporate executives (Messrs. Thomas, Linde and LaBelle) and Mr. Koop had the opportunity to earn a positive adjustment to his leasing category payout percentage if achieved, prorated for each executive (by six percentage points for Mr. Koop related to three leasing opportunities in the Boston region, and by ten percentage points for the corporate executives related to the three Boston region opportunities, one in Los Angeles and one in Washington, DC). Only one of these "reach" leasing transactions was completed in 2023 - a 467,000 square foot lease extension in Los Angeles.
Set forth in the following tables is a summary of each NEO’s performance measures and weightings, with specific threshold, target and maximum payout opportunities for each of the diluted FFO per share and leasing performance categories, and the principal Business & Individual goals, along with each NEO’s performance results for 2023. The Committee considers absolute and/or relative performance outcomes against Business & Individual goals, as well as the context in which they were achieved (e.g., degree of difficulty, importance to BXP, headwinds and tailwinds during the year and other similar factors), but no specific weightings are ascribed to each of the Business & Individual goals. The following scorecards include only the most material Business & Individual goals for each NEO that the Committee considered in assessing 2023 performance.
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/	Compensation Discussion and Analysis

Owen D. Thomas
Performance Category	Weighting		Threshold	Target	Maximum	2023 Results	Category Payout %

FFO per Share			$6.77	$7.13	$7.49	$7.30(1)	124.0
Leasing (in square feet)		Short-term	1.9M	3.2M	4.4M	2.9M	90.0(2)
		Total	2.0M	3.4M	4.8M	3.7M	114.0(2)
Business & Individual Goals							120.0
1.Represents diluted FFO per share. Under the terms of the 2023 AIP, diluted FFO per share is subject to adjustment for certain transactions. For disclosures required by Regulation G, refer to Appendix A to this proxy statement.
2.In accordance with the terms of the 2023 AIP, Mr. Thomas earned an additional two percentage points for the successful leasing of one of the five "reach" leasing goals in 2023, an approximately 467,000 square foot, multi-building lease extension at Santa Monica Business Park.

Key 2023 Business & Individual Goals
•Provide leadership and support to the management team to complete 2023 operational and capital goals
•Implement and oversee reorganization of West Coast regions and its leadership structure following LA region leadership change and in anticipation of Mr. Pester's retirement in early 2024
•Maintain personal engagement with key clients, counterparties and private equity investors to generate commercial opportunities for BXP
•Collaborate with and assist BXP's President, CFO and Finance team to execute 2023 capital raising plan
•Remain active in investor relations activities by maintaining accessibility and visibility to BXP shareholders, as well as developing stronger relationships with targeted investors to, among other things, achieve growth in private equity relationships and existing partnerships
•Execute strategy to sell more than $500 million of assets (to the extent feasible based on capital markets conditions)
•Advance BXP’s environmental and sustainability goals with particular focus on progress towards BXP's (1) goal to achieve carbon-neutral operations by 2025 and (2) strategy to reduce scope 3 greenhouse gas emissions
•Continue to lead and support HR and BXP’s DEI Council to advance diversity efforts and maintain progress against goals
•Provide market intelligence and thought leadership to BXP Board of Directors and support, as needed, for individual directors
•Leverage role and industry stature to promote premier workplace as BXP's market position differentiator and certain other sector-specific initiatives for the benefit of BXP (e.g., importance of in-person work)
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Assessment
In assessing Mr. Thomas’ performance against his Business & Individual goals, the Committee noted in particular that Mr. Thomas:
•provided steady leadership to BXP’s employees, stockholders and Board of Directors through the economic downturn and ramifications of the negative sentiment on office through, among other things, clear communications focused on the resilience of BXP's overall business and strategies and differentiating BXP's premier workplace market position from traditional office.
•collaborated with and assisted BXP’s President, CFO and Finance team to exceed 2023 capital raising goals despite nearly illiquid capital market conditions due to higher interest rates and negative office industry sentiment, which resulted in more than $4.5 billion of capital raised.
1.In the unsecured debt markets, completed a $1.2 billion term loan facility in January 2023, increased the availability under our revolving credit facility by an additional $315 million, and issued $750 million aggregate principal amount of “green bonds” in May 2023
2.In the secured debt markets, closed a $600 million mortgage loan collateralized by a three-building portfolio located in Cambridge, Massachusetts, in October 2023 and numerous property-level refinancings totaling approximately $929 million in aggregate principal amount (of which our share was approximately $423 million)
3.In the private equity markets, raised approximately $750 million from an institutional partner for 45% interests in two development/redevelopment projects in Kendall Square in Cambridge, Massachusetts
•continued to promote BXP’s business and branding to highlight its premier workplace portfolio and differentiate BXP from its peers in the office sector, and leveraged leadership role and industry stature to combat the negative sentiment towards the office industry generally through many speaking engagements.
•actively engaged with new potential investors and existing partners to generate commercial opportunities for BXP. In particular, Mr. Thomas had direct involvement with many of BXP's key partners, which led to:
1.the opportunistic acquisition of joint venture interests from two institutional partners in three assets for an aggregate cash purchase price of $48 million; and
2.the significant ~$750 million private equity capital raise in an otherwise constrained capital markets environment, which also further strengthened BXP's existing partnership with the institutional investor.
•successfully executed reorganization and leadership transition for the West Coast regions with the appointment of Mr. Rod Diehl as Executive Vice President, West Coast Regions, to succeed Mr. Pester upon his retirement in early 2024.
•successfully advanced BXP’s sustainability and diversity efforts and maintained BXP’s leadership position in sustainability in the real estate industry.
In addition, the Committee noted that Institutional Investor ranked Mr. Thomas as #1 Best CEO among all mid-cap REITs.
After assessing Mr. Thomas' performance against his Business & Individual goals and the relative importance of the goals, the Committee determined that Mr. Thomas earned 120% of the target for the Business & Individual goals category.
TOTAL ANNUAL INCENTIVE PAYOUT AS A % OF TARGET = 115.8%
BXP / 2024 Proxy Statement 81

/	Compensation Discussion and Analysis

Douglas T. Linde
Performance Category	Weighting		Threshold	Target	Maximum	2023 Results	Category Payout %

FFO per Share			$6.77	$7.13	$7.49	$7.30(1)	124.0
Leasing (in square feet)		Short-term	1.9M	3.2M	4.4M	2.9M	90.0(2)
		Total	2.0M	3.4M	4.8M	3.7M	114.0(2)
Business & Individual Goals							120.0
1.Represents diluted FFO per share. Under the terms of the 2023 AIP, diluted FFO per share is subject to adjustment for certain transactions. For disclosures required by Regulation G, refer to Appendix A to this proxy statement.
2.In accordance with the terms of the 2023 AIP, Mr. Linde earned an additional two percentage points for the successful leasing of one of the five "reach" leasing goals in 2023, an approximately 467,000 square foot, multi-building lease extension at Santa Monica Business Park.

Key 2023 Business & Individual Goals
•Provide leadership to the management team to complete 2023 operational and capital goals, including direct oversight and close monitoring of progress towards company-wide leasing, development and capital spending goals
•Work closely with leasing teams on strategies to lease vacant and uniquely distinctive space
•Directly supervise numerous key corporate functions, including the Finance, Sustainability, Information Systems and Legal Departments, and oversee and support specified initiatives within those departments
•Facilitate growth in new private capital investor pipeline, as well as existing private capital relationships, and continue to provide strong engagement and support to BXP's investor relations efforts
•Collaborate with and assist BXP’s CEO, CFO and Finance team to execute 2023 capital raising plan, including specific goal to assess and execute capital raise for BXP's life sciences and residential assets in Kendall Square in Cambridge
•Advance BXP’s environmental and sustainability goals with particular focus on (1) procuring renewable energy pursuant to a virtual power purchase arrangement to manage risks related to carbon emissions, and (2) facilitating the successful adoption of an energy usage and reporting application by BXP's engineering teams to add efficiencies to BXP's processes related thereto
•Play an active role in assisting specified regions and departments with leadership and personnel transitions, including assist BXP's CEO in the reorganization of West Coast regions and its leadership structure
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Assessment
In assessing Mr. Linde’s performance against his Business & Individual goals, the Committee noted in particular that Mr. Linde:
•provided direct oversight over progress toward achieving company-wide leasing, development and capital spending goals, which positively impacted BXP’s (1) successful execution of a total of approximately 4.2 million square feet of leases in 2023 despite slowed leasing activity due to economic conditions, including an approximately 467,000 square foot early renewal that was designated as a "reach" leasing goal in early 2023, (2) delivery of four development projects, (3) completion of retrocommissioning projects in the New York and Boston regions and evaluations of the projects' effectiveness, and (4) management of general and administrative expenses.
•meaningfully contributed to the successful completion of numerous transactions, including the complex structuring for the View Boston Observatory prior to its grand opening in June 2023, and guided BXP team members in negotiating and consummating the opportunistic acquisition of ownership interests from two joint venture partners in three assets and the ~$750 million private equity capital raise for two development/redevelopment projects in Cambridge, Massachusetts.
•directly supervised BXP’s Finance, Sustainability, Information Systems, and Legal Departments and oversaw the advancement and/or achievement of key functional initiatives.
1.For the Finance Department, assisted in capital raising strategy and decisions, which resulted in more than $4.5 billion of capital raised.
2.For the Sustainability Department, oversaw BXP’s achievement and/or advancement of environmental and sustainability goals, as applicable. Among other sustainability achievements, BXP (1) announced in April 2023 its achievement of energy and water reduction targets, (2) committed to setting a science-based target to achieve net-zero across all emissions scopes by 2050, (3) executed a new, complex 10-year virtual power purchase agreement for renewable energy, which is expected to mitigate regulatory compliance fees, and (4) continued BXP's industry leadership position as evidence by earning the highest 5-Star rating and twelfth consecutive GRESB “Green Star” designation and being named to the Dow Jones Sustainability Index (DJSI) North America for the 3rd consecutive year, and being name a 2024 ENERGY STAR Partner of the Year – Sustained Excellence for the 4th consecutive year.
3.For the Information Systems Department, enhanced the Department's leadership with the hiring of a new Chief Information Officer, who commenced employment in January 2024, and assessed and oversaw the Department's management of BXP's cybersecurity program, which included a third-party review of the program and a tabletop exercise.
•actively participated in investor outreach efforts, including with prospective and existing debt and equity investors by continuing his steady engagement with investors at numerous REIT and financial conferences, and leveraged his external relationships to reach satisfactory resolutions for complex transactions and client obstacles.
•provided meaningful support to advance BXP’s diversity initiatives.
After assessing Mr. Linde’s performance against his Business & Individual goals and the relative importance of the goals, the Committee determined that Mr. Linde earned 120% of the target for this category.
TOTAL ANNUAL INCENTIVE PAYOUT AS A % OF TARGET = 115.8%
BXP / 2024 Proxy Statement 83

/	Compensation Discussion and Analysis

Michael E. LaBelle
Performance Category	Weighting		Threshold	Target	Maximum	2023 Results	Category Payout %

FFO per Share			$6.77	$7.13	$7.49	$7.30(1)	124.0
Leasing (in square feet)		Short-term	1.9M	3.2M	4.4M	2.9M(2)	90.0(2)
		Total	2.0M	3.4M	4.8M	3.7M(2)	114.0(2)
Business & Individual Goals							150.0
1.Represents diluted FFO per share. Under the terms of the 2023 AIP, diluted FFO per share is subject to adjustment for certain transactions. For disclosures required by Regulation G, refer to Appendix A to this proxy statement.
2.In accordance with the terms of the 2023 AIP, Mr. LaBelle earned an additional two percentage points for the successful leasing of one of the five "reach" leasing goals in 2023, an approximately 467,000 square foot, multi-building lease extension at Santa Monica Business Park.

Key 2023 Business & Individual Goals
•Collaborate with BXP’s CEO and President and lead the Finance team in the execution of 2023 capital raising plan to address all 2023 and specified 2024 debt maturities and capitalize specified development/redevelopment projects
•Evaluate and execute financing plans for the joint ventures that own Metropolitan Square and 500 North Capitol in Washington, DC
•Determine and implement financial structure for specified investment to maximize tax efficiencies
•Work closely with Investor Relations Department to grow investor outreach efforts and new stockholder relationships, including the achievement of a target number of (1) investor conferences with particular focus on non-REIT and/or generalist investors and (2) new stockholder touchpoints, and participation in and hosting ESG-focused conferences and/or webcasts
•Oversee implementation of specified projects to enhance efficiencies, including (1) the installation and testing of a new financial modelling application and (2) the completion of outsourcing efforts for specified functions
•Promote BXP's premier workplace market position and implement process to support premier workplace data generation and reporting process
•Directly oversee enhancements to Finance team personnel and implementation of leadership and other professional development trainings
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Assessment
In assessing Mr. LaBelle’s performance against his Business & Individual goals, the Committee noted in particular that Mr. LaBelle not only met the capital raising goal to raise an aggregate of approximately $3.85 billion in 2023, but exceeded the goal by raising an aggregate of approximately $4.5 billion in that timeframe (our share totaled approximately $4.0 billion). Mr. LaBelle oversaw the completion of:
•$2.3 billion of unsecured financings: a $1.2 billion unsecured term loan facility, a $750 million “green bond” offering and an increase in total commitment under the revolving credit facility by $315 million to $1.815 billion by leveraging banking relationships to add three new lenders to the facility;
•$1.0 billion (our share) of secured financings: a $600 million mortgage loan collateralized by a three-building portfolio located in Cambridge, Massachusetts, and five property-level refinancings totaling approximately $929 million in aggregate principal amount (of which our share was approximately $423 million); and
•~$750 million of private equity investment from an institutional partner for 45% interests in two development/redevelopment projects in Kendall Square in Cambridge, Massachusetts.
In addition, Mr. LaBelle furthered BXP’s short-term and long-term value creation objectives by, among other things, creatively structuring and effectuating strategic financing transactions for five assets, two of which facilitated the subsequent signing of long-term lease renewals with anchor clients. These transactions included (1) two joint venture partnerships in which BXP played significant roles in the capital restructurings of each, resulting in BXP providing mezzanine financing to the property owners (500 North Capitol and Metropolitan Square in Washington, DC), (2) the acquisitions of an institutional partner's interests in two assets (Santa Monica Business Park in Santa Monica, California, and 360 Park Avenue in New York City, New York), following which, BXP executed a long-term lease with an anchor client at Santa Monica Business Park, and (3) the acquisition of an institutional partner's interest in 901 New York Avenue (consummated in early January 2024), following which, BXP executed a long-term lease with an anchor client.
In addition to Mr. LaBelle’s management of BXP’s balance sheet, he provided strong leadership and advanced critical initiatives in his direct management of the Finance, Accounting, Tax and Investor Relations Departments. The Committee also noted that Institutional Investor ranked Mr. LaBelle as the #1 Best CFO among all mid-cap REITs, and he was instrumental to BXP’s rankings as #3 Best IR Program, Best Analyst Days and Best ESG Program among all REITs and #1 among office REITs in those three categories, as voted by buy-side analysts.
After assessing Mr. LaBelle’s performance against his Business & Individual goals and the relative importance of the goals, including the business critical execution of BXP's capital raising plan in 2023 despite extremely challenged debt and capital market conditions, the Committee determined that Mr. LaBelle earned 150% of the target for this category.
TOTAL ANNUAL INCENTIVE PAYOUT AS A % OF TARGET = 127.8%
BXP / 2024 Proxy Statement 85

/	Compensation Discussion and Analysis

Bryan J. Koop
Performance Category	Weighting		Threshold	Target	Maximum	2023 Results	Category Payout %

FFO per Share			$6.77	$7.13	$7.49	$7.30(1)	124.0
Leasing (in square feet)		Short-term	545.4K	909.0K	1.27M	735.8K	76.0
		Total	564.6K	941.0K	1.32M	1.09M	120.0
Business & Individual Goals							100.0
1.Represents diluted FFO per share. Under the terms of the 2023 AIP, diluted FFO per share is subject to adjustment for certain transactions. For disclosures required by Regulation G, refer to Appendix A to this proxy statement.

Key 2023 Business & Individual Goals
•Deliver View Boston Observatory in Boston, in Massachusetts and 140 Kendrick Building A in Needham, Massachusetts, on time and within budget
•Complete plans and commence construction for specified projects in the Boston region, including the lab conversion at 300 Binney Street in Cambridge, Massachusetts, and amenities renovations at two other assets
•Complete value engineering, construction documents and permitting process for 121 Broadway in Cambridge, Massachusetts, in anticipation of early 2024 commencement of construction
•Obtain guaranteed maximum price (GMP) contract for 290 Binney Street development in Cambridge, Massachusetts
•Develop leasing and redevelopment plans for a specified asset in the Boston region
•Complete construction for a specified redevelopment retail project and deliver space to client for build-out
•Resolve issues and finalize schedule for a potential future development project in Cambridge, Massachusetts

Assessment
In assessing Mr. Koop’s performance against his Business & Individual goals, the Committee noted, in particular, Mr. Koop’s instrumental role in advancing projects in support of BXP’s life sciences business in Kendall Square, the top life sciences cluster in the U.S., including(1) finalizing the GMP contract and commencing construction of 290 Binney Street, which remains on schedule and within budget, and (2) commencing construction on the lab conversion at 300 Binney Street, including the
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Compensation Discussion and Analysis	/
relocation of certain clients to facilitate the redevelopment, and (3) completing the permitting process for the anticipated start of construction for the residential project at 121 Broadway.
The Boston region, led by Mr. Koop, (1) delivered and placed in service 140 Kendrick Street - Building A in Needham, Massachusetts, the first Net Zero, Carbon Neutral office repositioning of its scale in Massachusetts, (2) opened the View Boston Observatory, an observation deck encompassing the top three floors of the Prudential Tower in Boston, and (3) delivered the retail space at 760 Boylston Street in Boston to the client for its build-out of the space.
In addition, Mr. Koop leveraged his long-developed relationships to achieve numerous early lease renewals and new leases, exceeding the target total leasing for the Boston region, including a lease renewal four years prior to expiration. Mr. Koop also provided strong leadership to his regional team and meaningful progress towards organizational enhancements and efficiencies for the overall benefit of BXP.
After assessing Mr. Koop’s performance against his Business & Individual goals and considering the relative importance of the goals, the Committee determined that Mr. Koop earned 100% of the target for this category.
TOTAL ANNUAL INCENTIVE PAYOUT AS A % OF TARGET = 104.0%

Raymond A. Ritchey
In accordance with his employment agreement, the Committee established leasing, business and individual goals for Mr. Ritchey against which they assessed his performance for 2023. Mr. Ritchey's leasing goals were measured against regional targets for the Los Angeles, Seattle and Washington, DC regions, his business goals were based on regional priorities for those three regions and his individual goals were focused primarily on leadership and organizational objectives. Under the terms of his employment agreement, Mr. Ritchey's 2023 annual cash bonus included additional upside opportunity for any new business he personally generated for the benefit of BXP; Mr. Ritchey did not receive any additional cash bonus related thereto.
Set forth below are the material goals that the Committee considered in assessing Mr. Ritchey's 2023 performance.

Key 2023 Leasing and Business & Individual Goals
•Assist Washington, DC, Los Angeles and Seattle regions in the achievement of each region's respective leasing goals aggregated for Mr. Ritchey as follows:

		Threshold	Target	Maximum

Leasing (in square feet)	Short-term	378.2K	630.3K	882.5K
	Total	446.2K	743.6K	1.01M
•Assist Washington, DC, Los Angeles and Seattle regions in generating strategic ideas and new business opportunities (to the extent feasible based on market conditions)
•Support LA region in advancing specified investment, including strengthening of partner relations and generating business opportunities
•Transition smoothly into reduced BXP workload and balance outside activities with BXP initiatives
•Continue active participation in internal events, external communications and meeting with stockholders organize and leadership of BXP’s monthly leasing calls across all regions
•Continue strong mentorship of specified executives and regional leaders
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/	Compensation Discussion and Analysis

Assessment
In assessing Mr. Ritchey’s performance against his leasing, business and individual goals, the Committee concluded that he achieved the majority of the goals established for him, and those that were not met were primarily due to the particularly challenged capital market conditions on the West Coast that made generating new opportunities and transacting in those regions unrealistic. In addition, the Committee's evaluation of Mr. Ritchey's performance included consideration of Mr. Ritchey's meaningful contributions to our overall performance and advancement of our long-term strategy, as well as his integral role in the development of talent at all levels of our organization, the promotion of our culture of excellence, and enhancing BXP's brand.
In particular, the Committee noted that Mr. Ritchey:
•exceeded the target total leasing square footage for each of the Washington, DC, Los Angeles and Seattle regions by executing a total of approximately 979,000 square feet of leases. In addition, Mr. Ritchey actively contributed to the successful execution of the long-term, approximately 467,000 square foot, multi-building lease extension at Santa Monica Business Park
•strategically utilized long-established relationships with clients and brokers and effectively participated in leasing negotiations to (1) achieve the leasing goals and (2) further enhance BXP's presence in the Seattle and Washington, DC markets
•leveraged his relationships and local industry stature in the Washington, DC region to, among other things, facilitate the capital restructuring of Metropolitan Square and BXP's acquisition of a 50% joint venture interest in a property in Virginia
•had direct involvement in ensuring the successful reorganization and leadership transition on the West Coast with the appointments of Mr. Rod Diehl as Executive Vice President, West Coast Regions, and regional leaders in the Los Angeles and Seattle regions
•continued his strong mentorship and development of specified executives and regional leaders that resulted in objective advancements of his mentees' leadership, negotiating and execution skills in complex transactions
After assessing Mr. Ritchey’s performance against his Leasing and Business and Individual goals, and the relative importance of the goals, the Committee determined that Mr. Ritchey earned 120% of the target opportunity set for him.
TOTAL ANNUAL INCENTIVE PAYOUT AS A % OF TARGET = 120.0%
Based on the foregoing, the Committee awarded annual cash bonuses to the NEOs for 2023 as follows:

Name	2023 Target Annual Cash Bonus ($)	2023 Actual Annual Cash Bonus ($)	2023 Actual as (% of Target)

Owen D. Thomas	2,350,000	2,721,300	115.8
Douglas T. Linde	1,900,000	2,200,200	115.8
Raymond A. Ritchey	1,650,000	1,980,000	120.0
Michael E. LaBelle	1,250,000	1,597,500	127.8
Bryan J. Koop	1,250,000	1,300,000	104.0
LTI Equity Compensation
The equity component of our NEOs’ compensation is granted in the form of LTI equity awards consisting of a mix of time-based and performance-based awards. The ultimate value, if any, of these awards is driven significantly by our TSR.
88 BXP / 2024 Proxy Statement

Compensation Discussion and Analysis	/
Time-Based Equity Awards
The time-based LTI equity awards granted to the NEOs for 2023 performance consisted of LTIP units or restricted shares of our common stock that generally vest in equal, annual installments over four years (25% per year), subject to acceleration in certain circumstances (e.g., retirement, death or disability, and certain qualifying terminations following a change in control). See “Compensation of Executive Officers—Potential Payments Upon Termination or Change in Control—Retirement Eligibility Provisions for LTI Equity Awards.”
Performance-Based Equity Awards – Multi-Year Long-Term Incentive Program (MYLTIP)
The performance-based portion of LTI equity awards is granted under our Multi-Year Long-Term Incentive Program, or “MYLTIP.” We grant MYLTIP awards to provide incentives for long-term TSR performance over a multi-year period. The MYLTIP awards link the ultimate payouts directly by formula to our absolute and relative TSR over a three-year measurement period.
Allocation of LTI Equity Awards
Equity Compensation Mix

Compensation Component	CEO	Other NEOs
Time-Based LTI	45%	50%

Performance-Based LTI	55%	50%

2023 LTI Awards for 2022 Performance
Based on the NEOs’ performance in 2022, the Committee awarded the dollar values set forth below for performance-based and time-based equity awards to the NEOs on February 7, 2023, and February 3, 2023, respectively, which reflect 100% of each NEO’s target LTI award value for 2022, except for Mr. LaBelle, who earned 113% of his 2022 target LTI equity award value, or an additional $250,000 above target, in acknowledgment of, among other things, his role in the successful execution of BXP’s 2022 financing and balance sheet management goals and based on the Committee’s compensation benchmarking review.

Executive	Total LTI Equity Awards ($)	Performance- Based LTI Equity Awards ($)	% of Total Equity (%)	Time-Based LTI Equity Awards ($)	% of Total Equity Awards (%)

Owen D. Thomas	9,500,000	5,225,000	55	4,275,000	45
Douglas T. Linde	6,100,000	3,050,000	50	3,050,000	50
Raymond A. Ritchey	4,410,000	2,205,000	50	2,205,000	50
Michael E. LaBelle	2,250,000	1,125,000	50	1,125,000	50
Bryan J. Koop	1,600,000	800,000	50	800,000	50
Total	23,860,000	12,405,000	52	11,455,000	48
The 2023 MYLTIP awards were denominated in a fixed number of LTIP units. The number of LTIP units initially issued to each award recipient on the grant date is the maximum number of units that the award recipient may earn under the 2023 MYLTIP (it is not a projection of the number of units the executive will actually earn). The 2023 MYLTIP awards have a three-year performance period (February 7, 2023 to February 6, 2026) and an additional one-year, post-vesting holding period (see “—2023 MYLTIP Structure & Design—Other Features of 2023 MYLTIP”). Following the completion of the three-year performance period, the Committee will determine the final payout based on computations from our independent valuation consultant for this plan. If the number of units initially awarded exceeds the number of units ultimately earned, then the award recipient must forfeit the excess.
BXP / 2024 Proxy Statement 89

/	Compensation Discussion and Analysis
Therefore, while the award of 2023 MYLTIP units was partially in recognition of performance in 2022, award recipients must continue to perform over the three-year term of the 2023 MYLTIP to earn and vest in any of the MYLTIP units and hold the units for an additional year. As a result, recipients can not monetize the awards until at least four years after the grant date.
2023 MYLTIP Structure & Design
On January 25, 2023, the Committee approved LTI equity awards to NEOs for 2022 performance as a mix of time-based, full-value equity awards and performance-based MYLTIP awards. The structure and design of the 2023 MYLTIP are the same as those for the 2022 MYLTIP, except JBG Smith Properties was not included in the 2023 custom peer group index (the “Custom Index”) used to compare BXP's TSR performance against because it publicly announced a strategic shift to change the composition of its portfolio to majority multifamily. Therefore, the Committee concluded that including JBG Smith Properties in the Custom Index was no longer appropriate.
The 2023 performance-based MYLTIP consists of two equally weighted components, each providing a payout opportunity ranging from zero to 200% of a target number of LTIP units based on BXP’s relative and absolute TSR performance over a three-year performance period.
Relative TSR Component
One-half (50%) of the 2023 MYLTIP grant value was awarded in the form of LTIP units that can be earned based on BXP’s three-year, annualized TSR (“rTSR”) compared to the Custom Index as follows:

BXP Annualized TSR Relative to Index	Percentage of Target MYLTIP Units that are Earned

>= +1,000 basis points	200%
0 basis points	100%
<= -1,000 basis points	Zero
The payout for performance between levels outlined in the table above will be interpolated on a straight-line basis.
For purposes of measuring relative performance, the 2023 MYLTIP awards provide that BXP’s TSR shall be compared to the TSR of the Custom Index consisting of the following seven (7) office REITs:

Custom Index

Douglas Emmett, Inc.	Kilroy Realty Corporation	Vornado Realty Trust
Empire State Realty Trust	Paramount Group, Inc.
Hudson Pacific Properties, Inc.	SL Green Realty Corp.
The purpose of using a peer group is to provide a mechanism for comparing our relative performance against competitors; however, the Company does not have a directly comparable peer in the public market and often competes with larger, privately-capitalized companies for which performance data is not readily available, if at all. We selected the Custom Index to include only office REITs that are most similar to the Company in terms of asset type, asset quality, and having full-scale operations in one or more of the US gateway markets in which the Company operates.
For determining the TSR of the Custom Index, the weighting ascribed to each company in the Custom Index was fixed as of the grant date based on its relative market capitalization at that time.
90 BXP / 2024 Proxy Statement

Compensation Discussion and Analysis	/
Absolute TSR Component
The remaining one-half (50%) of the 2023 MYLTIP grant value was awarded in the form of LTIP units that can be earned based on BXP’s non-annualized, cumulative absolute TSR (“aTSR”) during the three-year performance period as follows:

BXP Cumulative aTSR	Percentage of Target MYLTIP Units that are Earned

>= +60%	200%
+10%	100%
<= -40%	Zero
The payout for performance between levels outlined in the table above will be interpolated on a straight-line basis.
The Committee added the aTSR component during its re-design of the MYLTIP in 2020, in part, to limit the scenarios in which our investors may suffer losses due to a decline in absolute TSR while our NEOs realize above-target payouts for relative TSR outperformance. As a result, BXP performance above the maximum goal under the rTSR component does not automatically result in a payout equal to the maximum 200% of target because the total payout would be offset if performance is below target under the aTSR component. The Committee concluded that this “offsetting” feature helps align our NEOs’ interests with our stockholders while providing incentive to outperform our peers.
Other Features of 2023 MYLTIP
Distributions. During the three-year performance period, holders of 2023 MYLTIP Units are not entitled to receive full distributions on the 2023 MYLTIP Units. Instead, to support the units’ characterization as profits interests for tax purposes, the holders of the units are entitled to receive only a partial distribution on each unit equal to 10% of the dividend payable on a share of BXP common stock. In addition, BXP will make a “catch-up” cash payment on the 2023 MYLTIP Units that are ultimately earned (if any) in an amount equal to the regular and special dividends, if any, declared during the performance period on BXP common stock, less the distributions paid to holders of 2023 MYLTIP Units during the performance period on all of the awarded 2023 MYLTIP Units.
Post-vesting Transfer Restrictions. Subject to the provisions on “Qualified Retirement” and the other terms of the award agreement, after the three-year performance period, all earned 2023 MYLTIP Units shall be deemed “vested.” Still, they may not be converted, redeemed, sold or otherwise transferred for one additional year after the end of the performance measurement period. Therefore, 100% of earned awards, if any, shall vest as of February 6, 2026, but may not be monetized until February 6, 2027.
2024 MYLTIP Structure & Design
In late 2023, the Committee, with the assistance of FW Cook, undertook a comprehensive review of the MYLTIP plan design to assess, among other things, the effectiveness of the plan's primary objectives of aligning the interests of our NEOs with those of our stockholders and motivating, retaining and rewarding our NEOs by directly linking executive pay with long-term performance. In its review, the Committee considered the appropriate metrics on which it should assess long-term performance, as well as the metrics utilized by BXP's benchmarking peer group against which the Company’s pay and compensation practices are assessed. After consideration, the Committee modified the design of the 2024 MYLTIP to add a new, third component (the "Leverage Component") that will measure performance against a target for the average of a non-GAAP leverage ratio – BXP’s Share of Net Debt to BXP’s Share of EBITDAre – cash (Annualized) (the average of such ratio, the "Average Leverage Ratio"), which is a non-GAAP financial measure. The 2024 MYLTIP now consists of three components, with the Leverage Component representing 20% of the target grant date fair value, and each of the Relative TSR Component and Absolute TSR Component representing 40% of the target grant date fair value. The Committee believes the addition of the Leverage Component to the design of the MYLTIP provides a balance between the market-based absolute and relative TSR measures currently used and a financial operating measure that supports BXP's strategic objective of managing leverage.
BXP / 2024 Proxy Statement 91

/	Compensation Discussion and Analysis
The Average Leverage Ratio will be calculated as of the end of the three-year performance period for the 2024 MYLTIP and will equal the average of (A) and (B) below:

(A)	BXP's Share of Net Debt as of September 30, 2026

BXP's Share of EBITDAre – cash for the quarter ended September 30, 2026 x 4

(B)	BXP's Share of Net Debt as of December 31, 2026

BXP's Share of EBITDAre – cash for the quarter ended December 31, 2026 x 4
To calculate the Leverage Component at the end of the performance period, we use the same calculations of BXP’s Share, EBITDAre, EBITDAre – cash, BXP’s Share of EBITDAre – cash (Annualized) and Net Debt as set forth in our Supplemental Operating and Financial Data reports furnished to the SEC on Form 8-K in connection with the quarterly reporting of our results of operations and financial condition.
2024 LTI Awards for 2023 Performance
On January 25, 2024, the Committee approved LTI equity awards to NEOs for 2023 performance using the same mix of time-based, full-value equity awards and performance-based MYLTIP awards as in prior years. The 2024 MYLTIP awards were denominated in a fixed number of LTIP units.
Based on the NEOs’ performance in 2023, the Committee awarded the dollar values set forth below for performance-based and time-based equity awards granted to the NEOs on February 6, 2024 and February 2, 2024, respectively, for performance in 2023. These total LTI equity award amounts reflect 100% of each NEO’s target LTI award value for 2023. Under his employment agreement, Mr. Ritchey was not eligible to receive an LTI equity award for 2023 performance.

Executive*	Total LTI Equity Awards ($)	Total LTI Equity Awards as % of Target (%)	Performance-Based LTI Equity Awards ($)	% of Total Equity Awards (%)	Time-Based LTI Equity Awards ($)	% of Total Equity Awards (%)

Owen D. Thomas	10,000,000	100	5,500,000	55	4,500,000	45
Douglas T. Linde	6,300,000	100	3,150,000	50	3,150,000	50
Michael E. LaBelle	2,500,000	100	1,250,000	50	1,250,000	50
Bryan J. Koop	1,600,000	100	800,000	50	800,000	50
Total	20,400,000	100	10,700,000	52	9,700,000	48
The aggregate target number of 2024 MYLTIP units for NEOs is approximately 160,005 LTIP units, and an aggregate payout opportunity ranging from zero to a maximum of 320,011 LTIP units. The baseline share price for 2024 MYLTIP awards was $64.288 (the average closing price per share of our common stock on the NYSE for the five trading days prior to and including February 6, 2024). The fair value of the 2024 MYLTIP awards is generally amortized into earnings over the three-year plan period under the graded vesting method (unless accelerated in certain circumstances such as a “Qualified Retirement” as defined under “—Potential Payments Upon Termination or Change in Control—Retirement Eligibility Provisions for LTI Equity Awards”). The awards are divided into three components with differing weightings: rTSR component (40%), aTSR component (40%) and Leverage Component (20%). In general, the Company will not make any expense adjustments over the three-year plan period for the rTSR and aTSR components. However, with respect to the Leverage Component, each quarter the Company will assess the number of LTIP units that it estimates will be earned and will account for any increase or decrease in the number of LTIP units as a cumulative adjustment to expense in that period. Under ASC Topic 718, the aggregate grant-date fair value of 2024 MYLTIP awards to NEOs was approximately $10.7 million.
92 BXP / 2024 Proxy Statement

Compensation Discussion and Analysis	/
Realized Pay vs. Reported Pay for MYLTIP Awards
The total compensation of our NEOs, as reported in the 2023 Summary Compensation Table, is calculated under SEC rules, which require us to show the grant date fair value of equity and equity-based awards. The Committee believes realized pay better measures compensation for an annual period than reported pay because a significant portion of our NEOs’ compensation consists of long-term, performance- and equity-based MYLTIPs, and the ability of our executive officers to realize value from MYLTIP awards is contingent on the Company's outperformance over a multi-year performance period. In contrast to realized pay, reported pay is the accounting value of MYLTIP awards granted in the given period, which may or may not be realized in the future.
As illustrated in the following chart and table, our CEO realized approximately 53% of the reported pay for all MYLTIP awards granted since 2018 for which the measurement periods have ended. Furthermore, because Mr. Thomas has never sold or redeemed any LTIP units, as of December 31, 2023, the aggregate value of the LTIP units Mr. Thomas earned under the 2018 – 2020 MYLTIP programs had decreased by an additional 26.5% (or approximately $1.5 million) from their value as of the dates earned. Similarly, the value of the time-based LTI equity awards Mr. Thomas received in calendar years 2018-2023 declined by approximately $8.6 million as of December 31, 2023. These outcomes underscore the difference in reported pay versus realized pay and substantiate the continuous alignment of our investors' experiences with those of our executives.

■ - Interim Valuations for MYLTIPs for which the performance periods have not ended
1.Amounts do not include 54,282 options to purchase shares of BXP’s common stock granted to Mr. Thomas in 2013. The stock options expired out-of-the-money on April 2, 2023. The grant date value of Mr. Thomas’ stock options was $900,000.
2.Realized Pay as % of Reported Pay percentages shown for the 2022 and 2023 MYLTIP are estimates as of December 31, 2023, based on interim valuations performed by our independent valuation consultant. Actual results could differ materially from the interim valuations.

	2018 MYLTIP ($)	2019 MYLTIP ($)	2020 MYLTIP ($)	2021 MYLTIP ($)	Total (2018-2021 MYLTIP) ($)

Reported Pay	4,339,000	4,375,000	4,977,500	4,977,500	18,669,000
Realized Pay	1,543,905	2,782,676	1,389,360	4,113,466	9,829,407
BXP / 2024 Proxy Statement 93

/	Compensation Discussion and Analysis
Determining Executive Compensation
Process for Determining Executive Compensation
Consistent with the prior year’s process, in January 2023, our Committee established target TDC opportunities for each of our NEOs consisting of base salary, target annual cash incentive, and target long-term incentive grant value. When establishing target TDC levels, the Committee considered a variety of factors, including:
•industry and market conditions;
•the Company’s financial and strategic performance, on both an absolute basis and versus competitors;
•market compensation data among comparable companies;
•individual executive past performance, future potential, roles and responsibilities, experience, retention risk, and succession planning;
•total NEO compensation over time, both on an awarded basis and on a realized basis after forfeitures; and
•current and evolving practices and trends among our peers, the market generally, and other input from FW Cook.
The Committee evaluated the pre-established performance goals under the 2023 AIP to determine earned annual incentives for 2023 (refer to page 88). The Committee determined 2024 LTI equity grant values (earned for 2023) by reference to the targets established at the beginning of the year (refer to page 92). The ultimate earned value of these LTI equity awards depends on our stock’s performance on both a relative and an absolute basis and our executives' leverage management.
Compensation Advisor's Role & Benchmarking Peer Group
Compensation Advisor’s Role
In 2023, the Committee again retained FW Cook as its independent, third-party compensation consultant. FW Cook advises the Committee on the reasonableness of executive compensation levels compared to those of other similarly situated companies, consults on the structure of our executive compensation program to optimally support our business objectives and advises the Committee on executive compensation trends among REITs and the broader market. FW Cook reports directly to the Committee and only provides services to management under the Committee’s purview. A representative of FW Cook attends meetings of the Committee, as requested, and communicates with the Committee Chair and management between meetings. Consistent with its charter and as required by SEC rules and NYSE listing standards, the Committee considered all factors relevant to FW Cook’s independence from management before retaining FW Cook as its consultant.
Benchmarking Peer Group
The Committee monitors the effectiveness of our executive compensation program on an ongoing basis. For it to be effective, compensation must be competitive with other large public real estate companies with which we compete for executive talent. The Committee uses industry peer group data to assess and determine pay for our executive officers. However, other REITs in the office sector and other sectors are not always comparable to us because of differences in underlying business fundamentals. Peer group data is intended to provide the Committee with insight across the peer group into market pay levels for each element of compensation and target TDC of executive officers having similar titles and responsibilities to our NEOs, market trends, “best” governance practices, and overall industry performance. The median (50th percentile) serves as a reference point and indicator of competitive market trends and the Committee uses it as the starting point when setting our executive compensation. However, market data is one of many factors the Committee considers when setting target pay opportunities.
FW Cook advised the Committee that size, as measured by total capitalization, best depicts the scale, complexity and breadth of the Company’s operations and the amount of capital and assets managed, and therefore is the most appropriate scope measure for peer company selection. Following a review of the peer group for 2022, FW Cook recommended, and the Committee agreed, to maintain the same peer group for 2023. Notably, thirteen out of the sixteen members of this Benchmarking Peer Group also listed BXP as a peer company in their 2023 proxy statements.
94 BXP / 2024 Proxy Statement

Compensation Discussion and Analysis	/
The following table provides the names and key information for each peer company:

Company	Sector	Location	Total Capitalization (in millions)(1) ($)

Alexandria Real Estate Equities, Inc.	Office	Pasadena, CA	37,643
American Tower Corporation	Specialty	Boston, MA	154,487
AvalonBay Communities, Inc.	Multifamily	Arlington, VA	34,725
Digital Realty Trust, Inc.	Specialty	Austin, TX	62,573
Douglas Emmett, Inc.	Office	Santa Monica, CA	8,469
Essex Property Trust, Inc.	Multifamily	San Mateo, CA	22,903
Host Hotels & Resorts, Inc.	Hotel	Bethesda, MD	18,853
Kilroy Realty Corporation	Office	Los Angeles, CA	9,948
Prologis, Inc.	Industrial	San Francisco, CA	159,361
Regency Centers Corporation	Shopping Center	Jacksonville, FL	17,183
Simon Property Group, Inc.	Regional Mall	Indianapolis, IN	80,242
SL Green Realty Corp.	Office	New York, NY	7,992
UDR, Inc.	Multifamily	Highlands Ranch, CO	19,632
Ventas, Inc.	Health Care	Chicago, IL	34,084
Vornado Realty Trust	Office	New York, NY	16,376
Welltower Inc.	Health Care	Toledo, OH	67,871
Median			28,494
Average			47,021
Boston Properties, Inc.	Office	Boston, MA	30,590
Relative Percentile Rank			51%-ile
Source: S&P Capital IQ. Data as of December 31, 2023
1.Total capitalization includes debt and the book value of any preferred stock.
The benchmarking review was based, in part, on information disclosed in the peer companies’ proxy statements filed in 2023 (the latest year for which comprehensive data were publicly available).
Role of Management in Compensation Decisions
Our CEO and President make recommendations to the Committee on the compensation of the other executive officers, and our CEO makes recommendations to the Committee on the compensation of our President, in each case, based on their assessment of performance versus corporate and individual goals and a variety of other factors (e.g., compensation history, tenure, responsibilities, market data for competitive positions and retention concerns). The Committee makes all executive compensation decisions.
BXP / 2024 Proxy Statement 95

/	Compensation Discussion and Analysis
Other Compensation Policies
Double-Trigger Acceleration of Vesting of Equity Awards Upon a Change of Control
All time-based equity awards made after 2014 include “double-trigger” vesting, meaning that if there is a “change of control” and the awards are not otherwise canceled in connection with the change of control transaction, then they only become fully vested if, within 24 months after the change of control, the executive’s employment is terminated by the Company or its successor without “cause” or the executive resigns for “good reason.” This policy regarding acceleration of vesting upon a change of control aligns with current best practices while also continuing to remove potential disincentives for executives to pursue a change of control transaction that would benefit stockholders. Although certain senior officers, including our CEO, were entitled to single-trigger vesting under their employment agreements, the Committee requested, and those executives voluntarily agreed to, the change. The Committee believes that this demonstrates its and management’s responsiveness to stockholders and that the policy addresses two key objectives:
•Aligning executives’ interests with stockholders’ interests: When a change of control may be imminent, it is important to ensure that executives’ interests are aligned with stockholders to maximize stockholder value.
•Minimizing conflicts of interest: Double-trigger vesting in the context of a potential change of control (1) reduces distraction and the risk that executives leave the Company before a transaction is completed and (2) prevents executives from receiving a windfall because executives’ time-based equity vests only if their employment is terminated.
Clawback Policy
In October 2023, our Board adopted a new Compensation Recovery Policy, or “clawback” policy, to comply with the requirements of Section 954 of the Dodd-Frank Act and the related rules and regulations promulgated by the SEC and NYSE ("New Clawback Policy"). The New Clawback Policy requires us to recover from covered executive officers any erroneously awarded incentive-based compensation that is earned, granted or vested based on the achievement of a financial reporting measure during the three fiscal years preceding the date on which the Company determines it is required to prepare a material financial restatement. The New Clawback Policy applies to all incentive-based compensation received by covered executive officers on or after October 2, 2023, that is in excess of the amount that would have been received had it been calculated based on the restated financial statements. However, compensation received prior to October 2, 2023 remains subject to the terms of our prior clawback policy ("Prior Clawback Policy"). Our Prior Clawback Policy allows us to recoup "excess compensation" from certain executive officers in the event of an accounting restatement due to material non-compliance with any financial reporting requirement. “Excess compensation” includes annual cash bonus and long-term incentive compensation in any form (including stock options, restricted stock and LTIP units, whether time-based or performance-based) received by them during the three years preceding the publication of the restated financial statements, that the Committee determines was in excess of the amount that they would have received had such compensation been determined based on the financial results reported in the restated financial statements. The New Clawback Policy has been filed as an exhibit to our Annual Report on Form 10-K.
Gross-Up for Excess Parachute Payments
In January 2014, we adopted a formal “no tax gross-up” policy with respect to our senior executives. Under this policy, we will not make or promise to make any tax gross-up payment to any senior executive in the future other than payments in accordance with obligations existing at the time of the policy’s adoption or under arrangements applicable to our management employees generally, such as a relocation policy. The employment agreements we have entered into with senior executives since 2013, including our current and past employment agreements with our CEO, Mr. Thomas, do not provide for tax gross-up payments. In addition, the Second Amended and Restated Employment Agreement with Mr. Ritchey provides that he will no longer be eligible to receive a tax gross-up payment under any plan or agreement. (See “Compensation of Executive Officers—Employment Agreements—Summary of Mr. Ritchey’s Employment Agreement.") Accordingly, this policy formalized the Committee’s then-existing practice with respect to tax gross-ups. In addition, our Senior Executive Severance Plan and Executive Severance Plan provide that executives who become eligible to participate in these plans after 2013 will not be entitled to any tax gross-up payments under the plans.
96 BXP / 2024 Proxy Statement

Compensation Discussion and Analysis	/
Policy Concerning Hedging and Pledging Transactions
Transactions such as purchases and sales of publicly traded put and call options, short sales, hedging transactions such as prepaid variable forwards, equity swaps and collars create a heightened compliance risk or could create the appearance of misalignment between management and stockholders. In addition, securities held in a margin account or pledged as collateral may be sold without consent if the owner fails to meet a margin call or defaults on the loan, thus creating the risk that a sale may occur at a time when an employee or director is aware of material, non-public information or otherwise is not permitted to trade in Company securities. Therefore, we prohibit all employees, including our executive officers, and directors from engaging in short sales and derivative transactions, purchasing our securities on margin and pledging our securities as collateral for a loan.
Mandatory Minimum Equity Ownership Policy for Senior Executives
To align senior management with our stockholders and demonstrate to the investment community that our senior management is personally committed to our continued financial success, we have a policy that requires the following officer positions to maintain equity ownership equal to a multiple of their base salaries as follows:

Title	Multiple of Base Salary

Chief Executive Officer	6.0x
President	5.0x
Senior Executive Vice President	5.0x
Executive Vice President, Chief Financial Officer	3.0x
Executive Vice President, Regional Manager	2.0x
Senior Vice President	1.5x

à
CEO Mandatory Minimum			CEO Actual Stock Ownership

6x	base salary		43x	base salary

Mr. Thomas' actual stock ownership represents approximately 43 times his base salary (based on the last reported sale price of a share of BXP common stock on the NYSE on February 12, 2024), substantially greater than the mandatory minimum equity requirement. In fact, Mr. Thomas acquired approximately $1.0 million in BXP's common stock prior to joining BXP in 2013. Including those shares, since 2013, Mr. Thomas has never sold any shares of BXP common stock or redeemed any units in BPLP.
If an executive’s ownership falls below the applicable guideline due solely to a decline in the value of our common stock, the executive will not be required to acquire additional shares to meet the guideline, but he or she will be required to retain all shares then held (except for shares withheld to pay withholding taxes or the exercise price of options) until the executive again attains the target multiple.
Employees hired or promoted to senior management positions will have five years beginning on January 1 of the year following their appointment to achieve this ownership requirement. Exceptions may be made for significant extenuating personal circumstances. The types of securities that are counted toward the equity ownership requirement include shares of our common stock, common units and LTIP units (excluding performance-based LTIP units until and unless they have been earned), in each case both vested and unvested, as well as shares acquired and held through our stock purchase and dividend reinvestment plans. Stock options are not counted.
BXP / 2024 Proxy Statement 97

/	Compensation Discussion and Analysis
LTIP Units
Since 2003, we have used a class of partnership interests in our Operating Partnership, called long-term incentive units, or LTIP units, as a form of equity-based award for annual long-term incentive equity compensation. LTIP units are designed to qualify as “profits interests” in the Operating Partnership for federal income tax purposes, meaning that initially, they are not economically equivalent in value to a share of our common stock, but over time can increase in value to one-for-one parity with common stock by operation of special tax rules applicable to profits interests. LTIP units offer executives a long-term incentive comparable to restricted stock while allowing them to enjoy a more favorable income tax treatment. Each LTIP unit awarded is deemed equivalent to an award of one share of common stock reserved under our incentive equity plan. The key difference between LTIP units and restricted stock is that at the time of award, LTIP units do not have full economic parity with common units but can achieve such parity over time upon the occurrence of specified events in accordance with partnership tax rules. Until and unless such parity is reached, the value that an executive will realize for a given number of vested LTIP units is less than the value of an equal number of shares of our common stock.
Under the MYLTIP awards, during the performance period, holders of LTIP units will receive distributions equal to one-tenth (1/10th) of the amount of regular quarterly distributions paid on a common unit, but will not receive any special distributions. After the end of the performance period, holders of earned LTIP units, both vested and unvested, will be entitled to receive distributions in an amount per LTIP unit equal to the distributions, both regular and special, payable on a common unit (which equal per share dividends (both regular and special) on our common stock). For the 2021 MYLTIP – 2024 MYLTIP awards, following the completion of their respective three-year performance periods, BXP will also make a “catch-up” cash payment on the LTIP units that are ultimately earned in an amount equal to the regular and special dividends, if any, declared during the performance period on BXP common stock, less the distributions paid to holders of the applicable MYLTIP awards, during the applicable performance period on all of the corresponding LTIP units. LTIP units awarded with time-based vesting conditions only, both vested and unvested, are entitled to receive distributions per LTIP unit equal to the regular and special distributions payable on a common unit.
Employment Agreements
During 2023, we had employment agreements with each of our NEOs. (See “Compensation of Executive Officers—Employment Agreements” beginning on page 111.) For NEOs other than Mr. Thomas, these agreements provide for a certain level of severance, generally the sum of base salary plus the prior year’s cash bonus, 12 additional months of vesting in equity-based awards and participation in our health plan for up to 12 months, in the event of a termination of employment by us without cause or by the executives for good reason. The employment agreement with Mr. Thomas provides for stipulated severance benefits in lieu of participation in severance plans for which the other NEOs are eligible. In return, each NEO agrees, during the term of employment and for one year thereafter, not to compete with us, solicit our clients or employees or interfere with our relationship with our clients, suppliers, contractors, lenders, employees or with any governmental agency. We believe these agreements are fair to the NEOs and our stockholders and, because the severance benefits are negotiated at the time of the agreement, avoid the need for protracted negotiations in the event of termination.
Change in Control Arrangements
We have an employment agreement with Mr. Thomas that provides him with cash severance and certain benefits in the event of his termination under certain circumstances within 24 months following a change in control. Although Mr. Thomas was entitled to “single-trigger” vesting upon a change in control under his original employment agreement, he has agreed to be subject to the “double-trigger” vesting policy adopted for all time-based LTI equity awards made after 2014. We also have two change in control severance plans, one for our President and Executive Vice Presidents, and the other for our Senior Vice Presidents and those Vice Presidents with ten (10) or more years of tenure with us. These plans also provide cash severance and certain benefits in the event of termination of employment under certain circumstances within 24 months following a change in control. The two change in control severance plans are “double trigger” arrangements, providing severance benefits only upon an involuntary or constructive termination of the executive officer following a change in control. (See “Compensation of Executive Officers—Potential Payments Upon Termination or Change in Control” beginning on page 115.) Officers who became eligible under the two severance plans described above prior to their amendment in January 2014 upon adoption by the Committee of a formal “no tax gross-up” policy are entitled to a gross-up payment in the event they become subject to the 20% golden parachute excise tax. This was the market practice when these plans were adopted in 1998. Messrs. Thomas and Ritchey are not entitled to a tax gross-up payments under their employment agreements.
98 BXP / 2024 Proxy Statement

Compensation Discussion and Analysis	/
In our experience, change in control cash severance protection for executive officers is common in the REIT industry. Our Committee believes it is fair to provide severance protection in the event of an involuntary termination or constructive termination of employment following a change in control because senior manager positions are often eliminated following a change in control. The Committee believes that agreeing in advance to provide severance benefits in the event of an involuntary termination or constructive termination of employment following a change in control helps reinforce and encourage the continued attention and dedication of senior management to their assigned duties without distraction in the face of an actual or threatened change in control and helps ensure that management is motivated to negotiate the best consideration for our stockholders. For treatment of equity awards in the event of a change in control, please see “—Double-Trigger Acceleration of Vesting of Equity Awards upon a Change of Control” above.
Perquisites
Mr. Thomas’ employment agreement provides that he is entitled to the use of a Company-owned or leased vehicle, but Mr. Thomas has declined this benefit since 2013. We provide Messrs. Linde, Ritchey and Koop a monthly car allowance of $750 and all of our executive officers a designated parking space. Apart from these arrangements, we do not provide any other perquisites to our executive officers.
Deferred Compensation Plan
We offer a deferred compensation plan that permits our executives to defer up to 20% of their base salaries and bonuses. The amounts deferred are not included in the executive’s current taxable income and, therefore, are not currently deductible by us. The executives select from a limited number of mutual funds, which serve as measurement funds. The deferred amounts are increased or decreased to correspond to the market value of the mutual fund investments. Because the measurement funds are publicly traded securities, we do not consider any of the earnings credited under the deferred compensation plan to be “above market.” We do not provide any matching contribution to any executive officer who participates in this plan, other than a limited amount to compensate for any loss of matching contributions under our Section 401(k) plan. We have made this plan available to our executives to ensure our benefits are competitive. See “Compensation of Executive Officers—Nonqualified Deferred Compensation in 2023” beginning on page 109.
Retirement and Health and Welfare Benefits
We have never had a traditional or defined benefit pension plan. Our executives participate in Company-sponsored benefit programs available broadly to generally all of our salaried employees, including our employee stock purchase plan and our Section 401(k) plan. We maintain a Section 401(k) retirement plan in which all salaried employees can participate, which provides a Company matching contribution of 200% of the first 3% of compensation contributed to the plan (utilizing earnings not in excess of an amount established by the Internal Revenue Service ($330,000 in 2023)). Other benefits, such as health and dental plans, group term life insurance, short- and long-term disability insurance and travel accident insurance, are also generally available to our salaried employees.
Deductibility of Executive Compensation
The Committee’s policy is to consider the tax treatment of compensation paid to our executive officers while simultaneously seeking to provide our executives with appropriate rewards for their performance. Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), a publicly held corporation may not deduct compensation of more than $1 million paid to any “covered employee.” To the extent that compensation paid to our executive officers is subject to and does not qualify for deduction under Section 162(m), our Committee is prepared to exceed the limit on deductibility under Section 162(m) to the extent necessary to establish compensation programs that we believe provide appropriate incentives and reward our executives relative to their performance. Because we qualify as a REIT under the Code, we generally distribute at least 100% of our net taxable income each year and therefore do not pay federal income tax. As a result, the possible loss of a federal tax deduction would not have a material impact on us.
Accounting for Stock-Based Compensation
We account for stock-based awards under the requirements of ASC Topic 718.
BXP / 2024 Proxy Statement 99

/	Compensation Discussion and Analysis
Assessment of Compensation-Related Risks
The Committee is responsible for overseeing the risks relating to compensation policies and practices affecting senior management on an ongoing basis. The Committee believes that, because of the following factors, there is a low likelihood that our compensation policies and practices would encourage excessive risk-taking:

Risk Mitigation Factors
•our policies and programs are generally intended to encourage executives to focus on long-term objectives;
•overall compensation is maintained at levels that are competitive with the market;
•the mix of compensation balances cash and equity compensation, incentives for short-term and long-term performance, and financial, strategic and market-based measures;
•annual cash bonuses for executives are linked to performance against goals in three categories with specific weightings and each executive has target and maximum bonus opportunities;
•long-term equity incentives align management’s interests with those of stockholders with the performance-based components rewarding company and executive outperformance and being capped at 200% of target shares;
•except for those employees who satisfy the conditions for Qualified Retirement, all equity awards are subject to multi-year vesting (see “—Potential Payments Upon Termination or Change in Control—Retirement Eligibility Provisions for LTI Equity Awards” on page 118);
•executive officers are subject to minimum stock ownership guidelines and limitations on trading in our securities, including prohibitions on hedging and pledging; and
•a clawback policy permits the Company to recoup compensation paid on the basis of financial results that are subsequently restated.
Equity Award Grant Policy
We have a policy that annual grants to employees are approved by the Committee in late January or early February of each year, with an effective grant date immediately following the closing of the NYSE on the second trading day after we publicly release financial results for the prior year. This policy provides the necessary certainty and transparency for employees and stockholders while allowing the Committee desired flexibility.
Our Committee approves equity awards in dollar values. To the extent these awards are paid in the form of full-value awards (either shares of restricted stock and/or LTIP units), the number of shares/units granted is calculated by dividing the dollar value of the approved awards by the closing market price on the NYSE of a share of our common stock on the effective date of grant. To the extent these awards are made in stock options, the number of shares underlying option grants is determined by dividing the dollar value of the approved awards by the grant-date fair value of the option, as calculated by an independent valuation expert in accordance with ASC Topic 718. The Equity Award Grant Policy does not apply to performance-based equity awards such as the MYLTIP because of the different considerations that apply to granting such awards. For example, consistent with our past practice when granting multi-year, performance-based equity awards, the Committee determined that the baseline share price from which TSR performance is measured for the two TSR-linked components of the 2024 MYLTIP should be based on the average closing stock price for the five trading days prior to and including the effective date of grant.
100 BXP / 2024 Proxy Statement

Compensation Discussion and Analysis	/
Compensation Committee Report
The Compensation Committee of Boston Properties has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
Submitted by the Compensation Committee:
Bruce W. Duncan, Chair
Kelly A. Ayotte
William H. Walton, III
Derek Anthony (Tony) West
BXP / 2024 Proxy Statement 101

Compensation of Executive Officers
Summary Compensation Table
The following table shows the compensation for each of our NEOs in accordance with Item 402(c) of Regulation S-K.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)

Owen D. Thomas Chief Executive Officer	2023	950,000	9,261,028	(2)	2,721,300	31,636	12,963,964
	2022	925,000	9,157,428	(3)	2,949,250	19,110	13,050,788
	2021	900,000	8,745,377	(4)	3,231,250	17,910	12,894,537
Douglas T. Linde President	2023	800,000	5,929,505	(2)	2,200,200	38,712	8,968,417
	2022	775,000	5,837,052	(3)	2,384,500	37,110	9,033,662
	2021	750,000	5,443,503	(4)	2,612,500	35,310	8,841,313
Raymond A. Ritchey Senior Executive Vice President	2023	750,000	4,079,250	(2)	1,980,000	37,280	6,846,530
	2022	750,000	4,079,250	(3)	1,430,550	35,526	6,295,326
	2021	740,000	4,079,250	(4)	2,268,750	34,326	7,122,326
Michael E. LaBelle Executive Vice President, Chief Financial Officer & Treasurer	2023	550,000	2,202,834	(2)	1,597,500	29,385	4,379,719
	2022	525,000	1,921,544	(3)	1,718,750	28,110	4,193,404
	2021	510,000	2,139,966	(4)	1,618,750	26,310	4,295,026
Bryan J. Koop Executive Vice President, Boston Region	2023	440,000	1,555,280	(2)	1,300,000	37,993	3,333,273
	2022	425,000	1,438,744	(3)	1,753,750	37,110	3,654,604
	2021	410,000	1,653,900	(4)	1,711,250	35,310	3,810,460
1.A discussion of the assumptions used in calculating these values can be found in Note 15 to our 2023 audited financial statements beginning on page 186 of our Annual Report on Form 10-K for the year ended December 31, 2023 included in the annual report that accompanied this proxy statement.
2.Represents the aggregate grant date fair value of time-based restricted common stock and LTIP unit awards and 2023 MYLTIP awards, all of which were granted in 2023 for 2022 performance, determined in accordance with ASC Topic 718, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The following table sets forth (a) the grant date fair values for the time-based restricted common stock and LTIP unit awards, (b) the grant date fair values for the 2023 MYLTIP awards based upon the probable outcome of the performance conditions as of the grant date for the awards and (c) the maximum values of the 2023 MYLTIP awards as of the date of grant, assuming that the highest levels of performance conditions are achieved. To have value, the 2023 MYLTIP awards require BXP to achieve relative and absolute total stockholder return thresholds. See "Compensation Discussion and Analysis—2023 Executive Compensation—LTI Equity Compensation" beginning on page 88.
102 BXP / 2024 Proxy Statement

Compensation of Executive Officers	/

NEO	Time-Based Awards Grant Date Value ($)	2023 MYLTIP Awards Grant Date Value ($)	2023 MYLTIP Awards Maximum Value ($)

Mr. Thomas	4,036,028	5,225,000	9,437,621
Mr. Linde	2,879,505	3,050,000	5,509,046
Mr. Ritchey	1,874,250	2,205,000	3,982,745
Mr. LaBelle	1,077,834	1,125,000	2,032,055
Mr. Koop	755,280	800,000	1,445,010
3.Represents the aggregate grant date fair value of time-based restricted common stock and LTIP unit awards and 2022 MYLTIP awards, all of which were granted in 2022, determined in accordance with ASC Topic 718, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions.
4.Represents the aggregate grant date fair value of time-based restricted common stock and LTIP unit awards and 2021 MYLTIP awards granted, all of which were granted in 2021, determined in accordance with ASC Topic 718, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions.
5.Except in the case of Mr. Ritchey, amounts shown for 2023 represent amounts paid in cash in 2024 for performance in 2023 under the 2023 AIP. The amount shown for Mr. Ritchey for 2023 was determined by the Compensation Committee in accordance with his employment agreement. See "Compensation Discussion and Analysis—2023 Executive Compensation—Cash Compensation—2023 Annual Incentive Plan" beginning on page 76. Amounts shown for 2022 represent amounts paid in cash in 2023 for performance in 2022 under the 2022 AIP. Amounts shown for 2021 represent amounts paid in cash in 2022 for performance in 2021 under the 2021 AIP.
6.The table below shows the components of “All Other Compensation” for 2023, which include the life insurance premiums paid by the Company for group term life insurance, our matching contribution for each individual who made 401(k) contributions, the car allowances and the costs to the Company of the parking spaces provided to Messrs. Linde, Ritchey, LaBelle and Koop and the payment of Mr. Thomas' advisor fees he incurred in connection with his employment agreement that was effective as of July 1, 2023 (see "Compensation of Executive Officers—Employment Agreements—Summary of Owen D. Thomas' Employment Agreement" beginning on page 111.) The amounts shown for car allowances in the table below reflect the aggregate cost to the Company without deducting costs attributable to business use. The components of “All Other Compensation” for 2021 and 2022 for each of the NEOs were reported in our 2022 and 2023 proxy statements, respectively.

NEO	Life Insurance ($)	401(k) Company Match ($)	Car Allowance ($)	Parking ($)	Advisor Fees ($)	Total ($)

Mr. Thomas	810	18,900	—	—	11,926	31,636
Mr. Linde	810	19,662	9,000	9,240	—	38,712
Mr. Ritchey	810	20,054	9,000	7,416	—	37,280
Mr. LaBelle	810	19,335	—	9,240	—	29,385
Mr. Koop	810	18,943	9,000	9,240	—	37,993
BXP / 2024 Proxy Statement 103

/	Compensation of Executive Officers
Grants of Plan-Based Awards in 2023
The following table provides information about the awards granted to our NEOs during the year ended December 31, 2023.

Name	Grant Date	Date of Compensation Committee Approval(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	Grant Date Fair Value of Stock and Option Awards ($)(5)
			Threshold ($)(2)	Target ($)(2)	Maximum ($)(2)	Threshold (#)(3)	Target (#)(3)	Maximum (#)(3)

Owen D. Thomas	—	1/25/2023	1,175,000	2,350,000	3,525,000	—	—	—	—	—
	2/3/2023	1/25/2023	—	—	—	—	—	—	56,637	4,036,028
	2/7/2023	1/25/2023	—	—	—	—	64,202	128,403	—	5,225,000
Douglas T. Linde	—	1/25/2023	950,000	1,900,000	2,850,000	—	—	—	—	—
	2/3/2023	1/25/2023	—	—	—	—	—	—	40,408	2,879,505
	2/7/2023	1/25/2023	—	—	—	—	37,477	74,953	—	3,050,000
Raymond A. Ritchey	—	2/13/2023	—	1,650,000	—	—	—	—	—	—
	2/3/2023	1/25/2023	—	—	—	—	—	—	29,213	1,874,250
	2/7/2023	1/25/2023	—	—	—	—	27,094	54,187	—	2,205,000
Michael E. LaBelle	—	1/25/2023	625,000	1,250,000	1,875,000	—	—	—	—	—
	2/3/2023	1/25/2023	—	—	—	—	—	—	14,904	1,077,834
	2/7/2023	1/25/2023	—	—	—	—	13,823	27,647	—	1,125,000
Bryan J. Koop	—	1/25/2023	625,000	1,250,000	1,875,000	—	—	—	—	—
	2/3/2023	1/25/2023	—	—	—	—	—	—	10,598	755,280
	2/7/2023	1/25/2023	—	—	—	—	9,830	19,660	—	800,000
1.For a discussion of the Company’s policy with respect to the effective grant dates for equity-based awards, see “Compensation Discussion and Analysis—Other Compensation Policies—Equity Award Grant Policy” on page 100.
2.Except in the case of Mr. Ritchey, represents the potential payouts at the threshold, target and maximum performance levels under the 2023 Annual Incentive Plan, as described under “Compensation Discussion and Analysis—2023 Executive Compensation—Cash Compensation—2023 Annual Incentive Plan" beginning on page 76. The amount shown for Mr. Ritchey represents the potential payout at target performance level in accordance with his employment agreement. The actual bonuses paid to Mr. Ritchey pursuant to his employment agreement and to each other NEO under the 2023 Annual Incentive Plan are reported in the Summary Compensation Table on page 102 in the column “Non-Equity Incentive Plan Compensation" for 2023.
3.Represents 2023 MYLTIP awards for each NEO. Performance-based vesting of 2023 MYLTIP awards will be measured on the basis of BXP’s relative and absolute TSR performance over a three-year performance period ending February 6, 2026. The 2023 MYLTIP awards consist of two, equally weighted components (50% - 50%). The number of LTIP units that can be earned under the first component ranges from zero to 200% of the target number of LTIP units, based on BXP’s annualized TSR performance relative to the Custom Index. The number of LTIP units that can be earned under the second component ranges from zero to 200% of the target number of LTIP units, based on BXP’s cumulative absolute TSR during the performance period. See “Compensation Discussion and Analysis—2023 Executive Compensation—LTI Equity Compensation—Allocation of LTI Equity Awards—2023 MYLTIP Structure & Design” beginning on page 90. During the three-year performance period, holders of 2023 MYLTIP awards are entitled to receive only a partial distribution on each unit equal to 10% of the regular dividend payable on a share of BXP common stock. Following the completion of the three-year performance period, BXP will make a “catch-up” cash payment on the 2023 MYLTIP awards that are ultimately earned, if any, in an amount equal to the regular and special distributions, if any, declared during the performance period on an equal number of shares of BXP common stock, less the distributions actually paid to holders of 2023 MYLTIP awards during the performance period on all of the awarded 2023 MYLTIP awards.
104 BXP / 2024 Proxy Statement

Compensation of Executive Officers	/
4.Stock awards were made in the form of shares of restricted common stock and/or LTIP units at the election of each NEO. Each NEO other than Mr. LaBelle, elected to receive all LTIP units. Mr. LaBelle elected to receive 75% of his award as LTIP units and 25% of his award as shares of restricted common stock. Dividends are payable on restricted common stock and distributions are payable on the LTIP units to the same extent and on the same date that dividends and distributions are paid on BXP common stock and common units of our Operating Partnership, respectively. Grantees of restricted common stock pay $0.01 per share and grantees of LTIP units pay $0.25 per unit. The awards are scheduled to vest over a four-year period with 25% vesting on January 15 of each year beginning January 15, 2024, based on continued employment through such date, subject to acceleration under certain circumstances. An employee who had attained age 65 or attained age 62 with 20 years of service with us prior to February 1, 2019 became fully vested in all time-based LTI equity awards granted on February 3, 2023. Mr. Ritchey satisfied this policy and is fully vested in his time-based LTI equity award granted on February 3, 2023. Pursuant to his employment agreement, on July 1, 2023, when Mr. Thomas attained age 62 and completed ten (10) years of service with us, he became fully vested in all time-based equity awards. All other employees will become fully vested when the employee retires after the date on which the sum of the employee’s years of service plus age (which must be at least 58) equals or exceeds 70 (the so-called “Rule of 70”) and satisfies the other conditions of a “Qualified Retirement” as described under “—Potential Payments Upon Termination or Change in Control—Retirement Eligibility Provisions for LTI Equity Awards” beginning on page 118. Each of Messrs. Linde, LaBelle and Koop satisfied the Rule of 70 and is eligible for a Qualified Retirement with respect to his time-based LTI equity award granted on February 3, 2023.
5.The amounts included in this column represent the grant date fair values of the restricted common stock awards, LTIP unit awards and 2023 MYLTIP awards determined in accordance with ASC Topic 718, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. A discussion of the assumptions used in calculating these values can be found in Note 15 to our 2023 audited financial statements beginning on page 186 of our Annual Report on Form 10-K for the year ended December 31, 2023 included in the annual report that accompanied this proxy statement.
BXP / 2024 Proxy Statement 105

/	Compensation of Executive Officers
Outstanding Equity Awards at 2023 Fiscal Year-End
The following table sets forth information regarding outstanding equity awards held by our NEOs as of December 31, 2023 pursuant to Item 402(f) of Regulation S-K.

	Stock Awards(1)
Name	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)

Owen D. Thomas	—	—	195,911	13,747,075
Douglas T. Linde	86,064	6,039,111	112,903	7,922,404
Raymond A. Ritchey	3,920	275,066	84,594	5,935,961
Michael E. LaBelle	30,980	2,173,867	41,503	2,912,266
Bryan J. Koop	22,890	1,606,191	31,849	2,234,844
1.This table does not include LTIP unit and restricted common stock awards and 2024 MYLTIP awards granted in February 2024. Those grants are described above under “Compensation Discussion and Analysis” beginning on page 66. The Company has not granted stock options since 2013.
2.The following table sets forth the number of unvested time-based LTIP units and/or shares of restricted common stock, and unvested LTIP units earned under the 2020 MYLTIP, held by each NEO as of December 31, 2023.

Award/Grant Date(a)	Mr. Thomas(d)	Mr. Linde	Mr. Ritchey(d)	Mr. LaBelle	Mr. Koop

Time-Based Awards(b)
1/31/2020	—	4,931	—	1,696	1,195
1/29/2021	—	15,490	—	5,996	4,898
1/28/2022	—	20,007	—	6,586	4,932
2/3/2023	—	40,408	—	14,904	10,598
2020 MYLTIP Award(c)	—	5,228	3,920	1,798	1,267
a.The vesting of time-based LTI equity awards and performance-based LTI equity awards is subject to acceleration under certain circumstances and other exceptions discussed below under "—Potential Payments Upon Termination or Change in Control” beginning on page 115.
b.Time-based LTI equity awards generally are scheduled to vest ratably over four years, with 25% of the total award vesting on January 15 of each year beginning January 15 in the year following the grant, based on continued employment through such date, subject to acceleration under certain circumstances.
c.On February 3, 2023, the measurement period for the 2020 MYLTIP awards ended and the plan participants earned and therefore became eligible to vest in a portion of the 2020 MYLTIP awards. Fifty percent (50%) of these earned 2020 MYLTIP awards vested on February 3, 2023 and 50% vested on February 3, 2024.
d.As of December 31, 2023, all of Mr. Thomas' time-based equity awards and earned performance-based equity awards were vested and all of Mr. Ritchey’s time-based LTI equity awards were vested because they each satisfied the conditions for retirement eligibility for these awards. These policies are described below under “—Potential Payments Upon Termination or Change in Control—Retirement Eligibility Provisions for LTI Equity Awards” beginning on page 118.
3.The market value of these holdings is based on the closing price of BXP common stock as reported on the NYSE on December 29, 2023 of $70.17 per share.
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Compensation of Executive Officers	/
4.The following table sets forth the number of unearned performance-based LTI equity awards held by each NEO as of December 31, 2023.

Award(a)	Mr. Thomas	Mr. Linde	Mr. Ritchey	Mr. LaBelle	Mr. Koop

2021 MYLTIP Award(b)	86,606	49,197	38,366	19,044	15,555
2022 MYLTIP Award(c)	45,103	26,229	19,135	8,635	6,464
2023 MYLTIP Award(d)	64,202	37,477	27,093	13,824	9,830
a.The vesting of performance-based LTI equity awards is subject to acceleration under certain circumstances discussed below under "—Potential Payments Upon Termination or Change in Control.”
b.On February 2, 2021, the NEOs received 2021 MYLTIP awards. In accordance with SEC rules, the number of 2021 MYLTIP awards reported in this table represents the sum of the LTIP units that would be earned based on achieving (i) "target” performance with respect to the portion of the LTIP units eligible to be earned based on absolute TSR and (ii) “maximum” performance with respect to the portion of the LTIP units eligible to be earned based on relative TSR. If our absolute and relative TSR performance during the entire performance period are the same as our performance from the beginning of the performance period through December 31, 2023, our NEOs would earn (i) a number of LTIP units that is between threshold and target based on absolute TSR and (ii) a number of LTIP units that is between target and maximum based on TSR relative to a custom peer group index. The performance period for assessing performance ended on February 1, 2024. For the performance period, (i) BXP's absolute TSR was -11.54% and (ii) the annualized TSR for a custom peer group index was -10.30% and for BXP was -4.01%, resulting in BXP performance of 629 basis points. As a result, the final valuation for the awards was determined to be 57% of target for the absolute component and 163% of target for the relative component, or an aggregate of approximately $9.95 million for the NEOs as a group. Subject to the provisions on “Qualified Retirement” and the other terms of the award agreement, all earned awards are deemed “vested,“ but may not be converted, redeemed, sold or otherwise transferred for one additional year after the end of the performance measurement period. Therefore, 100% of the earned awards vested on February 1, 2024, but may not be monetized until February 1, 2025.
c.On February 1, 2022, the NEOs received 2022 MYLTIP awards. The measurement period for assessing performance ends on January 31, 2025. In accordance with SEC rules, the number of 2022 MYLTIP awards reported in this table represents the sum of the LTIP units that would be earned based on achieving (i) “target” performance with respect to the portion of the LTIP units eligible to be earned based on absolute TSR and (ii) “target” performance with respect to the portion of the LTIP units eligible to be earned based on relative TSR. If our absolute and relative TSR performance during the entire performance period are the same as our performance from the beginning of the performance period through December 31, 2023, our NEOs would earn (i) a number of LTIP units that is between threshold and target based on absolute TSR and (ii) a number of LTIP units that is between threshold and target based on TSR relative to a custom peer group index. Subject to the provisions of a “Qualified Retirement” and the other terms of the award agreement, after the completion of the three-year performance period all earned awards shall be deemed “vested,“ but may not be converted, redeemed, sold or otherwise transferred for one additional year after the end of the performance measurement period. Therefore, 100% of earned awards, if any, shall vest as of January 31, 2025, based on continued employment through such date, but may not be monetized until January 31, 2026.
d.On February 7, 2023 the NEOs received 2023 MYLTIP awards. The measurement period for assessing performance ends on February 6, 2026. In accordance with SEC rules, the number of 2023 MYLTIP awards reported in this table represents the sum of the LTIP units that would be earned based on achieving (i) “target” performance with respect to the portion of the LTIP units eligible to be earned based on absolute TSR and (ii) “target” performance with respect to the portion of the LTIP units eligible to be earned based on relative TSR. If our absolute and relative TSR performance during the entire performance period are the same as our performance from the beginning of the performance period through December 31, 2023, our NEOs would earn (i) a number of LTIP units that is between threshold and target based on absolute TSR and (ii) a number of LTIP units that is between threshold and target based on TSR relative to the Custom Index. See "Compensation Discussion and Analysis—2023 Executive Compensation—LTI Equity Compensation—Allocation of LTI Equity Awards—2023 MYLTIP Structure & Design" beginning on page 90. Subject to the provisions of a “Qualified Retirement” and the other terms of the award agreement, after the completion of the three-year performance period all earned awards shall be deemed “vested,“ but may not be converted, redeemed, sold or otherwise transferred for one additional year after the end of the performance measurement period. Therefore, 100% of earned awards, if any, shall vest as of February 6, 2026, based on continued employment through such date, but may not be monetized until February 6, 2027.
BXP / 2024 Proxy Statement 107

/	Compensation of Executive Officers
2023 Option Exercises and Stock Vested
The following table sets forth the aggregate number of shares of common stock and LTIP units that vested in 2023. None of our NEOs exercised options to purchase shares of our common stock in 2023.

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)

Owen D. Thomas(2)	180,931	10,980,308
Douglas T. Linde	37,326	2,712,566
Raymond A. Ritchey	39,059	2,948,173
Michael E. LaBelle	13,297	966,220
Bryan J. Koop	9,625	698,568
1.The Value Realized on Vesting is the product of (a) the last reported sale price of a share of BXP common stock on the NYSE on the vesting date (or, if the vesting date was not a trading day, the immediately preceding trading date), multiplied by (b) the number of shares and LTIP units vesting. In each case, the value realized is before payment of any applicable taxes and brokerage commissions.
2.Includes 123,404 LTIP units that vested on June 16, 2023, the date on which Mr. Thomas attained the age of 62 with at least 10 years of service with us.
108 BXP / 2024 Proxy Statement

Compensation of Executive Officers	/
Nonqualified Deferred Compensation in 2023
We have a non-qualified deferred compensation plan that provides our executives with the opportunity to defer up to 20% of their base salaries and cash bonuses. Deferrals are deemed invested in one or more of 33 measurement funds selected by the executives, all of which are publicly traded mutual funds. Executives may change their selection of measurement funds on a daily basis.
The table below presents the annual rates of return for the year ended December 31, 2023 for the 33 measurement funds:

Name of Fund	2023 Rate of Return (%)	Name of Fund	2023 Rate of Return (%)

American Beacon Small Cap Value Fund Class R5	16.68	T. Rowe Price Retirement 2030 Fund	16.30
American Beacon Small Cap Value Fund R6 Class	16.68	T. Rowe Price Retirement 2035 Fund	18.08
Artisan Mid Cap Fund Institutional Class	24.30	T. Rowe Price Retirement 2040 Fund	19.53
Dodge & Cox Income Fund Class I	7.70	T. Rowe Price Retirement 2045 Fund	20.46
Dodge & Cox International Stock Fund Class I	16.70	T. Rowe Price Retirement 2050 Fund	20.78
Dodge & Cox International Stock Fund Class X	16.81	T. Rowe Price Retirement 2055 Fund	20.82
Dodge & Cox Income Fund Class X	7.76	T. Rowe Price Retirement 2060 Fund	20.82
Oakmark Equity and Income Fund Investor Class	17.34	T. Rowe Price Retirement 2065 Fund	20.81
PIMCO Low Duration Fund Institutional Class	5.31	T. Rowe Price Retirement Balanced Fund	11.32
T. Rowe Price Dividend Growth Fund	13.65	Vanguard FTSE Social Index Fund Admiral	31.79
T. Rowe Price Growth Stock Fund	45.27	Vanguard Small-Cap Index Fund Admiral Shares	18.20
T. Rowe Price Mid-Cap Value Fund	18.75	Vanguard Total Bond Market Index Fund Admiral Shares	5.70
T. Rowe Price Retirement 2005 Fund	11.94	Vanguard Total International Stock Index Fund Admiral Shares	15.52
T. Rowe Price Retirement 2010 Fund	12.46	Vanguard Total Stock Market Index Fund Institutional Shares	26.02
T. Rowe Price Retirement 2015 Fund	12.97	Virtus Duff & Phelps Real Estate Securities Fund Class I	11.16
T. Rowe Price Retirement 2020 Fund	13.45	Virtus Duff & Phelps Real Estate Securities Fund Class R6	11.51
T. Rowe Price Retirement 2025 Fund	14.57
Under the deferred compensation plan, account balances are generally paid (1) in a lump sum upon the executive’s termination of employment prior to attainment of retirement age (as defined in the plan to be age 55 with five years of service) or the executive’s death, or (2) in a lump sum upon the executive's actual retirement or annual installments for a period of up to 15 years following such retirement (as previously selected by the executive at the time of deferral). Payments will generally start or be made by the later of (x) January 15 following the year of termination or retirement, or (y) six months after the executive’s termination or retirement. At the time of deferral, executives may also elect a fixed distribution date, which must be at least five years after the end of the calendar year in which amounts are deferred. The deferred compensation plan also permits an in-service withdrawal of the executive’s account balance attributable to pre-2005 deferrals, subject to a withdrawal penalty equal to 10% of the amount withdrawn.

BXP / 2024 Proxy Statement 109

/	Compensation of Executive Officers
The following table shows deferrals made by our NEOs under the deferred compensation plan during the year ended December 31, 2023, the earnings during the year, and the aggregate account balance of each NEO under the deferred compensation plan as of December 31, 2023.

Name	Executive Contributions in 2023(1)(2) ($)	Registrant Contributions in 2023 ($)	Aggregate Earnings in 2023 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/2023(3) ($)

Owen D. Thomas	189,615	—	358,706	—	2,527,465
Douglas T. Linde	—	—	—	—	—
Raymond A. Ritchey	—	—	819,302	—	5,516,467
Michael E. LaBelle	—	—	264,030	—	1,387,054
Bryan J. Koop	65,827	—	399,017	—	2,936,626
1.These amounts do not include any contributions from bonus payments that were made in February 2024 in recognition of performance in 2023.
2.All of the amounts reported in the "Executive Contributions in 2023" column are also included in the Summary Compensation Table as salary for 2023.
3.The following table details the amounts in the "Aggregate Balance" column that are also reported in the "Salary" and "Non-Equity Incentive Plan Compensation" columns of the Summary Compensation Table. In each case, the amounts disclosed in this table are the amounts originally contributed and do not reflect subsequent gains/losses after the date of contribution.

Name	Salary for 2023 ($)	Salary for 2022 ($)	Salary for 2021 ($)	Non-Equity Incentive Plan Compensation for 2022 (paid in 2023) ($)	Non-Equity Incentive Plan Compensation for 2021 (paid in 2022) ($)

Mr. Thomas	189,615	184,808	180,000	—	—
Mr. Ritchey	—	—	—	—	—
Mr. LaBelle	—	—	—	—	—
Mr. Koop	65,827	—	93,750	—	256,688
110 BXP / 2024 Proxy Statement

Compensation of Executive Officers	/
Employment Agreements
We have employment agreements with each of our NEOs, other than Mr. Ritchey. Mr. Ritchey's employment agreement expired on December 31, 2023, and we have not entered into a new employment agreement with him. The material terms of these agreements and Mr. Ritchey's expired agreement are summarized below.
Summary of Owen D. Thomas’ Employment Agreement
We originally hired Mr. Thomas to be our CEO effective April 2, 2013. The initial term of Mr. Thomas’ employment agreement was three years, with automatic one-year renewals commencing on the third and fourth anniversaries of the effective date unless prior written notice of termination was given. The term of Mr. Thomas’ original employment agreement expired on April 2, 2018 on which date we entered into a new employment agreement with him (the "Thomas 2018 Agreement"). The Thomas 2018 Agreement expired on June 30, 2023 and we entered into a new employment agreement with him effective July 1, 2023. The following is a summary of Mr. Thomas’ current employment agreement:
Term and Duties
•July 1, 2023 through December 31, 2026. There is no automatic renewal provision.
•As CEO, Mr. Thomas reports directly to the Board of Directors, and he must devote substantially all of his working time and efforts to the performance of his duties.
•Our Board agreed to nominate Mr. Thomas for re-election to the Board of Directors for so long as he remains CEO, and Mr. Thomas has agreed to resign from the Board upon termination of employment at the request of the Board.
•Mr. Thomas may not serve on other boards of directors of for-profit companies without the consent of the Company's Board. Mr. Thomas may continue serving on the Board of Lehman Brothers Holdings Inc. and may engage in religious, charitable or other community activities, provided that they do not materially interfere with the performance of his duties to us as CEO. In addition, he may engage in “Minority Interest Passive Investments,” which are defined as acquiring, holding and exercising the voting rights associated with an investment made through (1) a non-controlling, minority interest in an entity or (2) the lending of money, in either case with the purpose or intent of obtaining a return on such investment but without management of the property or business to which the investment directly or indirectly relates and without any business or strategic consultation by Mr. Thomas with such entity.
Compensation and Benefits
•Annual base salary of $950,000, subject to annual review and may be increased but not decreased in the discretion of the Compensation Committee. Mr. Thomas' 2024 base salary for 2024 remains unchanged at $950,000 (see "Compensation Discussion and Analysis—2023 Executive Compensation—Cash Compensation—Base Salary" beginning on page 75).
•For each calendar year during the term, Mr. Thomas shall have the opportunity to earn a bonus based on the achievement of Company and individual performance goals and other criteria, as determined by the Compensation Committee. Mr. Thomas’ target annual bonus shall be $2,350,000, and this target may be increased but not decreased. The actual earned bonus may range from 0 to 150% of the target based on the Compensation Committee’s evaluation of the achievement of Company and individual performance goals and other criteria. The earned bonus for any calendar year shall be paid in cash no later than March 15 of the following calendar year. For the avoidance of doubt, if the term of the agreement ends on December 31, 2026, Mr. Thomas shall be entitled to receive his bonus for 2026, without any pro ration, notwithstanding that Mr. Thomas may no longer be employed by the Company on the date on which such bonuses for 2026 are paid in 2027.
•Mr. Thomas is eligible to receive LTI equity awards in amounts determined at the discretion of the Compensation Committee based on Company and individual performance and competitive peer group information. LTI equity awards may be provided in the form of stock options, restricted stock, restricted stock units and/or LTIP units and may be subject to time-based or performance-based vesting, or both, as determined in the discretion of the Compensation Committee.
BXP / 2024 Proxy Statement 111

/	Compensation of Executive Officers
•Eligible to participate in all of our employee benefit plans and programs as in effect from time to time for our senior executive employees, including medical/dental insurance, life insurance, disability insurance and deferred compensation plans.
•Mr. Thomas is entitled to the use of a Company-owned or leased automobile, a benefit he has declined every year since becoming our CEO eleven (11) years ago.
•The Company paid the reasonable advisor fees (legal and tax) that Mr. Thomas incurred in connection with his current employment agreement in the aggregate amount of $11,926, which amount was subject to a maximum of $25,000.
Severance Benefits and Retirement Eligibility
•Mr. Thomas' employment with us is at-will, but his employment agreement provides for certain payments and benefits to him upon his separation from the Company in certain circumstances (see "—Potential Payments upon Termination or Change in Control” beginning on page 115).
•Because Mr. Thomas is at least 62 years of age and has completed at least ten (10) years of employment with the Company, Mr. Thomas is deemed to have satisfied the requirements for retirement eligibility and, as a result, the Agreement provides that (1) his time-based equity awards, whether currently outstanding or granted in the future, shall be deemed to be fully vested and (2) performance-based equity awards that are earned will vest in full (without any proration of the award based on service time). In addition, upon a Qualified Retirement, Mr. Thomas shall be entitled to a prorated portion of his annual bonus for the year in which he retires (see “—Potential Payments upon Termination or Change in Control" beginning on page 115).
•Mr. Thomas is not entitled to participate in any of the Company’s change in control severance plans or programs and he is not entitled to receive any tax gross-up payments. In the event that any payment or benefit to be paid or provided to Mr. Thomas would be subject to the golden parachute excise tax under Section 280G of the Internal Revenue Code, the payments and benefits will be reduced to the extent necessary to avoid the imposition of the excise tax if doing so would result in a greater after-tax benefit to Mr. Thomas.
•The expiration of Mr. Thomas’ agreement on December 31, 2026 (1) will not constitute or result in a termination of employment by the Company without Cause or termination of employment by Mr. Thomas for Good Reason, and the severance provisions (other than retirement eligibility and related benefits) shall not apply, and (2) will constitute a Qualified Retirement. In addition, notwithstanding the expiration of the term on December 31, 2026 and consistent with the Company’s historical practice in respect of retiring executives, in 2027 Mr. Thomas shall receive an annual equity incentive award(s) in respect of services provided during calendar year 2026, and the terms and conditions of such awards, including the grant date target value and, generally, the type(s) of awards, shall be determined in the discretion of the Compensation Committee.
Restrictive Covenants
•While he is an officer and until the later of (1) one year after the termination of his employment for any reason or (2) the latest date of full vesting of any performance-based LTI equity award, Mr. Thomas is prohibited from:
› participating as a significant owner or performing services in a senior leadership position of any business that owns, develops and manages primarily commercial office space real estate property at the time of termination of his employment; and
› intentionally interfering with the Company’s relationships with certain of its tenants or employees, either for himself or any other business, person or entity.
•The non-competition covenant shall not apply if Mr. Thomas’ employment is terminated following a change in control (as defined in the Boston Properties, Inc. 2021 Stock Incentive Plan, as amended from time to time (the "2021 Plan")).
•Mr. Thomas is also subject to confidentiality requirements and post-termination litigation and regulatory cooperation obligations.
112 BXP / 2024 Proxy Statement

Compensation of Executive Officers	/
Summary of Employment Agreements with Messrs. Linde, LaBelle and Koop
We also have employment agreements with Messrs. Linde, LaBelle and Koop – under which each has agreed to devote substantially all of his business time to our business and affairs. The initial term of each of these employment agreements was two years beginning November 29, 2002 (January 24, 2008 in the case of Mr. LaBelle), with automatic one-year renewals commencing on the second anniversary of the start of the initial term and each anniversary date thereafter unless written notice of termination is given at least 90 days prior to such date by either party. The base salary for each of these NEOs is reviewed annually by the Compensation Committee and may be increased but not decreased in its discretion. Each NEO is also eligible to receive a cash bonus and equity-based compensation to be determined at the discretion of the Compensation Committee
Messrs. Linde's, LaBelle's and Koop's employment agreements contain non-competition, non-interference and non-solicitation restrictions (which shall not apply if the NEO’s employment is terminated following a change in control (as defined in the Company's Senior Executive Severance Plan discussed below)) and permit them to participate as an officer or director of, or advisor to, any charitable or other tax exempt organization only. The geographic scope of the noncompetition provision in each employment agreement is limited to our markets at the time of termination of the NEO's employment. In consideration for the benefits and protections afforded by the employment agreements, each of these NEOs agreed to confidentiality, non-competition, non-interference and non-solicitation covenants and to provide post-termination litigation and regulatory cooperation. These NEOs' employment with us is at-will, but their employment agreements also provide for certain payments and benefits to them upon separation from the Company in certain circumstances as described below under “—Potential Payments upon Termination or Change in Control."
Summary of Mr. Ritchey's Employment Agreement
Mr. Ritchey has served as our Senior Executive Vice President since January 2016 and has been employed by BXP since 1980. On November 29, 2002, we entered into an employment agreement with Mr. Ritchey, the form of which was similar to the employment agreements with our other NEOs described above (the "Ritchey 2002 Agreement"). On February 28, 2023, we entered into a Second Amended and Restated employment agreement with Mr. Ritchey (the "Ritchey 2023 Agreement"). The Ritchey 2023 Agreement expired on December 31, 2023, and we did not enter into a new employment agreement with him.
The following is a summary of the Ritchey 2023 Agreement:
Term, Duties and Outside Activities
•February 28, 2023 through December 31, 2023. There is no automatic renewal provision.
•Mr. Ritchey must, on average, devote at least 50% of his business time to BXP's business and affairs.
•During and following the term of the Ritchey 2023 Agreement, he may engage or invest in other business activities, including those that might be the same or similar to our business, subject to certain limitations with respect to Corporate Opportunities (as discussed below).
Compensation and Benefits
•Annual base salary of $750,000.
•Target annual bonus for the year ending December 31, 2023 of $1,650,000, with the actual amount to be determined by the Compensation Committee based on Company and individual performance measured against an agreed-upon set of goals, and taking into account any business generated by the Company pursuant to a Corporate Opportunity, subject to continued employment through December 31, 2023, except in the event of certain qualified terminations.
•Not eligible to receive new grants of LTI equity awards.
•Eligible to participate in all of our employee benefit plans and programs as in effect from time to time for our senior executive employees, including medical/dental insurance, life insurance, disability insurance and deferred compensation plans.
•Entitled to an automobile allowance.
BXP / 2024 Proxy Statement 113

/	Compensation of Executive Officers
Severance Benefits and Retirement Eligibility
•Mr. Ritchey agreed that he is no longer a "covered employee" under the Company’s Senior Executive Severance Plan and is not entitled to receive any benefits thereunder, including any tax gross-up payments. In the event that any payment or benefit to be paid or provided to Mr. Ritchey would be subject to the golden parachute excise tax under Section 280G of the Internal Revenue Code, the payments and benefits will be reduced to the extent necessary to avoid the imposition of the excise tax if doing so would result in a greater after-tax benefit to Mr. Ritchey.
•If Mr. Ritchey’s employment is terminated by the Company without "Cause" or by Mr. Ritchey for "Good Reason" and he enters into a general release of claims and such release becomes effective, he will be entitled to the following payments or benefits:
› salary continuation for the period from the date of termination through December 31, 2023,
› payment of the 2023 target annual bonus amount, and
› continued participation in the Company’s health insurance plan for 12 months.
•The expiration of the Ritchey 2023 Agreement will not constitute or result in a termination of employment by the Company without Cause.
•If Mr. Ritchey’s employment is terminated due to death or disability he will be entitled to the following payments or benefits: (i) payment of the 2023 target bonus amount prorated for the number of days he was employed by the Company in 2023 and (ii) continued participation in the Company’s health insurance plan for 18 months.
•In connection with any termination, the Ritchey 2023 Agreement provides that outstanding and unvested equity awards held by Mr. Ritchey will be governed by the terms of the award agreements evidencing such awards, provided that, for purposes of performance-based LTI equity awards, any termination other than a termination by the Company for Cause shall be considered a “Qualified Retirement” as defined below.
Restrictive Covenants
•Subject to certain qualified terminations under the Ritchey 2023 Agreement that may shorten the duration to the longer of the period until December 31, 2023 or three months from the date of termination, during the term of his employment and for a period of one year following the term, Mr. Ritchey may not:
› pursue an actual or potential investment or business opportunity in which the Company could have an interest or expectancy that are within the Company’s geographic market areas and that involve property types that are within the scope of the Company’s business activities (a "Corporate Opportunity"), other than minority interest passive investments, unless he first presents the Corporate Opportunity to the Company in accordance with the procedures set forth in the Ritchey 2023 Agreement and the Company elects not to pursue such Corporate Opportunity;
› intentionally interfere with the Company’s relationships with its tenants, suppliers, contractors, lenders or employees or with any governmental agency; or
› compete for, solicit or divert the Company’s tenants or employees, either for himself or any other business, person or entity.
•Mr. Ritchey is also subject to confidentiality requirements and post-termination litigation and regulatory cooperation obligations.
114 BXP / 2024 Proxy Statement

Compensation of Executive Officers	/
Potential Payments Upon Termination or Change in Control
Each NEO has the right to receive severance and other benefits in the event of a termination of his employment under different circumstances pursuant to their employment agreements (discussed under “—Employment Agreements” beginning on page 111) and, except for Messrs. Thomas and Ritchey, the Company’s Senior Executive Severance Plan. In addition, our LTI equity award agreements (including performance-based MYLTIP awards) provide for the vesting and forfeiture of LTI equity awards under different termination scenarios. The availability, nature and amount of severance and other benefits differ depending on the type of triggering event, which include:
•a termination by the Company without “cause” (as defined in the applicable agreement or plan) or by the NEO with “good reason” (as defined in the applicable agreement or plan) prior to a change in control,
•a termination by the Company without “cause” or by the NEO for “good reason” within 24 months following a change in control,
•a change in control without termination,
•termination due to death or disability, or
•a qualified retirement.
Upon a voluntary termination by the NEO (i.e., termination by the NEO), other than for “good reason” or a qualified retirement, or a termination by the Company with “cause,” the NEO is not entitled to any additional or special payments under any plan, agreement or arrangement, and any unvested LTI equity awards will be immediately forfeited.
Summary of Potential Payments and Benefits
The following chart summarizes payments and benefits that (1) Mr. Thomas is eligible to receive under his employment agreement, (2) Mr. Ritchey was eligible to receive as of December 31, 2023 under the Ritchey 2023 Agreement (which expired as of December 31, 2023), (3) Messrs. Linde, LaBelle and Koop are eligible to receive under their respective employment agreements and our Senior Executive Severance Plan and (4) each NEO is entitled to receive under his performance-based LTI equity award agreements. As of the effective date of the Ritchey 2023 Agreement, Mr. Ritchey is no longer entitled to participate in any of the Company’s change in control severance plans or programs and he is no longer entitled to receive any tax gross-up payments. Mr. Thomas has never been a covered employee under the Senior Executive Severance Plan and the severance and benefits to which he is entitled following a termination within twenty-four (24) months after a change in control are provided in his employment agreement.

Component	Termination by the Company without “Cause” or by the NEO for “Good Reason” without a Change in Control(1)	Termination by the Company without “Cause” or by the NEO for “Good Reason” within 24 Months after a Change in Control	Change in Control Without Termination	Termination due to Death or Disability

Bonus	•Mr. Ritchey: Target bonus •Other NEOs: Target bonus prorated for the number of days employed in the year of termination	•Mr. Thomas: Target bonus prorated for the number of days employed in the year of termination •Mr. Ritchey: Target bonus •Other NEOs: Not applicable	•No additional benefits	•Lump-sum payment equal to the NEO's target bonus prorated for number of days employed in the year of termination

BXP / 2024 Proxy Statement 115

/	Compensation of Executive Officers

Component	Termination by the Company without “Cause” or by the NEO for “Good Reason” without a Change in Control(1)	Termination by the Company without “Cause” or by the NEO for “Good Reason” within 24 Months after a Change in Control	Change in Control Without Termination	Termination due to Death or Disability

Cash Severance
•Mr. Thomas: 2x the sum of his base salary plus the amount of cash bonus, if any, received or payable with respect to the preceding year (but not less than his target bonus)
•Mr. Ritchey: Salary continuation for the period from the date of termination through December 31, 2023
•Other NEOs: 1x the sum of base salary plus the amount of cash bonus, if any, received or payable with respect to the preceding year

•Mr. Ritchey: Salary continuation for the period from the date of termination through December 31, 2023
•Other NEOs: Lump-sum payment equal to 3x the sum of (a) NEO's base salary plus (b) the amount of NEO's average annual cash bonus with respect to the three calendar years preceding the change in control (or, in the case of Mr. Thomas, his target bonus, if greater)

			•No additional benefits	•No additional benefits

Time-Based LTI Equity Awards	•Messrs. Thomas and Ritchey: Not applicable •Other NEOs: Additional 12 months of vesting	•Full vesting for all NEOs •Mr. Ritchey: No additional benefits	•No additional benefits	•Full vesting for all NEOs

Performance-Based LTI Equity Awards(2)
•The number of LTIP units the NEO will earn, if any, will be determined at the end of the applicable three-year performance period based on our performance and will then be prorated based on the portion of the three-year performance period during which the NEO was employed (in the case of Mr. Ritchey, any earned LTIP units will not be prorated).
•Any earned LTIP units will not be subject to forfeiture but the NEO will not be permitted to transfer the LTIP units until they otherwise would have vested under the terms of the awards.
•No additional benefits
•The number of LTIP units the NEO will earn, if any, will be determined as of the date of the change in control based on our performance through such date.
•Any earned LTIP units will not be prorated based on service time and will be fully vested.

•The number of LTIP units the NEO will earn, if any, will be determined at the end of the applicable three-year performance period based on our performance.
•Any earned LTIP units will not be prorated based on service time and will be fully vested.

Health Benefits	•Participation by the NEO, his spouse and dependents, subject to payment of premiums •Mr. Thomas: Up to 24 months •Other NEOs: Up to 12 months	•Participation by the NEO, his spouse and dependents, subject to payment of premiums •Mr. Ritchey: Up to 12 months •Other NEOs: Up to 36 months	•No additional benefits	•Participation by the NEO, his spouse and dependents for up to 18 months, subject to payment of premiums

116 BXP / 2024 Proxy Statement

Compensation of Executive Officers	/

Component	Termination by the Company without “Cause” or by the NEO for “Good Reason” without a Change in Control(1)	Termination by the Company without “Cause” or by the NEO for “Good Reason” within 24 Months after a Change in Control	Change in Control Without Termination	Termination due to Death or Disability

Tax Gross-Up Payment	•Not applicable
•Messrs. Thomas and Ritchey are not entitled to receive any tax gross-up payments. If any payment or benefit would be subject to the golden parachute excise tax under Section 280G of the Internal Revenue Code, the payment and benefit will be reduced to the extent necessary to avoid the imposition of such excise tax if the reduction would result in a greater after-tax benefit.
•Other NEOs are entitled to receive a tax gross-up payment in the event they become subject to the golden parachute excise tax (as discussed above under “Compensation Discussion and Analysis—Other Compensation Policies—Gross-Up for Excess Parachute Payments” on page 96).
			•Not applicable	•Not applicable

Other Benefits	•No additional benefits	•All NEOs other than Mr. Ritchey: Financial counseling, tax preparation assistance and outplacement counseling for up to 36 months	•No additional benefits	•No additional benefits

1.Receipt of these payments and benefits (other than the prorated target bonus) is subject to the NEO’s execution of a general release of claims against us.
2.The above chart summarizes the treatment of performance-based LTI equity awards (e.g., MYLTIP awards) assuming each of the foregoing scenarios occurs prior to the end of the applicable three-year performance period. In the case of each of the foregoing scenarios following the end of the applicable three-year performance period, any LTIP units that had been earned prior to the date of such termination or change in control will become fully vested, but, in the case of a termination by the Company without "cause" or by the NEO for "good reason" without a change in control, the NEO will not be permitted to transfer the LTIP units until they otherwise would have the right to transfer the LTIP units under the terms of the awards.
Double-Trigger Acceleration of Vesting of Equity Awards Upon a Change of Control
Time-based LTI equity award agreements include "double-trigger” vesting provisions, meaning that, if there is a “change in control” (as defined in the 2021 Plan) and the awards are not otherwise cancelled in connection with the change in control transaction, then they only become fully vested if, within 24 months after the change in control, the NEO’s employment is terminated by the Company or its successor without “cause” or the NEO resigns for “good reason.”
BXP / 2024 Proxy Statement 117

/	Compensation of Executive Officers
Retirement Eligibility Provisions for LTI Equity Awards
Retirement Provisions
Mr. Thomas. Pursuant to Mr. Thomas’ employment agreement, all LTI equity award agreements after July 1, 2023 shall provide that because Mr. Thomas has attained age 62 and has completed at least ten (10) years of employment with us, then his time-based LTI equity awards will be fully vested upon grant and performance-based LTI equity awards that are earned will vest in full (without any proration of the award based on service time).
The full number of LTIP units Mr. Thomas earns (if any) under any performance-based LTI equity awards for which the performance period has not ended will be determined in the same manner and at the same time as otherwise would have been the case if he had remained employed through the full performance period for the applicable award, including, without limitation, with respect to performance hurdles and lapse of restrictions on transfer, without any proration of the award due to service time, and with all service-based vesting requirements deemed satisfied, so long as he agrees to be bound by the post-employment non-competition, non-interference and non-solicitation covenants (which are otherwise applicable until the later of (1) one (1) year following termination and (2) the latest date of full vesting of any performance-based LTI equity award).
NEOs other than Mr. Thomas. The agreements governing time-based LTI equity awards and performance-based LTI equity awards granted to NEOs other than Mr. Thomas provide that the time-based LTI equity awards and performance-based LTI equity awards that are earned will fully vest when the employee retires after the date on which the sum of the employee’s years of service plus age (which must be at least 58) equals or exceeds 70 (the so-called “Rule of 70”) (“Qualified Retirement”); provided that the NEO satisfies the other conditions of a “Qualified Retirement,” which require the employee to:
•give prior written notice to the Company of his retirement (for NEOs, six (6) months’ notice is required),
•enter into a separation agreement with the Company and
•remain employed by the Company until the retirement date specified in such notice, unless employment is terminated by the Company without “cause” or by the employee for “good reason.”
If an NEO retires after satisfying the conditions for a Qualified Retirement, the number of LTIP units the NEO earns (if any) under performance-based LTI equity awards will be determined in the same manner and at the same time as otherwise would have been the case if he had remained employed through the entire performance period for the applicable award, including with respect to performance hurdles and lapse of restrictions on transfer, without any proration of the award due to service time. Any earned, unvested LTIP units will no longer be subject to forfeiture but the NEO will not be permitted to transfer the LTIP units until they otherwise would have the right to transfer the LTIP units under the terms of the awards.
Pre-2019 Policy
Time-based LTI equity awards granted prior to 2019 provide that when an employee attains age 65, or attains age 62 and completes 20 years of service with us, the employee becomes fully vested in all time-based LTI equity awards (the "Pre-2019 Policy"). In addition, time-based LTI awards made to employees who, on or prior to January 31, 2019, attained age 65 or attained age 62 with 20 years of service retain their status under the Pre-2019 Policy such that subsequent time-based LTI awards will continue to be fully vested on the date of grant.
NEOs Eligible for Qualified Retirement as of December 31, 2023
Based on their respective ages and tenure as of December 31, 2023:
•Each of Messrs. Linde, LaBelle and Koop is eligible for a Qualified Retirement (i.e., he satisfied the Rule of 70) with respect to all time-based and performance based LTI equity awards granted in 2019 and thereafter.
•Mr. Ritchey satisfied the Pre-2019 Policy and thus retains his status under such policy with respect to his time-based LTI equity awards. Therefore, all of Mr. Ritchey's time-based equity awards were fully vested as of December 31, 2023. Mr. Ritchey is also eligible for a Qualified Retirement with respect to all performance-based LTI equity awards granted in 2019 and thereafter.
118 BXP / 2024 Proxy Statement

Compensation of Executive Officers	/
Estimated Payments Upon Termination or Change in Control
The following tables show the potential payments and benefits to which our NEOs would have been entitled assuming each scenario occurred on December 31, 2023.

Scenario	Payments and Benefits Upon Termination	Owen D. Thomas ($)	Douglas T. Linde ($)	Raymond A. Ritchey ($)	Michael E. LaBelle ($)	Bryan J. Koop ($)

Involuntary Not for Cause or Good Reason Termination	Bonus	2,350,000	1,900,000	1,650,000	1,250,000	1,250,000
	Severance	7,798,500	3,184,500	—	2,268,750	2,193,750
	Unvested Equity Awards(1)(2)	—	2,433,145	275,066	870,950	645,845
	2021 MYLTIP Awards(1)(3)	4,147,334	2,355,912	1,892,625	911,889	744,865
	2022 MYLTIP Awards(1)(3)	1,212,658	705,159	807,025	232,145	173,818
	2023 MYLTIP Awards(1)(3)	537,805	313,715	759,450	115,692	82,290
	Benefits Continuation	50,168	25,084	22,804	21,636	22,804
	Total	16,096,465	10,917,515	5,406,970	5,671,062	5,113,372
Involuntary Not for Cause or Good Reason Termination Following Change in Control(4)	Bonus	2,350,000	—	1,650,000	—	—
	Severance	10,205,500	8,347,000	—	5,925,000	5,410,000
	Unvested Equity Awards(1)(2)	—	6,039,111	275,066	2,173,867	1,606,191
	2021 MYLTIP Awards(1)(3)	4,272,300	2,426,900	1,892,625	939,366	767,309
	2022 MYLTIP Awards(1)(3)	1,902,379	1,106,230	807,025	364,182	272,681
	2023 MYLTIP Awards(1)(3)	1,799,580	1,050,515	759,450	387,409	275,557
	Benefits Continuation	75,252	77,682	22,804	67,338	70,841
	Other Benefits(5)	150,000	150,000	—	150,000	150,000
	Excise Tax Gross-Up(6)	—	6,821,708	—	3,796,950	3,583,427
	Total	20,755,011	26,019,146	5,406,970	13,804,112	12,136,006
Change in Control Without Termination	2021 MYLTIP Awards(1)(3)	4,272,300	2,426,900	1,892,625	939,366	767,309
	2022 MYLTIP Awards(1)(3)	1,902,379	1,106,230	807,025	364,182	272,681
	2023 MYLTIP Awards(1)(3)	1,799,580	1,050,515	759,450	387,409	275,557
	Total	7,974,259	4,583,645	3,459,100	1,690,957	1,315,547
Death or Disability	Bonus	2,350,000	1,900,000	1,650,000	1,250,000	1,250,000
	Unvested Equity Awards(1)(2)	—	6,039,111	275,066	2,173,867	1,606,191
	2021 MYLTIP Awards(1)(3)	4,272,300	2,426,900	1,892,625	939,366	767,309
	2022 MYLTIP Awards(1)(3)	1,902,379	1,106,230	807,025	364,182	272,681
	2023 MYLTIP Awards(1)(3)	1,799,580	1,050,515	759,450	387,409	275,557
	Benefits Continuation	37,626	37,626	34,206	32,454	34,206
	Total	10,361,885	12,560,382	5,418,372	5,147,278	4,205,944
Qualified Retirement	Bonus	2,350,000	—	—	—	—
	Unvested Equity Awards(1)(2)	—	6,039,111	275,066	2,173,867	1,606,191
	2021 MYLTIP Awards(1)(3)	4,272,300	2,426,900	1,892,625	939,366	767,309
	2022 MYLTIP Awards(1)(3)	1,902,379	1,106,230	807,025	364,182	272,681
	2023 MYLTIP Awards(1)(3)	1,799,580	1,050,515	759,450	387,409	275,557
	Total	10,324,259	10,622,756	3,734,166	3,864,824	2,921,738
1.Restricted common stock, LTIP units and LTIP units that would have been earned pursuant to 2021 MYLTIP awards, 2022 MYLTIP awards and 2023 MYLTIP awards are valued based on the closing price of BXP common stock on the NYSE on December 29, 2023, which was $70.17 per share.
BXP / 2024 Proxy Statement 119

/	Compensation of Executive Officers
2.Includes the following unvested shares of restricted common stock and LTIP units (including outstanding performance-based LTI equity awards for which the three-year performance period has ended and that have been earned (i.e., 2020 MYLTIP awards)) that would have vested upon the occurrence of each triggering event:
•Involuntary not for cause termination or a good reason termination prior to a change in control: Mr. Linde — 34,675 LTIP units; Mr. Ritchey — 3,920 LTIP units; Mr. LaBelle — an aggregate of 11,481 LTIP units and shares of restricted common stock; and Mr. Koop — 9,204 LTIP units.
•Involuntary not for cause termination or a good reason termination within 24 months following a change in control, death or disability and qualified retirement: Mr. Linde — 86,064 LTIP units; Mr. Ritchey — 3,920 LTIP units; Mr. LaBelle — an aggregate of 27,254 LTIP units and shares of restricted common stock; and Mr. Koop — 22,890 LTIP units.
3.As of December 31, 2023, the three-year performance periods for the 2021 MYLTIP awards, 2022 MYLTIP awards and 2023 MYLTIP awards had not ended. The values set forth above relating to the LTIP units that would have been earned in the event of a Qualified Retirement, involuntary not for cause termination/good reason termination, death or disability assume our performance for the three-year performance period under the 2021 MYLTIP awards, 2022 MYLTIP awards and 2023 MYLTIP awards, respectively, was the same as our performance from the first day of the respective performance period through December 31, 2023 with proration, as applicable, but are not discounted to reflect the fact that such LTIP units would not be earned until a later date and would be subject to continuing transfer restrictions in the case of Qualified Retirement and involuntary termination prior to a change in control. The value for each of the 2021 MYLTIP awards, 2022 MYLTIP awards and 2023 MYLTIP awards also includes a “catch-up” cash payment on the number of LTIP units that are ultimately earned in an amount equal to the regular and special distributions declared from the first day of the applicable performance period through December 31, 2023 on an equal number of shares BXP common stock, less the distributions actually paid to holders of 2021 MYLTIP awards, 2022 MYLTIP awards and 2023 MYLTIP awards on all of the awarded 2021 MYLTIP awards, 2022 MYLTIP awards and 2023 MYLTIP awards.
4.Assumes termination occurs simultaneously with a change in control.
5.Includes outplacement services valued at 15% of the sum of current base salary plus bonus with respect to the immediately preceding year up to a maximum of $75,000 paid in a lump sum, and financial counseling and tax preparation services valued at $25,000 per year for 36 months.
6.Under their employment agreements, neither Mr, Thomas nor Mr. Ritchey is entitled to receive tax gross-up payments in the event he becomes subject to the golden parachute excise tax. Instead, if any payment or benefit to be paid or provided to Messrs. Thomas or Ritchey would be subject to the golden parachute excise tax, the payments and benefits will be reduced to the extent necessary to avoid the imposition of such tax if doing so would result in a greater after-tax benefit to him. The amounts set forth in the table above have not been adjusted to reflect any such reduction that might apply.
The above discussion and the amounts shown in the above tables do not include payments and benefits to the extent they have been earned prior to the termination of employment or are provided on a non-discriminatory basis to salaried employees upon termination of employment. These include:
•accrued salary and vacation pay;
•distribution of plan balances under our 401(k) plan and the non-qualified deferred compensation plan (see “—Nonqualified Deferred Compensation in 2023” for the plan balances of each NEO under the non-qualified deferred compensation plan); and
•life insurance proceeds in the event of death.
120 BXP / 2024 Proxy Statement

Compensation of Executive Officers	/
Pay Ratio Disclosure
As required by SEC regulations, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Thomas, our CEO:
For 2023, our last completed fiscal year:
•the median of the annual total compensation paid to all employees of the Company (other than our CEO) was $134,611; and
•the annual total compensation of our CEO, as reported in the Summary Compensation Table on page 102, was $12,963,964.
Based on this information, for 2023, the ratio of the annual total compensation of Mr. Thomas to the median of the annual total compensation of all other employees was 96.3 to 1.
We identified the median employee by totaling (1) cash compensation (i.e., wages, overtime and bonus) as reflected on our payroll records for 2023 and (2) the value of LTI equity awards that were granted in 2023 and subject to time-based vesting, for all individuals, excluding our CEO, who we employed on December 31, 2023 (whether on a full-time, part-time, temporary or seasonal basis). In addition, we annualized the wages of full-time employees who were hired during 2023 but did not work for us the entire fiscal year. We did not make any other assumptions, adjustments, or estimates with respect to total cash compensation or LTI compensation.
We calculated annual total compensation for 2023 for the median employee using the same methodology we use for our NEOs as set forth in the Summary Compensation Table.
As of December 31, 2023, we employed 820 full-time and 16 part-time employees, all of whom are located in the United States. The average tenure of our employee population (excluding union employees and intern employees) was 9.2 years. The average tenure of our officers and non-officers was 18.5 years and 7.6 years, respectively. Our employees are organized into the following functions:

Function	Number of Employees	Function	Number of Employees

Accounting	95	Information Systems	44
Accounting Operations	18	Internal Audit	3
Administrative	19	Leasing	33
Construction	44	Legal & Risk Management	42
Development	28	Marketing	32
Executive Management	9	Property Management	418
Finance & Capital Markets	30	Sustainability	3
Human Resources	18
SEC regulations permit registrants to use reasonable estimates and prescribed alternative methodologies. As a result, our calculation of the CEO pay ratio may differ from the calculations used by other companies and may not be comparable.
BXP / 2024 Proxy Statement 121

/	Compensation of Executive Officers
Pay Versus Performance
As required by Item 402(v) of Regulation S-K, the information below reflects the relationship between the executive compensation actually paid by us (“CAP”) to our CEO, as principal executive officer, and the other named executive officers (“Non-CEO NEOs”) and our financial performance for the years ended December 31, 2023, 2022, 2021 and 2020.
The disclosures included in this section are required by technical SEC rules and do not necessarily align with how the Company or the Compensation Committee views the link between our performance and the compensation of our NEOs. The Compensation Committee did not consider the required pay versus performance disclosures when making its compensation decisions for any of the years presented.
For information regarding the decisions made by our Compensation Committee with respect to the compensation of our NEOs for each fiscal year, including alignment with Company performance, please see the “Compensation Discussion and Analysis” section of the proxy statement for the fiscal years covered.
Pay Versus Performance Table
The following table sets forth information about the compensation of our CEO and Non-CEO NEOs and the financial performance of BXP.

Year	Summary Compensation Table Total for CEO(1)(2) ($)	Compensation Actually Paid to CEO(1) ($)	Average Summary Compensation Table Total for Non-CEO NEOs(1)(2) ($)	Average Compensation Actually Paid to Non-CEO NEOs (1)(3) ($)	Value of Initial Fixed $100 Investment Based On:(4)		Net Income (in millions)(6) ($)	FFO Per Share(7) ($)
					BXP Total Stockholder Return ($)	Peer Group Total Stockholder Return(5) ($)

2023	12,963,964	9,975,923	5,881,985	6,592,675	61.55	63.34	190.2	7.30
2022	13,050,788	2,646,769	5,794,249	2,530,706	55.54	62.07	848.9	7.53
2021	12,894,537	19,747,684	6,017,281	8,297,877	90.43	99.51	496.2	6.56
2020	10,737,289	(220,724)	4,677,157	1,126,865	71.65	81.56	862.2	6.29
1.For all periods presented, our CEO is Owen D. Thomas and our Non-CEO NEOs are Douglas T. Linde, Raymond A. Ritchey, Michael E. LaBelle and Bryan J. Koop.
2.Except for 2020, the amounts in this column reflect the “Total” compensation set forth in the Summary Compensation Table (“SCT”) on page 102 our CEO and Non-CEO NEOs. See the footnotes to the SCTs for further detail regarding the amounts in this column. The amounts for 2020 are set forth in the SCT contained in our 2023 proxy statement.
3.In accordance with SEC rules, Compensation Actually Paid ("CAP") is computed by replacing the amounts in the “Stock Awards” column of the SCT from the “Summary Compensation Table Total” column in this table with the following amounts: (i) the fair value of as of the last day of the applicable year of unvested LTI equity awards that were granted during such year, (ii) as of the applicable vesting date, the fair value of LTI equity awards granted in the applicable year that vested during such year, (iii) as of the last day of the applicable year, the change in fair value of unvested LTI equity awards granted in prior years that remain unvested as of the last day of the applicable year compared to the last day of the previous year, (iv) as of the applicable vesting date, the change in fair value of LTI equity awards that vested during the applicable year compared to the last day of the previous year and (v) the value of dividends paid in cash on unvested LTI equity awards during the applicable year. The dollar amounts do not reflect the actual amount of compensation earned by or paid to our CEO or Non-CEO NEOs during the applicable year. In accordance with Item 402(v) of Regulation S-K, CAP for our CEO and Average Cap for our Non-CEO NEOs was computed as follows:
122 BXP / 2024 Proxy Statement

Compensation of Executive Officers	/

CEO	2023	2022	2021	2020

SCT Total for CEO	$12,963,964	$13,050,788	$12,894,537	$10,737,289
Minus Grant Date Value of Equity Awards Reported in the SCT	$(9,261,028)	$(9,157,428)	$(8,745,377)	$(8,644,379)
Plus Fair Value of Equity Awards Granted in the Applicable Year(a)(b)	$7,506,247	$5,183,625	$13,972,914	$4,950,613
Plus/Minus Change in Value of Prior Years’ Awards Unvested at Applicable Year End	$(878,774)	$(7,437,052)	$1,493,773	$(7,796,208)
Plus/Minus Change in Value of Prior Years’ Awards that Vested in the Applicable Year	$(652,734)	$642,971	$(206,106)	$251,319
Plus Dividends Paid on Unvested Equity Awards During the Applicable Year	$298,248	$363,865	$337,943	$280,642
Total Adjustments	$(2,988,041)	$(10,404,019)	$6,853,147	$(10,958,013)
Compensation Actually Paid	$9,975,923	$2,646,769	$19,747,684	$(220,724)

Average for Non-CEO NEOs	2023	2022	2021	2020

Average SCT Total for Non-CEO NEOs	$5,881,985	$5,794,249	$6,017,281	$4,677,157
Minus Grant Date Value of Equity Awards Reported in the SCT	$(3,441,717)	$(3,319,148)	$(3,329,155)	$(3,137,755)
Plus Fair Value of Equity Awards Granted in the Applicable Year(a)(b)	$4,144,496	$2,148,528	$5,185,663	$2,020,765
Plus/Minus Change in Value of Prior Years’ Awards Unvested at Applicable Year End	$(246,050)	$(2,412,962)	$427,396	$(2,568,567)
Plus/Minus Change in Value of Prior Years’ Awards that Vested in the Applicable Year	$88,654	$203,632	$(95,399)	$58,798
Plus Dividends Paid on Unvested Equity Awards During the Applicable Year	$165,307	$116,407	$92,091	$76,467
Total Adjustments	$710,690	$(3,263,543)	$2,280,596	$(3,550,292)
Average Compensation Actually Paid	$6,592,675	$2,530,706	$8,297,877	$1,126,865
a.The fair values of time-based LTI equity awards are based on the closing price of BXP common stock as reported on the NYSE on the relevant valuation date. Performance-based LTI equity awards were valued on the relevant valuation date using a Monte Carlo simulation model in accordance with the provisions of ASC Topic 718.
b.Includes the fair value of (x) LTI equity awards granted during the applicable year that remain unvested as of the end of the applicable year and (y) LTI equity awards granted during the applicable year that vested during the applicable year.
4.The calculations of TSR assume an investment of $100 in each of BXP and the FTSE Nareit Office REIT Index (the “Office REIT Index”) on December 31, 2019, and the reinvestment of dividends. The historical TSR information is not necessarily indicative of future performance. The data shown is based on the stock prices or index values, as applicable, at the end of each year shown.
5.The Office REIT Index includes all office REITs included in the FTSE Nareit Equity REIT Total Return Index (the “Equity REIT Index”). The Equity REIT Index includes all tax-qualified equity REITs listed on the NYSE, the American Stock Exchange and the Nasdaq Stock Market. Equity REITs are defined as those with 75% or more of their gross invested book value of assets invested directly or indirectly in the equity ownership of real estate.
6.Represents net income attributable to Boston Properties, Inc. common shareholders. The decrease for the year ended December 31, 2023 compared to 2022 was due primarily to a non-cash impairment charge related to our investment in unconsolidated joint ventures during 2023 and gains on sales of real estate in 2022 that not recur in 2023.
7.Represents diluted FFO per share. For 2021 and 2023, FFO is adjusted for certain transactions in accordance with the terms of the applicable AIP. Prior to adjustments, diluted FFO per share for 2023 was $7.28. For disclosures required by Regulation G, refer to Appendix A to this proxy statement.
BXP / 2024 Proxy Statement 123

/	Compensation of Executive Officers
Relationship Between Compensation Actually Paid and Financial Performance
The following charts depict the relationships between the “Compensation Actually Paid” to our CEO and the “Average Compensation Actually Paid" to our Non-CEO NEOs disclosed in the Pay Versus Performance table above to:
•our TSR (including a depiction of the relationship between our TSR and the TSR of the Office REIT Index);
•net income attributable to BXP common shareholders; and
•our diluted FFO per share.

Compensation Actually Paid vs. TSR 2020-2023
Compensation Actually Paid ($MM)
Indexed TSR (Dec 31, 2019=$100)
$25.0
$20.0
$15.0
$10.0
$5.0
$0.0
$100.00
$75.00
$50.00
$25.00
$0.00
$81.56
$71.65
$99.51
$90.43
$62.07
$55.54
$63.34
$61.55
$-0.2
$1.1
$19.7
$8.3
$2.6
$2.5
$10.0
$6.6
2020
2021
2022
2023
Compensation Actually Paid to CEO
Average Compensation Paid to Non-CEO NEOs
BXP TSR
FTSE Nareit Office REIT Index TSR

124 BXP / 2024 Proxy Statement

Compensation of Executive Officers	/
1.For 2021 and 2023, FFO is adjusted for certain transactions in accordance with the terms of the applicable AIP. For disclosures required by Regulation G, refer to Appendix A to this proxy statement.
BXP / 2024 Proxy Statement 125

/	Compensation of Executive Officers
Performance Measures
Below is a list of the performance measures, not ranked in order of importance, which in our Compensation Committee’s assessment, represent the most important performance measures used to link compensation actually paid to our NEO’s for 2023 to BXP’s performance.

Performance Measures

Diluted FFO Per Share
Leasing
TSR
Relative TSR
Same Property NOI
Development Activities
Equity Compensation Plan Information
The following table summarizes Boston Properties, Inc.’s equity compensation plans as of December 31, 2023.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by security holders(1)	4,568,244	(2)	N/A	(2)	4,275,908	(3)
Equity compensation plans not approved by security holders(4)	N/A		N/A		39,941
Total	4,568,244		N/A		4,315,849
1.Includes information related to BXP’s 1997 Stock Option and Incentive Plan, 2012 Stock Option and Incentive Plan and 2021 Plan.
2.Includes (a) 2,065,861 long term incentive units (LTIP units) (1,439,973 of which are vested) that, upon the satisfaction of certain conditions, are convertible into common units, which may be presented to BPLP for redemption and acquired by BXP for shares of its common stock, (b) 1,459,441 common units issued upon conversion of LTIP units, which may be presented to BPLP for redemption and acquired by BXP for shares of its common stock, (c) 349,267 2021 MYLTIP Awards that, upon the satisfaction of certain conditions, are convertible into common units, which may be presented to BPLP for redemption and acquired by BXP for shares of its common stock, (d) 252,151 2022 MYLTIP Awards that, upon the satisfaction of certain conditions, are convertible into common units, which may be presented to BPLP for redemption and acquired by BXP for shares of its common stock, (e) 322,053 2023 MYLTIP Awards that, upon the satisfaction of certain conditions, are convertible into common units, which may be presented to BPLP for redemption and acquired by BXP for shares of its common stock and (f) 119,471 deferred stock units which were granted pursuant to elections by certain of BXP’s non-employee directors to defer all cash compensation to be paid to such directors and to receive their deferred cash compensation in shares of BXP’s common stock upon their retirement from its Board of Directors. Does not include 114,146 shares of restricted stock, as they have been reflected in BXP’s total shares outstanding. Because there is no exercise price associated with LTIP units, common units, 2021 MYLTIP Awards, 2022 MYLTIP Awards, 2023 MYLTIP Awards or deferred stock units, such shares are not included in the weighed-average exercise price calculation.
3.Represents awards available for issuance under the 2021 Plan.
4.Includes information related to the ESPP (as defined in Proposal 3). The ESPP was adopted by the Board of Directors of BXP on October 29, 1998. The ESPP has not been approved by BXP’s stockholders. The ESPP is available to all our employees that are employed on the first day of a purchase period. Under the ESPP, each eligible employee may purchase shares of our common stock at semi-annual intervals each year at a purchase price equal to 85% of the average closing prices of our common stock on the NYSE during the last ten business days of the purchase period. Each calendar year, an eligible employee may contribute no more than the lesser of (a) 10% of his or base salary or (b) $25,000 to purchase our common stock under the ESPP.
126 BXP / 2024 Proxy Statement

Proposal 2 / Advisory Vote on Named Executive Officer Compensation
Proposal
Section 14A(a)(1) of the Exchange Act generally requires each public company to include in its proxy statement a separate resolution subject to a non-binding stockholder vote to approve the compensation of the Company’s NEOs, as disclosed in its proxy statement pursuant to Item 402 of Regulation S-K, not less frequently than once every three years. This is commonly known as a “Say-on-Pay” proposal or resolution.
At our 2023 annual meeting of stockholders, our stockholders voted on a proposal regarding the frequency of holding a non-binding, advisory vote on the compensation of our NEOs. More than 97% of the votes cast on the frequency proposal in 2023 were cast in favor of holding a non-binding, advisory vote on the compensation of the Company’s NEOs every year, which was consistent with the recommendation of our Board of Directors. Our Board of Directors considered the voting results with respect to the frequency proposal in 2023, as well as the voting results in 2011 and 2017, and other factors and caused the Company to hold a non-binding, advisory vote on the compensation of the Company’s NEOs every year since 2011. The next required advisory vote on the frequency of holding the non-binding, advisory vote on the compensation of our NEOs will occur at the 2029 annual meeting of stockholders.
Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the 2024 annual meeting:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to the Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”
The vote is advisory and therefore not binding on BXP, our Board of Directors or the Compensation Committee. However, our Board of Directors and our Compensation Committee value the opinions of our stockholders and will consider the results of the vote when considering future compensation decisions for our NEOs.
Vote Required
The affirmative vote of a majority of shares of common stock present in person or represented by proxy at the meeting and entitled to vote on this proposal is required for the approval of this proposal. Abstentions shall be included in determining the number of shares present and entitled to vote on the proposal, thus having the effect of a vote against the proposal. Broker non-votes, if any, are not counted in determining the number of shares present and entitled to vote and will therefore have no effect on the outcome.

Recommendation of the Board

The Board of Directors unanimously recommends a vote "FOR" the approval of the compensation paid to the Company's NEOs as disclosed in this proxy statement. Properly authorized proxies solicited by the Board of Directors will be voted "FOR" this proposal unless instructions to the contrary are given.

BXP / 2024 Proxy Statement 127

Proposal 3 / Approval of the Fourth Amendment to the Boston Properties, Inc. 1999 Non-Qualified Employee Stock Purchase Plan
Proposal
We are asking our stockholders to approve the fourth amendment (the “Fourth Amendment”) to the Boston Properties, Inc. 1999 Non-Qualified Employee Stock Purchase Plan, as the same has been amended from time to time (the “ESPP”). A copy of the ESPP (with prior amendments reflected by underlines and strike-throughs) is attached to this proxy statement as Appendix B, together with a copy of the Fourth Amendment.
We originally reserved 250,000 shares of our common stock for issuance under the ESPP. As of March 27, 2024, 31,622.94 shares remained available for purchases under the ESPP. The sole purpose of the Fourth Amendment is to increase the number of shares of common stock authorized for issuance under the ESPP by 250,000 shares. Our Board of Directors approved the Fourth Amendment on January 25, 2024, subject to stockholder approval at the 2024 annual meeting. The ESPP is not intended to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”).
The purpose of the ESPP is to provide our employees the opportunity to purchase our common stock through accumulated payroll deductions or lump-sum cash contributions. The ESPP is an important component of the benefits package that we offer to our employees. We believe that it assists in retaining existing employees, recruiting and retaining new employees and aligning and increasing the interests of all employees in the success of BXP.
If our stockholders approve this proposal at the 2024 annual meeting, the Fourth Amendment authorizing the issuance of the additional 250,000 shares (which represents approximately 0.16% of the total 157,049,172 shares of our common stock that were issued and outstanding as of the record date of March 27, 2024) will become effective on May 22, 2024. All other existing provisions of the ESPP will remain in effect without change. If our stockholders do not approve the Fourth Amendment, then (1) the proposed 250,000 additional shares will not become available for issuance under the ESPP, and (2) after issuance of the remaining 31,622.94 shares authorized for issuance under the ESPP as of March 27, 2024, we will not have sufficient shares to continue to offer our employees this valuable benefit. We believe that the proposed increase in the number of shares authorized for issuance under the ESPP pursuant to the Fourth Amendment is reasonable, appropriate, and in the best interests of our stockholders.
Based solely on the closing price of our common stock reported on the NYSE on March 27, 2024, the maximum aggregate market value of the 31,622.94 shares of common stock that remain authorized for issuance under the ESPP is approximately $1,996,989.

Recommendation of the Board

The Board of Directors unanimously recommends a vote "FOR" the approval of the Fourth Amendment to the Boston Properties, Inc. 1999 Non-Qualified Employee Stock Purchase Plan. Properly authorized proxies solicited by the Board of Directors will be voted "FOR" this proposal unless instructions to the contrary are given.

128 BXP / 2024 Proxy Statement

Proposal 3	/
Summary of the Material Provisions of the ESPP
The following is a summary of certain essential features of the ESPP. This summary is qualified in its entirety by the full text of the ESPP, which is attached hereto as Appendix B, together with a copy of the Fourth Amendment.
Shares Available for Issuance
The maximum number of shares of our common stock that will be available for issuance under the ESPP will be 500,000, which includes the 250,000 shares of common stock reserved for issuance under the ESPP as in effect on May 22, 2024. The shares available for issuance under the ESPP may be authorized but unissued shares or shares we acquire on the open market. If our capital structure changes because of a stock dividend, stock split or similar event, the number of shares we can issue under the ESPP will be appropriately adjusted.
Plan Administration
Except for the exercise of those powers expressly granted to our Compensation Committee, BXP is responsible for the administration of the ESPP and has the power to interpret the ESPP and to take such other actions in connection with the administration of the ESPP as BXP deems necessary or equitable under the circumstances.
Eligibility
Any officer or employee of any of BXP, the Operating Partnership, BP Management, L.P., or Boston Properties Management, Inc., and any other organization owned in whole or in part, directly or indirectly, by BXP that our Compensation Committee may designate (each, a “participating employer”), who is shown on the payroll records of a participating employer as an employee prior to the last day of an applicable election period is eligible to participate in the ESPP; provided, however, employees who are covered by a collective bargaining agreement are not eligible to participate in the ESPP unless participation is provided for in such collective bargaining agreement or previously approved pursuant to a plan amendment.
As of March 27, 2024, there were approximately 12 executive officers and 820 non-executive officer employees who would be eligible to participate in the ESPP. Non-employee directors are not eligible to participate in the ESPP.
Election Periods; Purchase Periods
Eligible employees may elect to participate in the ESPP during the 10-day period immediately preceding a related purchase period, which we refer to as an “election period.” The ESPP provides for six-month offerings, which we refer to as “purchase periods,” beginning each January 1 and July 1. Shares are purchased on the first business day following the end of a purchase period.
Payroll Deductions; Cash Contributions; Participation
Eligible employees may elect to contribute to the ESPP via (a) payroll deductions equal to a whole percentage or dollar amount of base salary with a minimum payroll deduction per pay period of $10 or (b) cash contributions. The maximum contributions that a participant can make for purchases under the ESPP for any calendar year is the lesser of (a) ten percent (10%) of such participant’s base salary for such calendar year, or (b) $25,000. Cash contributions must be paid prior to the last ten (10) business days of the related purchase period (such 10-day period, a “valuation period”). The ESPP does not provide for or permit BXP or any participating employer to match contributions of an eligible employee or otherwise contribute any funds to the ESPP.
BXP does not maintain a separate account or trust fund to hold funds received under the ESPP, and all funds received by BXP under the ESPP are included in our general funds and may be used for any corporate purpose. No interest accrues for the benefit of eligible employees on contributions pending purchase of shares of common stock.
Purchase of Stock; Purchase Price
As of the last day of each purchase period, each participant’s accumulated payroll deductions and/or cash contribution are used to purchase whole and fractional shares of our common stock. The purchase price per share will equal 85% of the average closing prices as reported on the NYSE for a share of our common stock during the related valuation period. Purchases will be made in whole shares and in any fraction of a whole share (computed to the number of decimal places set by the Plan Administrator) which can be purchased with the remaining balance of the participant’s contributions.
BXP / 2024 Proxy Statement 129

/	Proposal 3
Holding Period
In general, if an employee is no longer a participant on a purchase date, we will refund (without interest) the amount of the employee’s accumulated payroll deductions. If a participant sells, exchanges, assigns, encumbers, alienates, transfers, pledges or otherwise disposes of shares of our common stock issued under the ESPP within one year of the related purchase date, the participant must pay to BXP an amount equal to the product of (a) the difference between (i) the average of the ten (10) closing prices for a share of our common stock during the related valuation period for such purchase period and (ii) the purchase price for such purchase period, and (b) the number of such shares sold, exchanged, assigned, encumbered, alienated, transferred, pledged or otherwise disposed of by the participant.
Terms of Participation; Withdrawal
A participant may reduce or stop payroll deductions at any time during a purchase period. A participant may only increase his or her payroll deductions or cash contributions with respect to subsequent purchase periods by enrolling within the related election period. A participant may also withdraw all or any part of his or her contributions (without interest) at any time prior to the related valuation period without affecting such participant’s eligibility to participate in future purchase periods. If a participant withdraws all of his or her contributions during a purchase period, that participant may not again participate in the same purchase period but may enroll in subsequent purchase periods. A participant’s withdrawal will be effective as soon as practicable following receipt of the participant’s notice of withdrawal.
Term; Amendments and Termination
The ESPP will continue until terminated by our Board of Directors. Our Board of Directors may, in its discretion, at any time, terminate or amend the ESPP. Upon termination of the ESPP, we will refund all amounts contributed by participating employees.
New Plan Benefits
Since participation in the ESPP is voluntary, the benefits or amounts that will be received by or allocated to any individual or group of individuals under the ESPP in the future are not determinable.
Summary of Federal Income Tax Consequences
The following is only a summary of the United States federal income tax laws and regulations applicable to an employee and us with respect to an employee’s participation in the ESPP. This summary does not purport to be a complete description of all federal income tax implications of participation in the ESPP, nor does it discuss the income tax laws of any municipality, state or foreign country in which an employee may reside or otherwise be subject to tax.
The ESPP is not intended to qualify as an “employee stock purchase plan” under Section 423 of the Code. For federal income tax purposes, a participant generally will not recognize taxable income on the grant of a purchase right under the ESPP, nor will BXP be entitled to any deduction at that time. Upon the purchase of common stock under the ESPP, a participant will recognize ordinary income, and BXP will be entitled to a corresponding deduction, in an amount equal to the difference between the fair market value of the shares of common stock on the purchase date (i.e., the first business day following the purchase period) and the purchase price paid for the shares. Upon the subsequent sale of the shares acquired under the ESPP, the participant will recognize capital gain or loss (long-term or short-term, depending on how long the shares were held following the date they were purchased by the participant prior to disposing of them). A capital gain or loss will be long-term if the participant’s holding period is more than twelve (12) months, or short-term if the participant’s holding period is twelve (12) months or less.
Vote Required
The affirmative vote of a majority of shares of common stock present in person or represented by proxy at the meeting and entitled to vote on this proposal is required for the approval of the Fourth Amendment. Abstentions shall be included in determining the number of shares present and entitled to vote on the proposal, thus having the effect of a vote against the proposal. Broker non-votes are not counted in determining the number of shares present and entitled to vote and will therefore have no effect on the outcome.
130 BXP / 2024 Proxy Statement

Proposal 4 / Ratification of Appointment of Independent Registered Public Accounting Firm
Proposal
The Audit Committee of the Board of Directors is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit our consolidated financial statements. The Audit Committee has selected and appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2024. PricewaterhouseCoopers LLP has audited our consolidated financial statements continuously since our initial public offering in June 1997. In order to ensure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent registered public accounting firm. Further, in conjunction with the mandated rotation of the PricewaterhouseCoopers LLP’s lead engagement partner, the Audit Committee and its Chair were directly involved in the selection of PricewaterhouseCoopers LLP’s lead engagement partner. The members of the Audit Committee believe that the continued retention of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm is in the best interests of BXP and its stockholders.
Although ratification by stockholders is not required by law or our By-laws, the Audit Committee believes that submission of its selection to stockholders is a matter of good corporate governance. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time if the Audit Committee believes that doing so would be in the best interests of BXP and its stockholders. If our stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee will consider that fact, together with such other factors it deems relevant, in determining its next selection of independent auditors.
We expect that a representative of PricewaterhouseCoopers LLP will attend the 2024 annual meeting of stockholders, will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

Recommendation of the Board

The Board of Directors unanimously recommends a vote "FOR" the ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the year ending December 31, 2024. Properly authorized proxies solicited by the Board of Directors will be voted "FOR" this proposal unless instructions to the contrary are given.

BXP / 2024 Proxy Statement 131

/	Proposal 4
Fees to Independent Registered Public Accounting Firm
The Audit Committee is responsible for the audit fee negotiations associated with the retention of PricewaterhouseCoopers LLP ("PwC"). Aggregate fees for professional services rendered by PwC for the years ended December 31, 2022 and 2023 were as follows:

	2023 ($)	2022 ($)

Audit Fees
Recurring audit, quarterly reviews and accounting assistance for new accounting standards and potential transactions	3,102,247	2,688,026
Comfort letters, consents and assistance with documents filed with the SEC and securities offerings	210,000	180,000
Subtotal	3,312,247	2,868,026
Audit-Related Fees
Audits required by lenders, joint ventures, tenants and other attestation reports	564,687	511,772
Tax Fees
Recurring tax compliance and REIT and other compliance matters	279,692	360,524
Tax planning and research	105,379	28,570
State and local tax examinations	0	425
Subtotal	385,071	389,519
All Other Fees
Software licensing fee	4,206	4,206
Total	4,266,211	3,773,523
Audit and Non-Audit Services Pre-Approval Policy
SEC rules require the Audit Committee to pre-approve all audit and non-audit services provided by our independent registered public accounting firm. In this regard, our Audit Committee adopted a policy concerning the pre-approval of these services to be provided by PwC, our independent registered public accounting firm. The policy requires that all services provided by PwC to us, including audit, audit-related, tax and other services, must be pre-approved by the Audit Committee. In some cases, pre-approval is provided by the full Audit Committee for up to a year, relates to a particular category or group of services and is subject to a particular budgeted maximum. In other cases, specific pre-approval is required. The Audit Committee has delegated authority to the Chair of the Audit Committee to pre-approve additional services, and any such pre-approvals must then be communicated to the full Audit Committee.
The Audit Committee approved all audit and non-audit services provided to us by PwC during the 2022 and 2023 fiscal years, and none of the services described above were approved pursuant to Rule 2-01(c)(7)(i)(c) of Regulation S-X, which relates to circumstances where the Audit Committee pre-approval requirement is waived.
Vote Required
The affirmative vote of a majority of shares of common stock present in person or represented by proxy at the meeting and entitled to vote on this proposal is required for the ratification of the appointment of PwC. Abstentions shall be included in determining the number of shares present and entitled to vote on the proposal, thus having the effect of a vote against the proposal. Broker non-votes, if any, are not counted in determining the number of shares present and entitled to vote and will therefore have no effect on the outcome.
132 BXP / 2024 Proxy Statement

Proposal 4	/
Audit Committee Report
The members of the Audit Committee of the Board of Directors of Boston Properties, Inc. submit this report in connection with the committee’s review of the financial reports for the fiscal year ended December 31, 2023 as follows:
1.The Audit Committee has reviewed and discussed with management the audited financial statements for Boston Properties, Inc. for the fiscal year ended December 31, 2023.
2.The Audit Committee has discussed with representatives of PwC the matters required to be discussed with the Audit Committee by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.
3.The Audit Committee has received the written disclosures and the letter from the independent accountant required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.
Based on the review and discussions referred to above, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 for filing with the SEC.
The Audit Committee operates pursuant to a charter that was approved by our Board of Directors. A copy of the Audit Committee Charter is available in the Investors section of our website at https://investors.bxp.com/ under the heading “Governance.”
Submitted by the Audit Committee:
Mary E. Kipp, Chair
Bruce W. Duncan
Carol B. Einiger
BXP / 2024 Proxy Statement 133

Other Matters
Certain Relationships and Related Person Transactions
The Board of Directors has adopted a Related Person Transaction Approval and Disclosure Policy for the review and approval of any related person transaction. This written policy provides that all related person transactions must be reviewed and approved by a majority of the independent directors of our Board of Directors in advance of us or any of our subsidiaries entering into the transaction; provided that, if we or any of our subsidiaries enters into a transaction without recognizing that such transaction constitutes a related person transaction, the approval requirement will be satisfied if such transaction is promptly reviewed, approved and ratified by a majority of the independent directors of our Board of Directors. If any related person transaction is not approved or ratified by a majority of the independent directors of our Board, then to the extent permitted under applicable law, management shall use all reasonable efforts to amend, cancel or rescind the transaction. In addition, any related person transaction previously approved by a majority of the independent directors of our Board or otherwise already existing that is ongoing in nature shall be reviewed by a majority of the independent directors of our Board annually to ensure that such related person transaction has been conducted in accordance with the previous approval granted by such independent directors, if any, and remains appropriate.
The term “related person transaction” refers to a transaction required to be disclosed by us pursuant to Item 404 of Regulation S-K (or any successor provision) promulgated by the SEC other than a transaction for which an obligation to disclose under Item 404 of Regulation S-K (or any successor provision) arises solely from the fact that a beneficial owner of more than 5% of a class of the Company’s voting securities (or an immediate family member of any such beneficial owner) has an interest in the transaction. For purposes of determining whether disclosure is required, a related person will not be deemed to have a direct or indirect material interest in any transaction that is deemed to be immaterial (or would be deemed immaterial if such related person was a director) for purposes of determining director independence pursuant to the Company’s categorical standards of director independence. Please refer to the categorical standards under “Proposal 1 / Election of Directors—Director Independence” beginning on page 23.
Effective September 1, 2021, we leased approximately 2,700 square feet of office space to Retromer Therapeutics Corp., a start-up company of which Mr. Klein, our Lead Independent Director, is the Chief Executive Officer. The lease expired on December 31, 2023. Retromer made aggregate payments to BXP of approximately $264,000 during the year ended 2023.
In January 2018, Mr. Ritchey’s brother became an employee of a real estate firm with which the Company has entered into a contract for services. Since January 1, 2023, the Company has paid this real estate firm approximately $560,000. The Company terminated its contract with this real estate firm in 2023. Mr. Ritchey is the Senior Executive Vice President of BXP. The Company believes the terms of the related agreement were comparable to similar arrangements with other brokers in relevant markets.
We are partners with affiliates of Norges Bank Investment Management in joint ventures that own Times Square Tower, 601 Lexington Avenue, 100 Federal Street, Atlantic Wharf Office, 290 Binney Street and 300 Binney Street. Based on a Schedule 13G/A filed with the SEC on February 14, 2023, Norges Bank (The Central Bank of Norway), an affiliate of Norges Bank Investment Management, is the beneficial owner of more than 5% of our common stock.
We lease office space at our Santa Monica Business Park property to an entity that was acquired by an affiliate of BlackRock, Inc. in August 2018. Based on a Schedule 13G/A filed with the SEC on January 23, 2024, BlackRock is the beneficial owner of more than 5% of our common stock. Since January 1, 2023, the BlackRock affiliate paid the Company approximately $1,390,024 in lease payments.
134 BXP / 2024 Proxy Statement

Other Matters	/
Stockholder Nominations for Director and Proposals for the 2025 Annual Meeting of Stockholders
Stockholder Proposals Submitted for Inclusion in our Proxy Statement
Any stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 for inclusion in BXP's proxy statement and form of proxy for its 2025 annual meeting of stockholders must be received by BXP on or before December 13, 2024 in order to be considered for inclusion. The proposals must also comply with the requirements as to form and substantive requirements established by the SEC if they are to be included in the proxy statement and form of proxy. Additionally, stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act. Any such proposals should be mailed to: Boston Properties, Inc., 800 Boylston Street, Suite 1900, Boston, Massachusetts 02199-8103, Attn.: Secretary.
Proxy Access Director Nominations for Inclusion in our Proxy Statement
In order for an eligible stockholder or group of stockholders to nominate a director candidate for election at Boston Properties’ 2025 annual meeting pursuant to the proxy access provision of our By-laws, notice of the nomination and other required information must be received by BXP on or before December 13, 2024, unless our 2025 annual meeting of stockholders is scheduled to take place before April 22, 2025 or after July 21, 2025. Our By-laws state that such notice and other required information must be received by BXP not less than 120 days prior to the anniversary of the date of the proxy statement for the prior year’s annual meeting of stockholders; provided, however, that in the event the annual meeting is scheduled to be held on a date more than 30 days before the anniversary of the date of the immediately preceding annual meeting, or the annual meeting anniversary date, or more than 60 days after the annual meeting anniversary date, or if no annual meeting was held in the preceding year, the deadline for the receipt of such notice and other required information shall be the close of business on the later of (1) the 180th day prior to the scheduled date of such annual meeting or (2) the 15th day following the day on which public announcement of the date of such annual meeting is first made.
In addition, our By-laws require the eligible stockholder or group of stockholders to update and supplement such information (or provide notice stating that there are no updates or supplements) as of specified dates. Notices and other required information must be received by our Secretary at our principal executive office, which is currently Boston Properties, Inc., 800 Boylston Street, Suite 1900, Boston, Massachusetts 02199-8103.
Other Proposals or Nominations
Stockholder proposals and nominations of directors to be presented at BXP's 2025 annual meeting, other than stockholder nominations submitted pursuant to Exchange Act Rule 14a-19, stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 for inclusion in BXP's proxy statement and form of proxy for our 2025 annual meeting or stockholder proposals submitted pursuant to the proxy access provision of our By-laws, must be received in writing at our principal executive office not earlier than January 22, 2025, nor later than March 8, 2025, unless our 2025 annual meeting of stockholders is scheduled to take place before April 22, 2025 or after July 21, 2025. Our By-laws state that the stockholder must provide (1) timely written notice of such proposal or nomination and supporting documentation and (2) be present at such meeting, either in person or by a representative. A stockholder’s notice shall be timely received by BXP at its principal executive office not less than 75 days nor more than 120 days prior to the annual meeting anniversary date; provided, however, that in the event the annual meeting is scheduled to be held on a date more than 30 days before the annual meeting anniversary date or more than 60 days after the annual meeting anniversary date, a stockholder’s notice shall be timely if received by BXP at its principal executive office not later than the close of business on the later of (1) the 75th day prior to the scheduled date of such annual meeting or (2) the 15th day following the day on which public announcement of the date of such annual meeting is first made by BXP. Proxies solicited by our Board of Directors will confer discretionary voting authority with respect to these proposals, subject to SEC rules and regulations governing the exercise of this authority. Any such proposals must be received by our Secretary at our principal executive office, which is currently Boston Properties, Inc., 800 Boylston Street, Suite 1900, Boston, Massachusetts 02199-8103.
BXP / 2024 Proxy Statement 135

Information About the Annual Meeting
Notice of Internet Availability of Proxy Materials
As permitted by SEC rules, to save money and help conserve natural resources, we are making this proxy statement and our 2023 Annual Report, including a copy of our annual report on Form 10-K and financial statements for the year ended December 31, 2023, available to our stockholders electronically via the Internet instead of mailing them. On or about April 12, 2024, we began mailing to our stockholders a Notice of Internet Availability of Proxy Materials (“Notice”) containing instructions on how to access this proxy statement and our annual report online, as well as instructions on how to vote. Also on or about April 12, 2024, we began mailing printed copies of these proxy materials to stockholders that have requested printed copies. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you request a copy. If you would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting the materials included in the Notice. Our 2023 annual report is not part of the proxy solicitation material.
Presentation of Other Matters at the Annual Meeting
We are not currently aware of any other matters to be presented at the 2024 annual meeting other than those described in this proxy statement. If any other matters are properly presented at the meeting, any proxies received by us will be voted in the discretion of the proxy holders.
Stockholders Entitled to Vote
If you were a stockholder of record as of the close of business on March 27, 2024, you are entitled to receive notice of the 2024 annual meeting and to vote the shares of BXP common stock held as of the close of business on the record date. Each stockholder is entitled to one vote for each share of common stock held as of the close of business on the record date. Holders of common units, LTIP units and deferred stock units are not entitled to vote those securities on any of the matters presented at the 2024 annual meeting.
Attending the Annual Meeting
All holders of record of BXP common stock at the close of business on the record date, or their designated proxies, are authorized to attend the 2024 annual meeting. Each stockholder and proxy will be asked to present a valid government-issued photo identification, such as a driver’s license or passport, before being admitted. If you are not a stockholder of record but you hold your shares in “street name” (i.e., your shares are held in an account maintained by a broker, bank or other nominee), then you should provide proof of beneficial ownership as of the record date, such as an account statement reflecting your stock ownership as of the record date, a copy of the voting instruction card provided by your broker, bank or other nominee, or other similar evidence of ownership. We reserve the right to determine the validity of any purported proof of beneficial ownership. If you do not have proof of ownership, you may not be admitted to the annual meeting. Cameras, recording devices and other electronic devices will not be permitted, and attendees may be subject to security inspections and other security precautions. You may obtain directions to the 2024 annual meeting on our website at https://bxp.com/proxy.
Quorum for the Annual Meeting
The presence, in person or by proxy, of holders of at least a majority of the total number of outstanding shares of common stock entitled to vote is necessary to constitute a quorum for the transaction of business at the 2024 annual meeting. As of the record date, there were 157,049,172 shares of common stock outstanding and entitled to vote at the 2024 annual meeting. Each share of common stock outstanding on the record date is entitled to one vote on each matter properly submitted at the annual meeting and, with respect to the election of directors, one vote for each director to be elected. Abstentions or “broker non-votes” (i.e., shares represented at the meeting held by brokers, banks or other nominees, as to which the proxy has been properly executed but instructions have not been received from the beneficial owners or persons entitled to vote such shares and with respect to
136 BXP / 2024 Proxy Statement

Information About the Annual Meeting	/
which, on one or more but not all matters, the broker does not have discretionary voting power to vote such shares) will be counted for purposes of determining whether a quorum is present for the transaction of business at the annual meeting.
How to Vote
Voting in Person at Annual Meeting
If you are a stockholder of record and attend the annual meeting you may vote your shares of BXP common stock in person at the meeting. If you hold your shares of BXP common stock in street name and you wish to vote in person at the meeting, you will need to obtain a “legal proxy” from the broker, bank or other nominee that holds your shares to attend, participate in and vote at the annual meeting.
Voting Shares Registered Directly in the Name of the Stockholder
If you hold your shares of common stock in your own name as a holder of record with our transfer agent, Computershare Trust Company, N.A., you may instruct the proxy holders named in the proxy card how to vote your shares of common stock in one of the following ways:

Vote by Internet
You may vote via the Internet by following the instructions provided in the Notice or, if you received printed materials, on your proxy card. The website for Internet voting is printed on the Notice and also on your proxy card. Please have your Notice or proxy card in hand. Internet voting is available 24 hours per day until 11:59 p.m., Eastern Time, on May 21, 2024. You will receive a series of instructions that will allow you to vote your shares of common stock. You will also be given the opportunity to confirm that your instructions have been properly recorded.
If you vote via the Internet, you do not need to return your proxy card.

Vote by Telephone
If you received printed copies of the proxy materials, you also have the option to vote by telephone by calling the toll-free number listed on your proxy card. Telephone voting is available 24 hours per day until 11:59 p.m., Eastern Time, on May 21, 2024. When you call, please have your proxy card in hand. You will receive a series of voice instructions that will allow you to vote your shares of common stock. You will also be given the opportunity to confirm that your instructions have been properly recorded. If you did not receive printed materials and would like to vote by telephone, you must request printed copies of the proxy materials by following the instructions on your Notice.
If you vote by telephone, you do not need to return your proxy card.

Vote by Mail
If you received printed materials, and would like to vote by mail, then please mark, sign and date your proxy card and return it promptly in the postage-paid envelope provided. If you did not receive printed materials and would like to vote by mail, you must request printed copies of the proxy materials by following the instructions on your Notice.

BXP / 2024 Proxy Statement 137

/	Information About the Annual Meeting
Voting by Proxy for Shares Registered in Street Name
If your shares of common stock are held in street name, then you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares of common stock voted. Pursuant to the NYSE rules, if you do not give instructions to your broker, bank or other nominee, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm (proposal 4) is considered to be a discretionary item under the NYSE rules and your broker, bank or other nominee will be able to vote on that item even if it does not receive instructions from you. The election of directors (proposal 1), the non-binding, advisory vote on NEO compensation (proposal 2) and the vote on the Fourth Amendment to the ESPP (proposal 3) are considered non-discretionary items. If you do not instruct your broker, bank or other nominee how to vote your shares with respect to these non-discretionary items, it may not vote with respect to these proposals and those votes will be counted as broker non-votes. We strongly encourage you to submit your proxy with instructions and exercise your right to vote as a stockholder.
Revoking Proxy Instructions
You may revoke your proxy at any time before it has been exercised by:
•filing a written revocation with the Secretary of Boston Properties, Inc., 800 Boylston Street, Suite 1900, Boston, Massachusetts 02199-8103;
•submitting a new proxy by telephone, Internet or proxy card after the time and date of the previously submitted proxy; or
•attending the annual meeting and voting by ballot at the annual meeting.
If you are a stockholder of record as of the record date and you attend the 2024 annual meeting, you may vote in person whether or not a proxy has been previously given, but your presence (without further action) at the annual meeting will not constitute revocation of a previously given proxy.
Accessing BXP's Proxy Materials Electronically
This proxy statement and our 2023 annual report are available at https://bxp.com/proxy. Instead of receiving copies of our future annual reports, proxy statements, proxy cards and, when applicable, Notices of Internet Availability of Proxy Materials, by mail, we encourage you to elect to receive an email that will provide electronic links to our proxy materials and also will give you an electronic link to the proxy voting site. Choosing to receive your future proxy materials online will save us the cost of producing and mailing the proxy materials or Notices of Internet Availability of Proxy Materials to you and help conserve natural resources. You may sign up for electronic delivery by visiting https://bxp.com/proxy.
Householding
If you and other residents at your mailing address own shares of common stock in street name, your broker, bank or other nominee may have sent you a notice that your household will receive only one annual report, Notice of Internet Availability of Proxy Materials, notice of annual meeting and/or proxy statement. This procedure, known as “householding,” is intended to reduce the volume of duplicate information stockholders receive and also reduce our printing and postage costs. Under applicable law, if you consented or were deemed to have consented, your broker, bank or other nominee may send one copy of our annual report, Notice of Internet Availability of Proxy Materials, notice of annual meeting and/or proxy statement to your address for all residents that own shares of common stock in street name. If you wish to revoke your consent to householding, you must contact your broker, bank or other nominee. If you are receiving multiple copies of our annual report, Notice of Internet Availability of Proxy Materials, notice of annual meeting and/or proxy statement, you may be able to request householding by contacting your broker, bank or other nominee.
If you wish to request extra copies free of charge of our 2023 annual report or this proxy statement, please send your request to Investor Relations, Boston Properties, Inc., 800 Boylston Street, Suite 1900, Boston, Massachusetts 02199-8103; call us with your request at (617) 236-3822; or visit our website at http://www.bxp.com.
138 BXP / 2024 Proxy Statement

Information About the Annual Meeting	/
Expenses of Solicitation
We will bear the cost of solicitation of proxies. In an effort to have as many votes cast at the 2024 annual meeting as possible, special solicitation of proxies may, in certain instances, be made personally or by telephone, electronic communication or mail by one or more of our employees. We also may reimburse brokers, banks, nominees and other fiduciaries for postage and reasonable clerical expenses of forwarding the proxy materials to their principals who are beneficial owners of shares of our common stock. In addition, we retained MacKenzie Partners, Inc., a proxy solicitation firm, to act as proxy solicitor on our behalf. We agreed to pay Mackenzie Partners a fee of $7,500 plus reimbursement of its reasonable out-of-pocket expenses.
BXP / 2024 Proxy Statement 139

Appendix A
Disclosures Relating to Non-GAAP Financial Measures
Reconciliation of Net Income Attributable to Boston Properties, Inc. Common Shareholders to Funds From Operations (FFO) attributable to Boston Properties, Inc. common shareholder

	For the year ended December 31,
	2023	2022	2021	2020
	(unaudited and in thousands, except per share amounts)

Net income attributable to Boston Properties, Inc. common shareholders	$190,215	$848,947	$496,223	$862,227
Add:
Preferred stock redemption charge	—	—	6,412	—
Preferred dividends	—	—	2,560	10,500
Noncontrolling interest—common units of the Operating Partnership	22,548	96,780	55,931	97,704
Noncontrolling interests in property partnerships	78,661	74,857	70,806	48,260
Net income	291,424	1,020,584	631,932	1,018,691
Add:
Depreciation and amortization	830,813	749,775	717,336	683,751
Noncontrolling interests in property partnerships’ share of depreciation and amortization	(73,027)	(70,208)	(67,825)	(71,850)
BXP’s share of depreciation and amortization from unconsolidated joint ventures	101,199	89,275	71,966	80,925
Corporate-related depreciation and amortization	(1,810)	(1,679)	(1,753)	(1,840)
Non-real estate depreciation and amortization	(1,681)	—	—	—
Impairment loss on investment in unconsolidated joint venture(1)	272,603	50,705	—	60,524
Less:
Gain on sale of real estate included within (loss) income from unconsolidated joint ventures(2)	—	—	10,257	5,958
Gain (loss) on sale / consolidation included within loss from unconsolidated joint ventures(3)	28,412	—	—	—
Gain on investment included within loss from unconsolidated joint ventures(4)	35,756	—	—	—
Gains on sales of real estate	517	437,019	123,660	618,982
Gain on sales-type lease	—	10,058	—	—
Gain on sales-type lease included within loss from unconsolidated joint ventures	1,368	—	—	—
Unrealized gain (loss) on non-real estate investment	239	(150)	—	—
Noncontrolling interests in property partnerships	78,661	74,857	70,806	48,260
Preferred dividends	—	—	2,560	10,500
Preferred stock redemption charge	—	—	6,412	—
Funds from Operations (FFO) attributable to the Operating Partnership common unitholders (including Boston Properties, Inc.)	1,274,568	1,316,668	1,137,961	1,086,501
BXP / 2024 Proxy Statement A-1

/	Appendix A

	For the year ended December 31,
	2023	2022	2021	2020
	(unaudited and in thousands, except per share amounts)

Less:
Noncontrolling interest—common units of the Operating Partnership’s share of funds from operations	130,771	133,115	111,975	108,310
Funds from Operations attributable to Boston Properties, Inc. common shareholders	$1,143,797	$1,183,553	$1,025,986	$978,191
Boston Properties, Inc.'s percentage share of Funds from Operations—basic	89.74%	89.89%	90.16%	90.03%
Weighted average shares outstanding—basic	156,863	156,726	156,116	155,432
FFO per share basic	$7.29	$7.55	$6.57	$6.29
Weighted average shares outstanding - diluted	157,201	157,137	156,376	155,517
FFO per share diluted	$7.28	$7.53	$6.56	$6.29
1.The impairment loss on investment in unconsolidated joint venture consists of an other-than-temporary decline in the fair value below the carrying value of our investments in (i) Platform 16, 360 Park Avenue South, 200 Fifth Avenue and Safeco Plaza of approximately $155.2 million, $54.0 million, $33.4 million and $29.9 million, respectively, for the year ended December 31, 2023, and (ii) the Dock 72 unconsolidated joint venture for the year ended December 31, 2022 and 2020.
2.Consists of the portion of income from unconsolidated joint ventures related to the gain on sale of real estate associated with the sale of our ownership interest in the joint venture that owned Annapolis Junction Buildings Six and Seven for the year ended December 31, 2021 and Annapolis Junction Building Eight and two land parcels for the year ended December 31, 2020.
3.On December 14, 2023, we acquired our joint venture partner’s 45% ownership interest in Santa Monica Business Park located in Santa Monica, California for a purchase price of $38.0 million. We recognized a gain of approximately $29.9 million on the consolidation of Santa Monica Business Park.
4.On October 2, 2023, a joint venture in which we owned a 20% equity interest completed a two-step restructuring of the ownership in Metropolitan Square, which resulted in, among other things, (i) the cessation of our obligation to fund future investments through our then 20% equity interest, which caused us to recognize a gain on investment of approximately $35.8 million related to our deficit investment balance that resulted from distributions, (ii) the removal of the property from our in-service portfolio, (iii) the sale of the property, which resulted in a loss on the sale of approximately $1.5 million and assignment of the existing senior loan to the new owner, and (iv) the closing of a new mezzanine loan.
A-2 BXP / 2024 Proxy Statement

Appendix B
FOURTH AMENDMENT
TO THE
BOSTON PROPERTIES, INC.
1999 NON-QUALIFIED EMPLOYEE STOCK PURCHASE PLAN

The Boston Properties, Inc. 1999 Non-Qualified Employee Stock Purchase Plan, as amended (the “Plan”), is hereby further amended as follows:
1. Section 3 of the Plan is amended by deleting the reference to “250,000” and replacing it with “500,000.”
2. Except as so amended, the Plan is hereby confirmed in all other respects.
Executed this 22nd day of May, 2024.

BOSTON PROPERTIES, INC.

By: ____________________________________
Name:
Title:
BXP / 2024 Proxy Statement B-1

/	Appendix B
Boston Properties, Inc. 1999 Non-Qualified Employee Stock Purchase Plan
(as amended through April 12, 2024)

1.Purpose
The primary purpose of this Plan is to encourage Stock ownership by each Eligible Employee in the belief that such ownership will increase his or her interest in the success of Boston Properties.
2.Definitions
2.1.     Account shall mean the separate bookkeeping account which shall be established and maintained by the Plan Administrator for each Participant for each Purchase Period to record the contributions made on his or her behalf to purchase Stock under the Plan.
2.2.    Beneficiary shall mean the person designated as such in accordance with §10.
2.3.     Board shall mean the Board of Directors of Boston Properties.
2.4.     Boston Properties shall mean Boston Properties, Inc., a corporation incorporated under the laws of the State of Delaware, and any successor to Boston Properties.
2.5.     Closing Price for any day of a Valuation Period shall mean the closing price for a share of Stock as reported for such day in The Wall Street Journal or in any successor to The Wall Street Journal or, if there is no such successor, in any trade publication selected by the Committee or, if no closing price is so reported during such Valuation Period the fair market value of a share of Stock as determined by the Committee.
2.6.     Committee shall mean the Compensation Committee of the Board.
2.7.     Election Form shall mean the form which an Eligible Employee shall be required to properly complete in writing and timely file in order to make any of the elections available to an Eligible Employee under this Plan.
2.8.     Election Period shall mean the ten day period immediately preceding a related Purchase Period or such other extended period determined by the Plan Administrator.
2.9.     Eligible Employee shall mean each officer or employee not covered by a collective bargaining agreement of Boston Properties or a Participating Employer who is shown on the payroll records of Boston Properties or a Participating Employer as an employee. Employees who are covered by a collective bargaining agreement are not eligible to participate in this Plan unless participation herein is provided for in such collective bargaining agreement. Notwithstanding the foregoing, Eligible Employee shall include each employee who is a member of Local 32B-32J of the Service Employees International Union or Local 94 of the International Union of Operating Engineers.(1)
2.10. Participant shall mean (a) for each Purchase Period an Eligible Employee who has elected to purchase Stock in accordance with § 5 in such Purchase Period and (b) for any period any person for whom Stock is held pending delivery under §9.
2.11. Participating Employer shall mean Boston Properties, Boston Properties Limited Partnership, BP Management, L.P., Boston Properties Management, Inc., and any organization owned in whole or in part, directly or indirectly, by Boston Properties which is designated as such by the Committee.
2.12. Plan shall mean this Boston Properties, Inc. 1999 Non-Qualified Employee Stock Purchase Plan as effective as of January 1, 1999 and as thereafter amended from time to time.
2.13. Plan Administrator shall mean Boston Properties or its delegate.
1 Modified by the Second Amendment to the Boston Properties, Inc. 1999 Non-Qualified Employee Stock Purchase Plan dated December 21, 2002.
B-2 BXP / 2024 Proxy Statement

Appendix B	/
2.14. Purchase Period shall mean a period of six months beginning each January 1 and July 1 or such other period set by the Committee before the beginning of the related Election Period which shall begin on a date which follows the end of such Election Period and which shall run for no more than one year.
2.15. Purchase Price for each Purchase Period shall mean a price which is equal to 85 % of the average Closing Prices for a share of Stock during the related Valuation Period.
2.16. Rule 16b-3 shall mean Rule 16b-3 to Section 16(b) of the Securities Exchange Act of 1934, as amended, or any successor to such rule.
2.17. Stock shall mean the $.01 par value common stock of Boston Properties.
2.18. Valuation Period shall mean the last ten business days of the related Purchase Period.
3.Stock Issuable
The maximum number of shares of Stock reserved and available for issuance under the Plan shall be 250,000 shares. The shares available for issuance under the Plan may be authorized but unissued shares of Stock or shares of Stock reacquired by Boston Properties. In the event of a stock dividend, stock split or similar capitalization affecting the Stock, the Committee shall make appropriate adjustment in the number of shares of Stock available for issuance under the Plan and the Purchase Price.
4.Administration
Except for the exercise of those powers expressly granted to the Committee to determine the Closing Price and who is a Participating Employer and to set the Election Period and the Purchase Period, the Plan Administrator shall be responsible for the administration of this Plan and shall have the power in connection with such administration to interpret the Plan and to take such other action in connection with such administration as the Plan Administrator deems necessary or equitable under the circumstances. The Plan Administrator also shall have the power to delegate the duty to perform such administrative functions as the Plan Administrator deems appropriate under the circumstances. Any person to whom the duty to perform an administrative function is delegated shall act on behalf of and shall be responsible to the Plan Administrator for such function. Any action or inaction by or on behalf of the Plan Administrator under this Plan shall be final and binding on each Eligible Employee, each Participant and on each other person who makes a claim under this Plan based on the rights, if any, of any such Eligible Employee or Participant under this Plan.
5.Participation
Each Eligible Employee who is hired prior to the last day of an Election Period shall be a Participant in this Plan for the related Purchase Period if he or she properly completes and files an Election Form with the Plan Administrator on or before such date to elect to participate in this Plan. An Election Form may require an Eligible Employee to provide such information and to agree to take such action (in addition to the action required under § 6) as the Plan Administrator deems necessary or appropriate in light of the purpose of this Plan or for the orderly administration of this Plan.
6.Contributions
(a) Initial Contributions. Each Participant's Election Form under § 5 shall specify the contributions which he or she proposes to make for the related Purchase Period by means of payroll deduction and shall indicate whether he or she proposes to make cash contributions. Contributions by means of payroll deduction shall be expressed as a specific dollar amount or a percentage of the Participant's compensation that his or her Participating Employer is authorized to deduct from his or her compensation each pay day during the Purchase Period, provided
(1) the minimum payroll deduction for a Participant for each pay period for purchases under this Plan shall be $10.00, and
(2) the maximum payroll contribution and cash contribution which a Participant can make for purchases under this Plan for any calendar year shall be the lesser of (a) ten percent (10%) of such Participant's base salary for such calendar year, or (b) $~~10,000~~ 25,000.(2)
2 Modified by the Third Amendment to the Boston Properties, Inc. 1999 Non-Qualified Employee Stock Purchase Plan dated May 20, 2021.
BXP / 2024 Proxy Statement B-3

/	Appendix B
Any contributions which a Participant elects to make in cash may be made at any time during a Purchase Period, up through the last day prior to the related Valuation Period.
(b) Changes in Contributions and Withdrawals. A Participant shall have the right to amend his or her Election Form after the end of an Election Period to reduce or to stop his or her payroll contributions, and such election shall be effective as soon as practicable after the Plan Administrator actually receives such amended Election Form. A Participant also shall have the right at any time on or before the last day prior to the related Valuation Period to withdraw (without interest) all or any part of the contributions credited to his or her Account for such Purchase Period by delivering an amended Election Form to the Plan Administrator on or before the last day prior to the related Valuation Period. A as withdrawal shall be deducted from the Participant's Account as of the date the Plan Administrator receives such amended Election Form, and the actual withdrawal shall be effected by the Plan Administrator as soon as practicable after such date.
(c) §401(k) Hardship Withdrawals. If an Eligible Employee makes a hardship withdrawal from an employee benefit plan maintained by Boston Properties or any Participating Employer and the Plan Administrator determines that such withdrawal requires a suspension of contributions under this Plan in order for such other plan to continue to satisfy the requirements of § 401(k) of the Internal Revenue Code of 1986, as amended, the Plan Administrator shall have the right unilaterally to suspend such contributions.
(d) Account Credits, General Assets and Taxes. All payroll deductions made for a Participant shall be credited to his or her Account as of the pay day as of which the deduction is made. All contributions made by a Participant under this Plan, whether in cash or through payroll deductions, shall be held by Boston Properties or by such Participant's Participating Employer, as agent for Boston Properties. All such contributions shall be held as part of the general assets of Boston Properties and shall not be held in trust or otherwise segregated from Boston Properties' general assets. No interest shall be paid or accrued on any such contributions. Each Participant's right to the contributions credited to his or her Account shall be that of a general and unsecured creditor of Boston Properties. Each Participating Employer shall have the right to make such provisions as it deems necessary or appropriate to satisfy any -tax laws with respect to purchases of Stock made under this Plan. If a Participant elects to withdraw all of his or her Account under § 6(b), his or her status as a Participant shall terminate as of the date the Plan Administrator receives such election.
(e) Automatic Refunds. The balance credited to the Account of an Eligible Employee automatically shall be refunded in full (without interest) if his or her status as an employee of a Participating Employer terminates for any reason whatsoever during a Purchase Period. Such refunds shall be made as soon as practicable after the Plan Administrator has actual notice of any such termination. A person's status as a Participant under this Plan shall terminate at the same time as his or her status as an Eligible Employee terminates.
7.Purchase of Stock
~~If a Participant is an Eligible Employee through the end of a Purchase Period, the balance which remains credited to his or her Account at the end of such Purchase Period automatically shall be applied in full to purchase Stock at the Purchase Price for such Stock for such Purchase Period. Such Stock shall be purchased on behalf of the Participant by operation of this Plan in whole shares and in any fraction of a whole share (computed to the number of decimal places set by the Plan Administrator) which can be purchased with the remaining balance credited to the Participant's Account.~~ If a Participant is an Eligible Employee through the end of a Purchase Period, the balance which remains credited to his or her Account at the end of such Purchase Period automatically shall be applied in full to purchase Stock as of the next business day following the end of such Purchase Period at the Purchase Price for such Stock for such Purchase Period.(3)
8.Holding Period
If a Participant sells, exchanges, assigns, encumbers, alienates, transfers, pledges or otherwise disposes of any shares of Stock acquired at the end of a Purchase Period within one year of such Purchase Period, then the Participant shall, on or before such sale, exchange, assignment, encumbrance, alienation, transfer, pledge or other disposition, pay to Boston Properties an amount equal to the product of (a) the difference between (i) 100 % of the average Closing Prices for a share of Stock during the related Valuation Period of such Purchase Period and (ii) the Purchase Price of such Purchase Period, and (b) the number of such shares
3 Modified by the First Amendment to the Boston Properties, Inc. 1999 Non-Qualified Employee Stock Purchase Plan dated August 17, 1999.
B-4 BXP / 2024 Proxy Statement

Appendix B	/
sold, exchanged, assigned, encumbered, alienated, transferred, pledged or otherwise disposed of by the Participant within one year of such Purchase Period.
9.Delivery
Unless otherwise requested by the Participant, shares of Stock purchased under the Plan will be held in the name of Boston Properties' transfer agent or its nominees. The number of shares credited to a Participant's account under the Plan will be shown on his or her statement of accounts. Subject to compliance with the provisions of Section 8, upon the written request of a Participant, a stock certificate representing any shares of Stock purchased under this Plan shall be delivered to a Participant registered in his or her name or, if the Participant so elects on such Election Form and if permissible under applicable law, in the names of the Participant and one such other person as may be designated by the Participant, as joint tenants with rights of survivorship. However, (a) no stock certificate representing a fractional share of Stock shall be delivered to a Participant or to a Participant and any other person, (b) cash which the Plan Administrator deems representative of the value of a Participant's fractional share shall be distributed (when a Participant requests a distribution of all of the shares of Stock held for such Participant) in lieu of such fractional share unless a Participant in light of Rule 16b-3 waives his or her right to such cash payment and (c) the Plan Administrator shall have the right to charge a Participant for registering Stock in the name of a Participant and any other person. No Participant (or any person who makes a claim for on behalf of or in place of a Participant) shall have any interest in any shares of Stock under this Plan until the certificate for such shares of Stock has been delivered to such person or such shares have been credited to a brokerage account maintained for the benefit of such person.
10.Designation of Beneficiary
A Participant may designate on his or her Election Form a Beneficiary (a) who shall receive the balance credited to his or her Account if the Participant dies before the end of a Purchase Period and (b) who shall receive the Stock, if any, purchased for the Participant under this Plan if the Participant dies after the end of a Purchase Period but before either the certificate representing such shares of Stock has been delivered to the Participant or before such Stock has been credited to a brokerage account maintained for the Participant. Such designation may be revised in writing at any time by the Participant by filing an amended Election Form, and his or her revised designation shall be effective at such time as the Plan Administrator receives such amended election Form. If a deceased Participant fails to designate a Beneficiary or, if no person so designated survives a Participant or, if after checking his or her last known mailing address, the whereabouts of the person so designated are unknown, then the Participant's estate shall be treated as his or her designated Beneficiary under this § 10.
11.Transferability
Neither the balance credited to a Participant's Account nor any rights to receive shares of Stock under this Plan may be sold, exchanged, assigned, encumbered, alienated, transferred, pledged or otherwise disposed of in any way by a Participant during his or her lifetime or by any other person during his or her lifetime, and any attempt to do so shall be without effect.
12.Amendment or Termination
This Plan may be amended by the Board from time to time to the extent that the Board deems necessary or appropriate; provided, however, no amendment shall be retroactive unless the Board in is discretion determines that such amendment is in the best interest of Boston Properties or such amendment is required by applicable law to be retroactive. The Board also may terminate this Plan and any Purchase Period at any time (together with any related contribution elections) or may terminate any Purchase Period (together with any related contribution elections) at any time, provided, however, no such termination shall be retroactive unless the Board determines that applicable law requires a retroactive termination of this Plan.
13.Notices
All Election Forms and other communications from a Participant to the Plan Administrator under, or in connection with, this Plan shall be deemed to have been filed with the Plan Administrator when actually received in the form specified by the Plan Administrator at the location, or by the person, designated by the Plan Administrator for the receipt of any such Election Form and communications.
14.Employment
BXP / 2024 Proxy Statement B-5

/	Appendix B
The right to elect to participate in this Plan shall not constitute an offer of employment, and no election to participate in this Plan shall constitute an employment agreement for an Eligible Employee. Any such right or election shall have no bearing whatsoever on the employment relationship between an Eligible Employee and any other person. Finally, no Eligible Employee shall be induced to participate in this Plan, or shall participate in this Plan, with the expectation that such participation will lead to employment or continued employment.
15.Employment Transfers
No Eligible Employee's employment shall be treated as terminated under this Plan as a result of a transfer between, or among, Participating Employers.
16.Headings, References and Construction
The headings to sections in this Plan have been included for convenience of reference only. Except as otherwise expressly indicated, all references to sections (§) in this Plan shall be to section (§) of this Plan. This Plan shall be interpreted and construed in accordance with the laws of the State of Delaware.

BOSTON PROPERTIES, INC.

By: /s/ Robert E. Burke Title: Executive Vice President

B-6 BXP / 2024 Proxy Statement

bxp

BOSTON PROPERTIES, INC.
800 BOYLSTON STREET, SUITE 1900
BOSTON, MA 02199
ATTN: INVESTOR RELATIONS

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on May 21, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on May 21, 2024. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V40178-P01902

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BOSTON PROPERTIES, INC.

The Board of Directors recommends you vote FOR all of the nominees for director listed.

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Bruce W. Duncan	☐	☐	☐
1b. Carol B. Einiger	☐	☐	☐
1c. Diane J. Hoskins	☐	☐	☐
1d. Mary E. Kipp	☐	☐	☐
1e. Joel I. Klein	☐	☐	☐
1f. Douglas T. Linde	☐	☐	☐
1g. Matthew J. Lustig	☐	☐	☐
1h. Timothy J. Naughton	☐	☐	☐
1i. Owen D. Thomas	☐	☐	☐
1j. William H. Walton, III	☐	☐	☐
1k. Derek Anthony West	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.	**For**	**Against**	**Abstain**
2. To approve, by non-binding, advisory resolution, the Company's named executive officer compensation.	☐	☐	☐
3. To approve the Fourth Amendment to the Boston Properties, Inc. 1999 Non-Qualified Employee Stock Purchase Plan.	☐	☐	☐
4. To ratify the Audit Committee's appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2024.	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon any other matters that are properly brought by or at the direction of the Board of Directors before the Annual Meeting and at any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

V40179-P01902

BOSTON PROPERTIES, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE 2024 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 22, 2024

The undersigned hereby appoints Douglas T. Linde and Eric G. Kevorkian, and each of them, as proxies for the undersigned, each with the power to appoint his substitute, and hereby authorizes them to attend the Annual Meeting of Stockholders of Boston Properties, Inc. (the "Annual Meeting") to be held at Salesforce Tower, 415 Mission Street, 55th Floor, San Francisco, CA 94105 on May 22, 2024 at 9:00 AM PDT, and at any adjournments or postponements thereof, to vote, as designated on the reverse side, all of the shares that the undersigned is entitled to vote at the Annual Meeting and otherwise to represent the undersigned with all of the powers the undersigned would possess if personally present at the Annual Meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders, the Proxy Statement and the Annual Report to Stockholders and revokes any proxy heretofore given with respect to the Annual Meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN. UNLESS DIRECTION IS GIVEN TO THE CONTRARY, THIS PROXY WILL BE VOTED "FOR" ALL NOMINEES FOR DIRECTOR AND "FOR" PROPOSALS 2, 3 AND 4. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE ON SUCH OTHER MATTERS THAT ARE PROPERLY BROUGHT BY OR AT THE DIRECTION OF THE BOARD OF DIRECTORS BEFORE THE ANNUAL MEETING AND AT ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF, INCLUDING WHETHER OR NOT TO ADJOURN THE ANNUAL MEETING. THIS PROXY ALSO CONFERS DISCRETIONARY AUTHORITY ON THE PROXIES TO VOTE WITH RESPECT TO THE ELECTION OF ANY INDIVIDUAL FOR DIRECTOR WHERE ONE OR MORE NOMINEES ARE UNABLE TO SERVE, OR FOR GOOD CAUSE WILL NOT SERVE, AND WITH RESPECT TO MATTERS INCIDENTAL TO THE CONDUCT OF THE ANNUAL MEETING.

Continued and to be signed on reverse side